Exhibit 10.4

Execution Copy

ASSET PURCHASE AGREEMENT

by and between

CIBER, INC.,

as Seller,

and

SAVVIS COMMUNICATIONS CORPORATION

as Buyer

Dated as of July 28, 2012

i

3.9	Intellectual Property and Proprietary Rights	15

3.10	Labor Matters	18

3.11	Employee Benefit Plans	19

3.12	Taxes	20

3.13	Real Property	21

3.14	Litigation; Governmental Orders	22

3.15	Compliance with Laws	22

3.16	Environmental Matters	23

3.17	Insurance	24

3.18	Transactions with Affiliates	25

3.19	Brokers	25

3.20	Title to and Sufficiency of Assets	25

3.21	Existing Customers and Vendors	25

3.22	Solvency	26

3.23	No Guarantees	26

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER		26

4.1	Organization	26

4.2	Authority	27

4.3	No Violation; Third Party Consents	27

4.4	Governmental Consents	27

4.5	Litigation	28

4.6	Brokers	28

4.7	Financing	28

4.8	Solvency	28

ARTICLE V PRE-CLOSING COVENANTS AND AGREEMENTS		28

5.1	Conduct of the ITO Business Pending the Closing	28

5.2	Notice; Effect of Notice	32

5.3	Control of Business	32

5.4	Access to Information	32

5.5	Notices and Consents	33

5.6	Indebtedness and Encumbrances, etc.	34

5.7	Business Employees	34

5.8	Employment Laws and Regulations	35

5.9	Financial Statements	35

5.10	No Solicitation	36

5.11	Monthly Recurring Revenue Report	36

5.12	Physical Location of Assets	36

ARTICLE VI ADDITIONAL COVENANTS		36

6.1	Publicity	36

6.2	Post-Closing Consents; Nonassignable Assets	37

6.3	Employees and Employee Benefit Matters	38

6.4	Retention of Records and Access to Records and Employees	40

6.5	Termination of Rights to the Seller Names and Marks	41

6.6	Further Assurances	42

6.7	Mail and Other Communications	42

6.8	Payroll	42

6.9	Proration	42

6.10	Quarterly Reporting Requirements	43

6.11	Selling Subsidiary Acquisitions	43

6.12	Non-Solicitation of Employees	43

6.13	Non-Solicitation of Existing Customers; Right of First Offer	43

6.14	Accounts Receivable	45

ARTICLE VII TAX MATTERS		46

7.1	Responsibility for Taxes	46

7.2	Post-Closing Assistance	46

7.3	Post-Closing Tax Matters	46

7.4	Transfer Taxes	47

7.5	Tax Refunds	47

ARTICLE VIII CLOSING CONDITIONS		48

8.1	Conditions Precedent to Obligation of the Parties	48

8.2	Conditions Precedent to Obligation of Buyer	48

8.3	Conditions Precedent to Obligation of Seller	50

ARTICLE IX INDEMNIFICATION		51

9.1	Survival	51

9.2	Indemnification	51

9.3	Indemnification Procedures	53

9.4	Limitations on Indemnification	56

9.5	No Other Representations or Warranties	58

9.6	Exclusive Remedy; Nature of Representations and Warranties	59

9.7	Tax Treatment of Indemnity Payment	59

9.8	Waiver of Subrogation Rights	59

9.9	Satisfaction of Claims	59

ARTICLE X SPECIAL INDEMNIFICATION		60

10.1	Special Indemnification	60

10.2	Limitations on Special Indemnification	60

10.3	Special Indemnification Procedures	61

10.4	Exclusive Remedy	62

ARTICLE XI TERMINATION		62

11.1	Termination	62

11.2	Termination Procedure	62

11.3	Effect of Termination	63

ARTICLE XII MISCELLANEOUS		63

12.1	Expenses	63

12.2	Notices	63

12.3	Assignment	64

12.4	Bulk Sale and Bulk Transfer Compliance	64

12.5	Amendments and Waiver	64

12.6	Entire Agreement	65

12.7	Specific Performance	65

12.8	No Third Party Beneficiaries	65

12.9	Governing Law	65

12.10	Neutral Construction	65

12.11	Severability	66

12.12	Heading; Interpretation; Schedules and Exhibits	66

12.13	Consent to Jurisdiction and Service of Process	66

12.14	Waiver of Jury Trial	67

12.15	Counterparts	68

12.16	Non-Recourse	68

12.17	Inconsistencies with Other Agreements	68

12.18	Obligations of Seller and Buyer	68

v

12.19	Confidentiality Agreement	68

Annex I:	Definitions
Annex II:	Earn-Out Calculation
Annex III:	Covenants
Annex IV:	Indemnity Examples
Annex V:	Monthly Recurring Revenue Calculation

Exhibit A:	Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit B:	[Intentionally Omitted]
Exhibit C:	[Intentionally Omitted]
Exhibits D1-D4:	Forms of Selling Subsidiary Acquisition Agreements

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of July 28, 2012, by and between CIBER, Inc., a Delaware corporation (“Seller”), and Savvis Communications Corporation, a Missouri corporation (“Buyer”).

W I T N E S S E T H:

WHEREAS, Seller provides certain outsourced enterprise infrastructure management solutions, including application management services, information management services, managed hosted infrastructure, end user service desk and desktop services, remote infrastructure management and application operations support currently conducted through Seller’s unincorporated IT Outsourcing division in the United States, Europe and India (the “ITO Division”);

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Customer Contracts and the assets, properties, contracts and rights owned and used by Seller primarily in connection with the operation of the ITO Division, including any right, title and interest in and to the Purchased Assets owned or held for use by the Selling Subsidiaries (the “ITO Business”), other than the Excluded Assets, and Buyer desires to assume the Assumed Liabilities with respect to the ITO Business, all on the terms and subject to the conditions set forth herein;

WHEREAS, certain of the Affiliates of the parties will enter into separate Selling Subsidiary Acquisition Agreements and any related agreements necessary to complete the cumulative purchase or acquisition, directly or indirectly, of all of the Selling Subsidiary Assets; and

WHEREAS, certain terms used in this Agreement are defined in Annex I.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE I
PURCHASE AND SALE; PURCHASE PRICE; ADJUSTMENTS

1.1                                               Purchase and Sale of Assets.  Upon the terms and subject to the conditions set forth herein and in the respective Selling Subsidiary Acquisition Agreements, at the Closing, Seller and the Selling Subsidiaries shall sell, transfer, assign, convey and deliver to Buyer and its Affiliates, and Buyer and its Affiliates shall purchase, acquire and accept from Seller and the Selling Subsidiaries, free and clear of all Encumbrances (other than Permitted Encumbrances), all right, title and interest of Seller and the Selling Subsidiaries in, to and under the assets of Seller and the Selling Subsidiaries existing as of the Closing Date, of every kind or description, wherever located, and which primarily relate to the ITO Business, excepting only the Excluded Assets, including the following (the “Purchased Assets”):

(a)                                 all inventories, raw materials, work-in-process, finished goods, parts, and packaging materials of the ITO Business;

(b)                                 except as set forth in Section 1.2(k), all furniture, fixtures, equipment and other tangible personal property of the ITO Business, including the furniture, equipment and other tangible personal property listed on Schedule 1.1(b);

(c)                                  subject to the limitations set forth in Section 6.2, (i) the customer contracts listed on Schedule 1.1(c)(i) (the “Customer Contracts”), (ii) all Contracts to which Seller or its Subsidiaries is bound to the extent concerning Purchased Business Intellectual Property listed on Schedule 1.1(c)(ii), (iii)  the Real Property Leases listed on Schedule 1.1(c)(iii), (iv) the Contracts listed on Schedule 1.1(c)(iv), including the Vendor Contracts, (v) all employment agreements or contracts to which a Continuing Employee is a party at Closing and listed on Schedule 1.1(c)(v) (the “Employee Contracts”), and (vi) all Contracts constituting Contracts of the ITO Business entered into by or on behalf of Seller or its Subsidiaries (or by which any of their respective assets or properties become bound) after the date hereof and prior to the Closing in accordance with Section 5.1 (the Contracts referred to in clauses (i) through (vi) above, collectively, the “Purchased Contracts”);

(d)                                 to the extent transferable by Seller to Buyer under applicable Law, all Licenses set forth, or required to be set forth, on Schedule 3.15(e);

(e)                                  all actions, credits, rights of set-off of any kind, and all rights under and pursuant to all indemnities, warranties, representations and guarantees made by suppliers, manufacturers, contractors, customers or other third parties relating to the period on or after the Closing Date; and in each case relating primarily to the Purchased Assets or the Assumed Liabilities, and the right to collect damages or proceeds in connection therewith;

(f)                                   all Purchased Business Intellectual Property;

(g)                                  (i) copies of all accounting records, to the extent primarily related to the ITO Business (including all Tax records solely relating to the ITO Business, if any), and (ii) all other records, bid files and contract files (including electronic copies), ledgers, files, invoices, supplier, customer and other lists, drawings, specifications, studies, reports, correspondence, and other printed or written documents or materials, to the extent primarily related to the ITO Business, including active personnel files and copies of open workers’ compensation claim files pertaining to all Continuing Employees, other than those items referred to in clauses (i) or (ii) above which Seller is (x) prohibited from disclosing or transferring to Buyer under applicable Law and (y) required by applicable Law to retain, of which Seller will provide true, correct, and complete copies to Buyer to the fullest extent permitted by applicable Law (collectively, “Books and Records”) or which are listed on Schedule 1.1(g);

(h)                                 all stationary, forms, labels, shipping material, catalogues, brochures, art work, photographs, advertising material, and promotional material, to the extent exclusively related to the ITO Business;

(i)                                     all rights, claims, causes of action, rights of recovery, rights of set-off and rights of reimbursement of any kind or nature associated with the Purchased Assets relating to the period on or after the Closing Date to the extent primarily related to the ITO Business;

(j)                                    all rights to receive mail and other communications addressed to Seller after the Closing associated with the Purchased Assets (including mail and communications from customers, suppliers, agents and others);

(k)                                 subject to Section 5.1, all claim, right or interest of Seller or its Subsidiaries in, to or under (i) awards, to the extent made prior to or on the Closing Date, of Contracts to the ITO Business or (ii) any Bids which (x) have been submitted by the ITO Business as of the Closing or (y) are being prepared by the ITO Business as of the Closing, including any awards (whether made prior to, on, or after the Closing Date) of a Contract based on any such submitted or pending Bids, including the right, post-Closing, to enforce the rights of Seller under any such Contract awards and Bids; and

(l)                                     all goodwill related to the ITO Business and all other intangible assets of Seller primarily associated with the ITO Business, and all other assets, properties, rights, and claims of Seller of any kind or nature which primarily relate to the ITO Business or the other assets.

Schedule 1.1(b) sets forth the physical location of each Purchased Asset referred to in Section 1.1(a) or Section 1.1(b) (the “Physical Purchased Assets”) (including, without limitation, any Purchased Asset set forth on Schedule 1.1(b)) (including reasonable detail as to each such Purchased Asset (e.g., Latitude D830) and the identity of the Person in control of the facility at which the Physical Purchased Asset is located).

1.2                                               Excluded Assets.  Nothing herein contained shall be deemed to sell, transfer, assign or convey to Buyer, and Seller shall retain all right, title and interest to, in and under the following Contracts, interests, rights and other assets and properties of Seller (the “Excluded Assets”):

(a)                                 all cash, cash equivalents, bank deposits, purchasing card deposits or similar cash items of Seller, and all bank accounts of Seller;

(b)                                 all Accounts Receivable, notes receivable and other receivables of the ITO Business as of the Closing;

(c)                                  all prepaid and deferred items, including all security or similar deposits, prepaid expenses and other prepaid assets and unbilled charges, fees and security or similar deposits, to the extent primarily related to the ITO Business as of the Closing;

(d)                                 (i) all Contracts of Seller and its Subsidiaries other than the Purchased Contracts, (ii) the Contracts of the ITO Business listed on Schedule 1.2(d) and (iii) all Real Property Leases (to the extent not listed on Schedule 1.1(c)(iii)) (collectively, the “Excluded Contracts”);

(e)                                  all Licenses listed on Schedule 1.2(e);

(f)                                   any claim, right or interest of Seller or the Selling Subsidiaries in or to any refund, rebate, abatement or other recovery for Taxes, together with any interest due thereon or penalty rebate arising therefrom, for any Pre-Closing Tax Period;

(g)                                  all insurance policies or rights to proceeds thereof relating to the assets, properties, business or operations of Seller;

(h)                                 the Seller Names and Marks;

(i)                                     all rights, claims, causes of action, rights of recovery, rights of set-off, and rights of reimbursement of any kind or nature of Seller relating (and only to the extent relating) (i) to the assets, properties, business or operation of Seller other than the Purchased Assets or the ITO Business, or (ii) to any Excluded Liabilities;

(j)                                    except with respect to the Business Employee Liabilities, all Plans, including, all assets relating to or owned by, and all rights in and to, any Plan;

(k)                                 all furniture, fixtures, equipment and other tangible personal property set forth on Schedule 1.2(k);

(l)                                     all Intellectual Property of Seller and its Subsidiaries not constituting Purchased Business Intellectual Property;

(m)                             any deposits or similar items associated with the Excluded Assets; and

(n)                                 any assets of Seller that are not used primarily by the ITO Business.

1.3                                               Assumption of Liabilities.  Upon the terms and subject to the conditions set forth in this Agreement (including Section 1.4), at the Closing, Buyer or its Buying Subsidiaries shall assume and shall perform and discharge, when due, in accordance with their respective terms only those Liabilities of Seller or its Selling Subsidiaries relating to the ownership of the Purchased Assets or operation or the conduct of the ITO Business arising specifically out of or resulting directly from an event, act or occurrence from and after the Closing (collectively, the “Assumed Liabilities”).  Buyer and its Buying Subsidiaries shall also assume, perform and discharge, when due, in accordance with their respective terms, only the following additional Liabilities of Seller and its Selling Subsidiaries:

(a)                                 all Liabilities of Seller and the Selling Subsidiaries under the Purchased Contracts (but not including any Liabilities of Seller or the Selling Subsidiaries arising out of or in connection with any breach of any Purchased Contract by Seller or any of the Selling Subsidiaries occurring as of or prior to the Closing);

(b)                                 one-half of all Transfer Taxes applicable to the transfer of the Purchased Assets and the ITO Business pursuant to this Agreement; and

(c)                                  the Business Employee Liabilities.

1.4                                               Excluded Liabilities.  Notwithstanding anything contained in this Agreement to the contrary, neither Buyer nor any Affiliate thereof is assuming, and neither Buyer nor any Affiliate thereof shall be responsible or liable for, and Seller and the Selling Subsidiaries shall retain and be responsible or liable for, all Liabilities of Seller and the Selling Subsidiaries, other than the Assumed Liabilities (all such Liabilities that are not being assumed by Buyer, the “Excluded Liabilities”), including the following:

(a)                                 all Liabilities of Seller or the Selling Subsidiaries under this Agreement and any other Transaction Agreement to which Seller or any Selling Subsidiary is a party;

(b)                                 all Liabilities of Seller and the Selling Subsidiaries under the Purchased Contracts, to the extent arising out of or in connection with breaches of the Purchased Contracts occurring as of or prior to the Closing;

(c)                                  all accounts payable and accrued expenses of the ITO Business as of the Closing primarily related to the ITO Business, to the extent such accounts payable and accrued expenses remain unpaid at Closing;

(d)                                 except to the extent provided in Section 6.4, all Liabilities under the Plans (whether or not such Liabilities arise at, prior to, or following the Closing);

(e)                                  all Liabilities arising out of or related to Excluded Assets;

(f)                                   all Liabilities relating to the employment, or termination of employment, of (i) any Person arising from or related to the operation of the ITO Business at or prior to the Closing (including any severance and any retention or stay bonuses), except the Business Employee Liabilities, or (ii) any Person who is not a Business Employee (whether arising before, at, or after the Closing); and

(g)                                  except as otherwise provided in Section 1.3(b), any Liability for any Taxes (including payroll taxes (e.g., FICA, Medicare and unemployment taxes)) of the ITO Business for any Pre-Closing Tax Period.

1.5                                               Aggregate Consideration; Purchase Price.

(a)                                 The aggregate consideration to be paid by Buyer for the Purchased Assets shall consist of (i) the Purchase Price (as defined below) and (ii) the assumption of the Assumed Liabilities.

(b)                                 The aggregate cash purchase price payable by Buyer at the Closing for the Purchased Assets shall be Seven Million Dollars ($7,000,000) in cash (the “Closing Date Purchase Price”), which shall be adjusted after the Closing, as contemplated by Section 1.6 (as so adjusted, the “Purchase Price”).  Notwithstanding anything contained in this Agreement to the contrary, in no event shall the aggregate Purchase Price exceed Twenty Million Dollars ($20,000,000).

(c)                                  The Closing Date Purchase Price will be paid at the Closing by Buyer to Seller by wire transfer of immediately available funds in accordance with the written payment instructions delivered by Seller to Buyer at least three (3) days prior to the Closing Date.

1.6                                               Earn-Out.  Seller shall be entitled to receive the Earn-Out Amount, as finally determined in accordance with this Section 1.6, if any, as deferred payment of additional Purchase Price, pursuant to the terms and conditions set forth below:

(a)                                 No later than January 31, 2014, Buyer shall prepare and deliver to Seller a report (the “Proposed Earn-Out Determination Report”), together with reasonable supporting documentation, setting forth the calculation as of December 31, 2013 of the total Monthly Recurring Revenue from (i) the existing customers of the ITO Business listed on Schedule 1.6(a) hereto (such customers and their successors and permitted assigns, collectively the “Existing Customers”), (ii) any services Seller or any of its Affiliates purchase directly from Buyer or its Affiliates for use by Seller or any of its Affiliates, (iii) Seller or any of its Affiliates’ resale of services of Buyer or its Affiliates from and after the date of this Agreement pursuant to that certain Master Services and Reseller Agreement, by and between Savvis Communications Corporation and Seller, dated July 14, 2011 (the “MSRA”), and (iv) the Monthly Recurring Revenue of Buyer under the Subcontract; provided that any Monthly Recurring Revenue related to Existing Customers that is included under clause (i) shall only be included for purposes of clause (i) and not duplicated for purposes of clause (iii).

(b)                                 Seller shall have ninety (90) days (the “Review Period”) following receipt of the Proposed Earn-Out Determination Report during which to notify Buyer of any dispute of any item (the “Disputed Item”) contained in such Proposed Earn-Out Determination Report, which notice shall identify each Disputed Item and set forth in reasonable detail the basis for Seller’s dispute with respect to such Disputed Item (the “Objection Notice”).  During the Review Period, Seller and its respective representatives, including their accounting advisors (collectively, “Seller and Seller’s Advisors”) shall have reasonable access during normal business hours (and until such time as the Proposed Earn-Out Determination Report is deemed the Final Earn-Out Determination Report pursuant to this Section 1.6), to all records, working papers and other information relating to the Proposed Earn-Out Determination Report and its preparation.  Such access shall include, but not be limited to, any such records, working papers and other information prepared by accountants and other advisors to assist Buyer in the preparation or review of the Proposed Earn-Out Determination Report (provided that Seller and Seller’s Advisors agree to customary and reasonable confidentiality restrictions with respect thereto) and, where reasonable, the right to take copies of all such documentary material, along with such other information and assistance as the Seller and Seller’s Advisors may reasonably request, including access to Buyer’s employees and advisors.  To the extent Seller and Seller’s Advisors require access to Buyer’s employees, advisors and premises for such purpose, Seller and Sellers’ Advisors shall first contact Jens Teagan, Vice President of Corporate Development at Savvis Inc. or his designate or as otherwise directed in writing by Seller, and coordinate such access with him or her.  At any time during the Review Period, Seller shall be entitled to agree with any or all of the items set forth in Proposed Earn-Out Determination Report.  To the extent Seller believes, at any time during the Review Period, that Buyer has failed to fulfill its disclosure and access obligations under this Section 1.6(b), Seller may bring an Action against Buyer seeking equitable remedies (including specific performance or injunctive relief) in accordance with

Section 12.7 with respect to such failure.  In such an event, the Review Period shall be extended so that it expires thirty (30) days after final resolution of such Action. In the event that, in any such Action that Seller may commence pursuant to the foregoing, the Seller is awarded most of the relief Seller requested, then Buyer shall compensate Seller for all costs and expenses, including but not limited to attorney’s and expert fees, reasonably incurred by Seller.  If Seller is not awarded most of the relief it sought in its Action, then Seller shall compensate Buyer for all costs and expenses, including but not limited to attorney’s and expert fees, reasonably incurred by Buyer in defending such Action.  Nothing set forth herein shall limit, in any way, the right of the Independent Accountant to require such disclosure as is provided for hereunder or reasonably necessary to the resolution of any dispute between the parties.

(c)                                  Subject to the foregoing, if Seller does not deliver the Objection Notice or notifies Buyer of its agreement, in full, with the Proposed Earn-Out Determination Report prior to the expiration of the Review Period, the Proposed Earn-Out Determination Report prepared by Buyer shall be deemed to be the “Final Earn-Out Determination Report.”

(d)                                 Subject to the foregoing, if Seller timely delivers the Objection Notice, the Final Earn-Out Determination Report shall be resolved as follows:

(i)                                     The parties shall cooperate in good faith to resolve any such Disputed Items set forth in the Objection Notice as promptly as possible.

(ii)                                  In the event the parties are unable to resolve any such Disputed Items after giving effect to Section 1.6(d)(i) above within fifteen (15) Business Days (or such longer period as the parties shall mutually agree in writing) after delivery of the Objection Notice, each Disputed Item set out in the Objection Notice that remains in dispute, and no other matter, shall be referred for resolution to the independent accountant, who shall be an independent accounting firm of recognized national standing mutually selected by Seller and Buyer (the “Independent Accountant”). The parties shall present the Independent Accountant with a statement of those Disputed Items referred to it for resolution and the respective amounts claimed by each of them for each of the Disputed Items.  The Independent Accountant shall allow each of the Seller and Buyer the opportunity to fully and fairly present their respective positions regarding each of the Disputed Items, but the timing, sequence, size and other procedural matters concerning the parties’ presentations, including the need for, and extent of, any additional disclosure by Buyer beyond that which has already occurred, shall be determined by the Independent Accountant.  The Independent Accountant’s determination shall be based solely on the submissions made by the parties (i.e., not on the basis of an independent review undertaken at the Independent Accountant’s initiative and not at the request of the parties).

(iii)                               Promptly, but not later than thirty (30) days after the parties have made their final submissions to the Independent Accountant, the Independent Accountant will render a written report that shall determine those Disputed Items referred to it for resolution. The Independent Accountant may not assign a value to any Disputed Items greater than the greatest value for each such item claimed by the Seller or the Buyer, as the case may be, or less than the least value for each such item claimed by the Seller or the Buyer, as the case may be.  The determination of the Independent Accountant shall be final and binding upon the Parties and the Independent Accountant’s report rendered pursuant to this Section 1.6(d)(iii) may be filed as a judgment in any court of competent jurisdiction.  The substantially prevailing party shall not be responsible for the fees, costs and expenses of the Independent Accountant, which shall be paid entirely by the other party.

(iv)                              All negotiations pursuant to this Section 1.6(d) between Buyer and Seller shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state rules of evidence, and all negotiations and submissions to the Independent Accountant shall be treated as confidential information.

(v)                                 The parties jointly shall revise the Proposed Earn-Out Determination Report as appropriate to reflect the resolution of Seller’s objections (as agreed upon by Buyer and Seller or as determined by the Independent Accountant) and deliver it to Seller within five (5) Business Days after the resolution of such objections.  Such revised report shall be the “Final Earn-Out Determination Report.”

(e)                                  On March 1, 2014, Buyer shall pay to Seller by wire transfer of immediately available funds (i) if the Earn-Out Amount, if any, is less than Five Million Dollars ($5,000,000), the Earn-Out Amount, or (ii) if the Earn-Out Amount is equal to or greater than Five Million Dollars ($5,000,000), the Earn-Out Amount minus the Severance Deduction, if any; provided, however, the Earn-Out Amount to be paid under clause (ii) shall not be less than Five Million Dollars ($5,000,000), and provided further, however, to the extent the Final Earn-Out Determination Report has not been finalized in accordance with Section 1.6(c) or (d) by March 1, 2014, Buyer shall pay to Seller any undisputed Earn-Out Amount on March 1, 2014, and, within three (3) Business Days following the finalization of the Final Earn-Out Determination Report in accordance with this Section 1.6, Buyer shall pay to Seller any remaining Earn-Out Amount due.

(f)                                   Prior to payment in full of the Earn-Out Amount, if any, Buyer shall not cause or permit any change of control of Buyer, sale of all or substantially all of its assets or sale of all or any material portion of the ITO Business to occur unless Buyer (or, in the case of the sale of all or substantially all of Buyer’s assets, a substantial parent entity of Buyer) agrees to guarantee the obligations set forth in this Section 1.6.

1.7                                               Allocation of Purchase Price.  The parties agree to allocate the Purchase Price (including any amounts paid under Section 1.6) and the Assumed Liabilities among the Purchased Assets in accordance with an allocation schedule to be prepared jointly by Buyer and Seller.  Such allocation schedule shall be prepared in accordance with Section 1060 of the Code. Buyer shall deliver a draft of such schedule no later than ninety (90) days following the Closing Date to Seller.  Seller shall have the right, for thirty (30) days after such delivery, to review and object to such draft.  Buyer and Seller shall seek in good faith for thirty (30) days thereafter to resolve any disagreements between them with respect to such draft.  Any disagreements remaining between Buyer and Seller after such thirty (30)-day period shall be resolved by the Tax Accountant based solely on submissions of the parties and the Tax Accountant shall choose the allocation of either Buyer or Seller as the proper allocation, and any determination by the Tax

Accountant with respect thereto shall be final and binding on Buyer and Seller absent manifest error (the allocation schedule, as so agreed upon by the parties and as so determined by the Tax Accountant, the “Allocation Schedule”).  All expenses of the Tax Accountant shall be paid by the non-prevailing party. The Allocation Schedule shall be amended to reflect any Purchase Price adjustment under Section 1.6 in a manner consistent with the procedures set forth in this Section 1.7.  The parties shall each report the federal, state and local and other Tax consequences of the purchase and sale contemplated hereby (including the filing of Internal Revenue Service Form 8594) in a manner consistent with the Allocation Schedule and shall not take any inconsistent position with respect to the Allocation Schedule unless otherwise required by applicable Laws.

1.8                                               Books and Records.  At the Closing or as soon as reasonably possible thereafter, Seller will deliver to Buyer all of the Books and Records (or true, correct and complete copies thereof), and, if at any time after the Closing, Seller discovers in its possession or under its control any other Books and Records not delivered to Buyer at Closing, Seller will deliver, at its sole cost and expense, such Books and Records (or true, correct and complete copies thereof) to Buyer as promptly as reasonably practical, provided that, to the extent required by applicable Law or as reasonably necessary (but only to the extent for the purposes specified in Section 6.4 and subject to compliance with the further provisions of this Agreement and the Transaction Agreements), Seller may retain copies of any or all of such Books and Records.

1.9                                               Intellectual Property.  On the Closing Date, Seller and its Affiliates shall (a) subject to Sections 5.5 and 6.2, execute, or cause to be executed, and deliver to Buyer any documentation, assignments or Contracts reasonably necessary to confirm, transfer, convey, vest and effect Buyer’s sole ownership of or valid right to use all Purchased Business Intellectual Property; (b) deliver to Buyer all records and information concerning the Purchased Business Owned Intellectual Property, and all copies thereof, in Seller’s or its Affiliates’ physical possession or under Seller’s or its Affiliates’ control as of the Closing; and (c) deliver to Buyer the Transition Services Agreement, which shall govern Buyer’s use of and rights to (i) Other Business Intellectual Property, (ii) the IT Systems that are not Purchased Business Intellectual Property, and (iii) the Business Excluded Intellectual Property expressly set forth in the Transition Services Agreement.

1.10                                        Insurance Proceeds.  If between the date of this Agreement and the Closing, (a) any loss or damage to any tangible Purchased Asset shall occur from fire, casualty or any other occurrence, (b) following written notification of such loss or damage to Buyer, Seller does not, prior to the Closing, replace or restore such Purchased Asset to the condition or state of such Purchased Asset immediately prior to such loss or damage and (c) the Closing occurs, then all insurance proceeds received by Seller or (whether before or after Closing) as a result of such loss or damage will be delivered by Seller to Buyer.  For the avoidance of doubt, Seller shall not otherwise have any obligation to replace or restore any such property if such monies are assigned and delivered to Buyer in accordance with this Section 1.10.  Seller shall have the sole right and authority to provide notices and claims to the applicable insurance carrier and otherwise to communicate and negotiate with such carrier, but shall use its commercially reasonable efforts to promptly obtain any such proceeds payable to Seller.

ARTICLE II
THE CLOSING

2.1                                               Time and Place.  The closing of the sale of the Purchased Assets and assumption of the Assumed Liabilities hereunder and under the Selling Subsidiary Acquisition Agreements (the “Closing”) shall take place on the third Business Day after the satisfaction or waiver of the conditions set forth in Article VIII (except for those conditions which by their terms are to be satisfied at Closing), (the date on which the Closing actually occurs, the “Closing Date”); provided, however, that unless otherwise agreed to by the parties in writing, in no event shall the Closing occur later than the Outside Date.  The Closing shall occur at the offices of Hogan Lovells US LLP, 1200 Seventeenth Street, Suite 1500, Denver, Colorado 80202, or otherwise, if agreed by the parties, by facsimile or e-mail transmission of the Transaction Agreements, with exchange of original signatures by mail as soon as reasonably possible thereafter.  The Closing shall be deemed to be effective as of the close of business, Eastern Time, on the Closing Date.

2.2                                               Closing Deliveries of Seller.  At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

(a)                                 subject to Section 1.8, the Purchased Assets;

(b)                                 each Transaction Agreement to which Seller or an Affiliate thereof is specified to be a party, duly executed by such Person;

(c)                                  the FIRPTA Certificate, duly executed by Seller;

(d)                                 written evidence, in form and substance reasonably satisfactory to Buyer, that all consents or notices listed on Schedule 2.2(d) have been obtained or given, respectively;

(e)                                  a certificate, dated as of the Closing Date, duly executed by the Secretary of Seller, which (x) certifies that true, correct and complete copies of the Organizational Documents of Seller are attached thereto, (y) certifies that true, correct and complete copies of all resolutions of the board of directors of Seller with respect to the Transaction are attached thereto, that such resolutions have not been amended, modified or rescinded, and that such resolutions remain in full force and effect, and (z) identifies the names and titles and bears the signature of the officers of Seller individually authorized to execute and deliver this Agreement and the Transaction Agreement to which Seller is a party and certifies as to the accuracy of such matters and the genuineness of such signatures;

(f)                                   subject to Section 5.11 of this Agreement, a report indicating the Monthly Recurring Revenue as of the Closing Date under each Customer Contract for purposes of the definition of “Special Indemnification Deductible”;

(g)                                  an amendment to each of Schedules 1.1(c)(i) and 1.6(a) (the “Limited Updated Schedules”) to amend and restate such Schedules as of the Closing Date, duly acknowledged and executed by Seller; and

(h)                                 a UCC-3 Financing Statement Amendment, satisfactory to Buyer in its sole and reasonable discretion, with respect to the release of any and all security interests of any Lender encumbering the Purchased Assets pursuant to the Credit Agreement.

2.3                                               Closing Deliveries of Buyer.  At Closing, Buyer shall deliver, or cause to be delivered, to Seller the following items:

(a)                                 the Closing Date Purchase Price;

(b)                                 the Estimated Severance Amount in accordance with Section 5.7(b)(i);

(c)                                  each Transaction Agreement to which Buyer or an Affiliate thereof is specified to be a party, duly executed by such Person;

(d)                                 a certificate, dated as of the Closing Date, duly executed by the Secretary of Buyer, which (x) certifies that true, correct and complete copies of the Organizational Documents of Buyer are attached thereto, (y) certifies that true, correct and complete copies of all resolutions of the board of directors of Buyer with respect to the Transaction are attached thereto, that such resolutions have not been amended, modified or rescinded, and that such resolutions remain in full force and effect, and (z) identifies the names and titles and bears the signature of the officers of Buyer individually authorized to execute and deliver this Agreement and the Transaction Agreements to which Buyer is a party and certifies as to the accuracy of such matters and the genuineness of such signatures; and

(e)                                  the Limited Updated Schedules, duly acknowledged and executed by Buyer.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as of the date of this Agreement, and acknowledges and confirms that Buyer is relying upon such representations and warranties in connection with the Transaction, as follows, except as set forth in the disclosure schedules accompanying this Agreement delivered by Seller to Buyer on the date of this Agreement (each, a “Schedule” and collectively, the “Disclosure Schedules”) (as determined in accordance with Section 12.12):

3.1                                               Organization.  Seller is duly organized, validly existing and in good standing under the Laws of the State of Delaware, and each of the Selling Subsidiaries is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization, and Seller and each of the Selling Subsidiaries have all requisite corporate or other applicable entity power and authority to own, operate or lease their assets and properties, and to conduct the ITO Business as presently conducted by them, as applicable.  Seller and each of the Selling Subsidiaries are qualified or authorized to do business, and are in good standing, in each foreign jurisdiction where such qualification is necessary, except where the failure to be so qualified would not have or reasonably be expected to have a Material Adverse Effect.

3.2                                               Authority.  Seller and each of the Selling Subsidiaries, as applicable, have all requisite corporate or other applicable entity power and authority to enter into and deliver this Agreement and the Transaction Agreements to which they are a party, to perform their obligations hereunder and thereunder, as applicable, and to consummate the Transaction.  The execution and delivery by Seller and each of the Selling Subsidiaries, as applicable, of this Agreement and the Transaction Agreements to which each is a party, the performance by Seller and each of the Selling Subsidiaries of their obligations hereunder and thereunder, as applicable, and the consummation by Seller and each of the Selling Subsidiaries of the Transaction, have been duly authorized by all necessary corporate action on the part of Seller and each of the Selling Subsidiaries, as applicable.  This Agreement has been, and, at or prior to the Closing, the Transaction Agreements to which Seller or any of the Selling Subsidiaries is a party shall be, duly executed and delivered by Seller and each of the Selling Subsidiaries, as applicable.  Assuming the due authorization, execution and delivery of this Agreement and the Transaction Agreements by Buyer or its Affiliates, as applicable, this Agreement constitutes, and each of the Transaction Agreements to which Seller or any of the Selling Subsidiaries is a party (when so executed and delivered) will constitute, a legal, valid and binding obligation of Seller and each of the Selling Subsidiaries, as applicable, enforceable against Seller and each of the Selling Subsidiaries, as applicable, in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditor’s rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.3                                               No Violation; Third Party Consents.  Except as set forth on Schedule 3.3 and Section 3.4, the execution and delivery by Seller of this Agreement and the Transaction Agreements to which Seller and/or any of the Selling Subsidiaries is a party, the performance by Seller and each of the Selling Subsidiaries of their obligations hereunder and thereunder, as applicable, and the consummation by Seller and each of the Selling Subsidiaries of the Transaction, will not (a) conflict with, contravene or violate, result in a breach of, constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, acceleration or cancellation under, the terms and provisions of (i) Seller or any of the Selling Subsidiaries’ Organizational Documents, (ii) any Material Contract or (iii) any Law applicable to the ITO Business or any Governmental Order issued by a Governmental Authority by which Seller or any of the Selling Subsidiaries are bound or obligated, (b) result in the creation or imposition of any Encumbrances (other than Permitted Encumbrances) on any assets or properties of Seller and the Selling Subsidiaries (including the Purchased Assets) material to the ITO Business or (c) except as set forth on Schedule 3.3, require a consent, waiver, approval, order or authorization of, or registration, qualification, designation, declaration or filing with respect to the transfer of the Purchased Assets; except, in the case of clauses (a)(ii), (a)(iii) and (c) of this Section 3.3, as would not have a Material Adverse Effect.

3.4                                               Government Consents.  Except as set forth on Schedule 3.4, no consent, waiver, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of Seller or any of the Selling Subsidiaries in connection with the execution and delivery by Seller and each of the Selling Subsidiaries, as applicable, of this Agreement and the Transaction Agreements to which Seller and/or any of the Selling Subsidiaries is a party, the performance by Seller and each of the

Selling Subsidiaries of their obligations hereunder and thereunder, as applicable, and the consummation by Seller and each of the Selling Subsidiaries of the Transaction, other than such of the foregoing that, if not obtained or made, would not have or reasonably be expected to have a Material Adverse Effect.

3.5                                               Financial Statements.

(a)                                 Seller has delivered to Buyer (i) unaudited consolidated financial statements of the ITO Business as at and for the year ended December 31, 2011 (collectively, the “Unaudited Financial Statements”), (ii) unaudited consolidated financial statements of the ITO Business as at and for the six month period ended June 30, 2012 (collectively, the “Monthly Unaudited Financial Statements,” with the balance sheet as of June 30, 2012, the “Applicable Balance Sheet”), including in each of clauses (i) and (ii), a balance sheet, a statement of income and a statement of cash flows (the Unaudited Financial Statements and the Monthly Unaudited Financial Statements, collectively the “Financial Statements”) and (iii) the unaudited statement of capital expenditures of the ITO Business for the six months ended June 30, 2012. The balance sheets included in the Financial Statements include all material assets and liabilities constituting a part of the ITO Business or the Purchased Assets, and present fairly, in all material respects, the financial condition of the ITO Business at and as of their respective dates. The statements of income and statements of cash flows included in the Financial Statements reflect the operations of any Person or business constituting a part of the ITO Business, reflect all material costs that historically have been incurred by the ITO Business and present fairly, in all material respects, the results of operations and cash flows of the ITO Business for the periods indicated.

(b)                                 Except as set forth on Schedule 3.5(b), the Financial Statements have been prepared in accordance with GAAP in all material respects.

(c)                                  The unaudited consolidated financial statements of Seller at March 31, 2012 and for the three months ended March 31, 2012, included in the quarterly report on Form 10-Q filed by Seller with the Securities and Exchange Commission on May 8, 2012, in the aggregate present fairly, in all material respects, in accordance with GAAP, the consolidated financial position and consolidated results of operations, cash flows and changes in equity of Seller as at such date and for such period (subject to the lack of presentation items and normal year-end adjustments).

3.6                                               Undisclosed Liabilities.  Except as set forth on Schedule 3.6, Seller and its Affiliates do not have any Liabilities related to the ITO Business that would have been required to be reflected in, reserved against or otherwise described on the Applicable Balance Sheet or in the notes thereto, and were not so reflected, reserved against or described, other than (i) those incurred in the Ordinary Course of Business since the date of the Applicable Balance Sheet (the “Balance Sheet Date”) that have not arisen from any breach of contract, breach of warranty, tort, infringement claim, violation of applicable Law, or any Action and (ii) those that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

3.7                                               Absence of Material Adverse Effect and Certain Events.  Except as set forth on Schedule 3.7, since March 31, 2012, (i) the ITO Business has been conducted in the Ordinary Course of Business and (ii) there has not been:

(a)                                 a Material Adverse Effect or any event, change, effect or development which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

(b)                                 any change in accounting methods, principles or practices by Seller materially affecting the consolidated assets, liabilities or results of operations of the ITO Business, except insofar as may have been required by Law;

(c)                                  any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the ITO Business, except to the extent that the aggregate amount (based on replacement cost) of all damage, destruction or losses to property or assets of the ITO Business does not exceed One-Hundred Thousand Dollars ($100,000);

(d)                                 any Encumbrances on any of the Purchased Assets, other than Permitted Encumbrances;

(e)                                  payment of any material Liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than current Liabilities shown on the Financial Statements and current Liabilities incurred since March 31, 2012, in the Ordinary Course of Business;

(f)                                   any transfer or grant of any material rights or material licenses under, or entrance into any settlement regarding the breach or infringement of, any Purchased Business Intellectual Property, or any material modification of any existing rights with respect thereto;

(g)                                  any prepayment or acceleration of payment of any material accounts payable, delayed payment of any material trade payables or other obligations other than in the Ordinary Course of Business, or any other cash payments other than in the Ordinary Course of Business;

(h)                                 any written notice received by Seller or any of the Selling Subsidiaries that there has been a loss (or threatened loss) of any material Existing Customer or material vendor of the ITO Business;

(i)                                     any increase or acceleration of the creation of receivables or billings for assets, products or services of the ITO Business to any Existing Customers;

(j)                                    to the Knowledge of Seller, any material assets of the ITO Business (including any material Purchased Business Owned Intellectual Property) acquired, sold, assigned, transferred, conveyed, leased, or otherwise disposed of;

(k)                                 any amendment, withholding, cancellation or termination of, or any relinquishment, waiver or release under, any Material Contract except in the Ordinary Course of Business;

(l)                                     with respect to the ITO Business, any capital expenditures by Seller or the Selling Subsidiaries, or commitments by Seller or the Selling Subsidiaries to make any capital expenditures, in excess of Fifty Thousand Dollars ($50,000) in the aggregate;

(m)                             except with respect to the Excluded Assets and Excluded Liabilities, any institution or settlement by Seller or the Selling Subsidiaries of any legal proceedings which, individually or in the aggregate, would be material to the ITO Business;

(n)                                 any penalty or liability under HIPAA or HITECH; or

(o)                                 any entry by Seller or the Selling Subsidiaries into any agreement to do anything set forth in the foregoing provisions of this Section 3.7.

3.8                                               Material Contracts.  Other than as disclosed on Schedule 3.8, the Purchased Contracts listed on Schedules 1.1(c)(i) — (iv), those additional Purchased Contracts included within the Purchased Assets by operation of Section 1.1(c)(v), the Real Property Leases, the Contracts of the ITO Business listed on Schedule 1.2(d), and the Contracts listed on Schedule 3.8(a) represent all Contracts to which the Seller or any of its Affiliates is bound in connection with the ITO Business or the Purchased Assets. Each of the Material Contracts, assuming the due authorization, execution and delivery by the parties thereto (other than Seller and its Subsidiaries), is a legal, valid and binding obligation of Seller (or its Subsidiary, as applicable) and, to the Knowledge of Seller, of each other party thereto, and is in full force and effect, and enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditor’s rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  Since January 1, 2011, except as set forth on Schedule 3.8(b), there is no material breach, violation or default by Seller or any of its Subsidiaries, as applicable, (or, to the Knowledge of Seller, any other party) under any such Material Contract (determined with or without the lapse of time or the giving of notice, or both).  Seller has made available to Buyer a true, correct and complete copy of each Material Contract, together with all amendments, modifications or supplements thereto.

3.9                                               Intellectual Property and Proprietary Rights.

(a)                                 Seller or a Subsidiary of Seller, as applicable, owns all right, title and interest in and to, or has the right to use, sell and license pursuant to a valid and enforceable written license, sublicense, or agreement, all Purchased Business Intellectual Property that is material to the ITO Business free and clear of all Encumbrances (except Permitted Encumbrances).  Except as set forth on Schedule 3.9(a), (i) all such rights are fully assignable by Seller and its Affiliates to any Person, without payment to, or the consent of, any Person or any other condition or restriction; and (ii) the completion of the Transaction will not materially alter or impair the ownership or terms of use of any of the Purchased Business Intellectual Property or any component thereof.  All Purchased Business Owned Intellectual Property is subsisting and, to the Knowledge of Seller, is enforceable.  No Purchased Business Owned Intellectual Property is subject to any outstanding order, judgment or decree restricting its use or adversely affecting Seller or its Affiliates’ rights thereto.  The Purchased Business Intellectual Property and the

Other Business Intellectual Property provided under the Transition Services Agreement include all of the material Intellectual Property necessary to enable Buyer to conduct the ITO Business as conducted as of the Closing in the Ordinary Course of Business, other than the Business Excluded Intellectual Property listed on Schedule 1.9.

(b)                                 To the Knowledge of Seller, the ITO Business, the conduct and operations thereof, and its products and services do not infringe, violate or misappropriate any Patents or any other Intellectual Property rights of any third party.  No suit, action, arbitration, mediation, or other proceeding (collectively, “Suit”) has been decided or is pending concerning any claim or position that the ITO Business has violated, infringed or misappropriated any Intellectual Property rights.  Except as set forth on Schedule 3.9(b), none of Seller and its Affiliates has received any written charge, complaint, claim, demand or notice alleging any material violation, infringement or misappropriation by the ITO Business of the Intellectual Property rights of any third party or alleging the invalidity or unenforceability of any of the Purchased Business Intellectual Property.

(c)                                  To the Knowledge of Seller, no third party has materially violated, infringed or misappropriated any Purchased Business Owned Intellectual Property.  None of Seller and its Affiliates has brought or asserted any claim or Suit against any third party alleging any of the foregoing.  There is no judicial or administrative action or proceeding pending or, to the Knowledge of Seller, threatened, by any third party relating to any of the Purchased Business Owned Intellectual Property, nor, to the Knowledge of Seller, has any claim or demand been made by any third party that challenges the validity, enforceability, use or exclusive ownership of any Purchased Business Owned Intellectual Property.

(d)                                 There are no Governmental Orders to which Seller or any of its Affiliates is a party or, to the Knowledge of Seller, by which Seller or any of its Affiliates is bound, that restrict in any material respect the rights of Seller or any of its Affiliates to use any Purchased Business Intellectual Property that is material to the ITO Business.

(e)                                  Schedule 3.9(e) sets forth a complete list of all Contracts pursuant to which Seller or any of its Affiliates are licensed any rights to the Purchased Business Licensed Intellectual Property.  Except as set forth in Schedule 3.9(e), there is no material breach, violation or default by Seller or any of its Affiliates, as applicable, under any such Contract (determined with or without the lapse of time or the giving of notice or both). Except as set forth in the Contracts listed on Schedule 3.9(e), to the Knowledge of Seller (i) no royalties or other fees are payable by the Seller or any of its Affiliates for the use of the Purchased Business Licensed Intellectual Property in connection with the ITO Business as conducted as of the Closing in the Ordinary Course of Business, and (ii) no further consent or approval is required to exercise any rights in the Purchased Business Licensed Intellectual Property in connection with the ITO Business as conducted as of the Closing in the Ordinary Course of Business.

(f)                                   Seller and its Affiliates have taken commercially reasonable actions to maintain and protect (i) their rights in the Purchased Business Owned Intellectual Property, and (ii) the secrecy, confidentiality, value and the rights in all Purchased Business Owned Intellectual Property that constitute trade secrets or otherwise valuable proprietary information used in the ITO Business.  To the Knowledge of Seller, no Purchased Business Owned Intellectual Property

that constitutes trade secrets of the ITO Business has been disclosed to any Person other than to employees or agents of Seller and its Affiliates for use in connection with the ITO Business and subject to an obligation to maintain the confidentiality of such trade secrets or pursuant to a confidentiality or non-disclosure agreement that reasonably protects the interest of Seller and its Affiliates in and to such matters.  No independent contractor has developed any Purchased Business Owned Intellectual Property for Seller or any of its Affiliates other than pursuant to a written agreement that requires such independent contractor to assign all right, title and interest that such employee or independent contractor may have to the Purchased Business Owned Intellectual Property to Seller or the applicable Affiliate.

(g)                                  To the Knowledge of Seller, no Person (other than Seller and its Affiliates) has any reasonable basis for claiming any right, title or interest in and to any Purchased Business Owned Intellectual Property.

(h)                                 Except as set forth on Schedule 3.9(h), with respect to the IT Systems that are Purchased Business Intellectual Property or Other Business Intellectual Property, (i) Seller or any of the Selling Subsidiaries own, or have the right to access and use, all of such IT Systems used for the operation of the ITO Business as conducted by Seller and the Selling Subsidiaries, as applicable, as of the Closing in the Ordinary Course of Business; (ii) such IT Systems operate and perform in a manner that permits the operation of the ITO Business as so conducted; (iii) to Seller’s Knowledge, there has been no material malfunction of such IT Systems since January 1, 2011; (iv) Seller has taken commercially reasonable steps to secure such IT Systems from unauthorized access or use and to protect the confidentiality of any data stored in such IT Systems; (v) to the Knowledge of Seller, such IT Systems are free from material defects or any code or device that will disable or damage any Hardware that interfaces with such IT Systems; and (vi) to the Knowledge of Seller, no Person has gained unauthorized access to, or since January 1, 2011, made unauthorized use of, such IT Systems.

(i)                                     Seller has one or more published privacy policies (the “Privacy Policies”) regarding the collection and use of “nonpublic personal information” (as defined in the Privacy Policies in effect on the Closing Date) (“Customer Information”) that disclose the manner by which they collect, use and transfer Customer Information.  Except as set forth on Schedule 3.9(i), to the Knowledge of Seller, since January 1, 2011, (i) neither Seller nor the Selling Subsidiaries have collected, received or used any Customer Information in violation of the applicable Privacy Policies or applicable Law, and (ii) no person has gained unauthorized access to or made any unauthorized use of any Customer Information.

(j)                                    Schedule 3.9(j) sets forth a complete and accurate list of all Purchased Business Owned Intellectual Property that is subject to any registration or application for registration with any Governmental Authority.  All such registrations and applications are in full force and effect, and all fees and filings relating to such registrations or applications have been timely filed.  Except as disclosed on Schedule 3.9(j), no fees or filings shall be due with respect to such registrations or applications within 180 days of the Closing.

(k)                                 Seller has provided Buyer with copies of all Software included in the Purchased Business Intellectual Property and, to the extent actually in Seller’s possession, the user manuals for the current releases or versions of such Software.

(l)                                     Buyer acknowledges and agrees that Seller makes no representation or warranty as to the Customer Intellectual Property.

3.10                                        Labor Matters.

(a)                                 Seller and its Subsidiaries that are involved in the ITO Business are in, and for a look-back period equal to the applicable statute of limitations period (not to exceed six (6) years or the length of time such Subsidiary has been in existence) for the law at issue, have been in compliance, in all material respects, with all labor and employment Laws and regulations applicable to the ITO Business, including all such Laws relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or Social Security Taxes and similar Taxes.  Except as set forth on Schedule 3.10(a), (i) there is not pending or, to the Knowledge of Seller, threatened, any Action relating to the employment or termination of employment of any employees of the ITO Business, (ii) there is no unfair labor practice charge or complaint against Seller or the Selling Subsidiaries pending before any Governmental Authority relating to the ITO Business, (iii) there is no representation, claim or petition pending before any Governmental Authority relating to the ITO Business, (iv) there are no charges with respect to or relating to Seller or the Selling Subsidiaries pending before any Governmental Authority responsible for the prevention of unlawful employment practices relating to the ITO Business and (v) neither Seller nor the Selling Subsidiaries have received formal notice from any Governmental Authority responsible for the enforcement of labor or employment Laws of an intention to conduct an investigation of Seller or the Selling Subsidiaries, and no such investigation is in progress relating to the ITO Business.

(b)                                 Except as set forth on Schedule 3.10(b), (i) Neither Seller nor any of its Subsidiaries that are involved in the ITO Business is a signatory or a party to, or otherwise bound by, any collective bargaining agreement which covers employees of the ITO Business; (ii) Neither Seller nor any of its Subsidiaries that are involved in the ITO Business have agreed to recognize any union or other collective bargaining representative to represent any employees of the ITO Business; (iii) no union or other collective bargaining representative has been certified as representing any employees of the ITO Business; and (iv) to the Knowledge of Seller, there is no union organizing campaign threatened or being conducted, and none has been threatened or conducted within the twelve (12) month period preceding the date of this Agreement, to attempt to gain recognition or certification of any union or other collective bargaining representative to represent any employees of the ITO Business.

(c)                                  The independent contractors who provide, or provided, services to the ITO Business are, or were, in all material respects, properly classified as independent contractors; there no basis for any material Liability resulting from Seller or the Selling Subsidiaries’ exclusion of independent contractors from participation in the Plans; and, to the Knowledge of Seller, neither Seller nor any of its Subsidiaries that are involved in the ITO Business is under investigation or audit with respect to its treatment of its independent contractors as such rather than employees.

(d)                                 Seller has made available to Buyer, as set forth on Schedule 3.10(d), a complete and accurate list (in writing) of each individual who is employed by Seller or a

Subsidiary of Seller and primarily works for the ITO Business, including employees who are absent due to vacation, family leave, short-term disability, or other approved leave of absence (each, a “Business Employee”).

(e)                                  Schedule 3.10(e) lists all written employment, non-compete, commission, bonus or other compensation, consulting or similar agreements to which Seller or its Affiliates are a party with respect to Business Employees. Except as set forth on Schedule 3.10(e), neither Seller nor the Selling Subsidiaries are a party to any written employment, commission, bonus or other compensation, consulting or similar agreement that may not terminate without any payment or penalty, at will, with or without cause, except to the extent that employment at will may be limited by applicable Law.

(f)                                   Seller and its Affiliates have accurately and timely completed a Form I-9 for each of the Business Employees, have verified the employment eligibility of each Business Employee, and have retained Form I-9 files, each as may be mandated by applicable Law, including IRCA.  To the Knowledge of the Seller, all of the Business Employees currently working within the United States are authorized to work in the United States.  With respect to those Business Employees located in the United States, Seller has not engaged in “unfair immigration-related employment practices” as that term is defined under IRCA.

3.11                                        Employee Benefit Plans.  Solely as relates to those Business Employees currently working in the United States:

(a)                                 Schedule 3.11(a) sets forth a list of each plan, agreement or arrangement constituting an employee welfare benefit plan (an “Employee Welfare Benefit Plan”) as defined in Section 3(1) of ERISA, or an employee pension benefit plan (an “Employee Pension Benefit Plan”) as defined in Section 3(2) of ERISA, and each other employee benefit plan, agreement, policy, program, arrangement, bonus, incentive or deferred compensation, severance, termination, retention, change of control, stock option, stock appreciation, stock purchase, phantom stock or other equity-based, performance or other employee or retiree benefit or compensation plan, program, arrangement, agreement, policy or understanding, whether written or unwritten, that provides or may provide benefits or compensation in respect of any employee or former employee employed or formerly employed by Seller or a Subsidiary of Seller who work or worked primarily for the ITO Business or the beneficiaries or dependents of any such employee or former employee, whether or not subject to ERISA (collectively, the “Plans”) that have not been fully performed. With respect to each Plan:

(i)                                     such Plan (and each related trust, insurance Contract or fund) has been administered in a manner materially consistent with its written terms and materially complies in form and operation with the applicable requirements of ERISA and other applicable Laws, and such Plan, if a Plan intended to be qualified within the meaning of Section 401(a) of the Code, has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification;

(ii)                                  all material contributions, premiums or other payments (including all employer contributions and employee salary reduction contributions) that are required to be made under the terms of any Plan have been timely made or have been reflected on the Financial Statements to the extent required by applicable accounting principles;

(iii)                               Seller has made available to Buyer correct and complete copies of the plan documents (or a written summary of Seller Plans for which there is no written plan document (including any Seller severance policy or plan), including a description of the benefits and eligibility criteria for such plans), and most recent summary plan descriptions, any related trust agreement or funding instrument, the most recent determination or opinion letter received from the IRS, and the most recent Form 5500 Annual Report; and

(iv)                              No promise or statement, either written or oral, has been made by Seller to any Business Employee with regard to any Plan that was not in accordance with the Plan and that would have a materially adverse economic consequence to Buyer.

(b)                                 The Purchased Assets are not subject to any Encumbrance imposed under Code Section 412(n) by reason of the failure of Seller or its Affiliates to make timely installments or other payments required by Code Section 412.

(c)                                  No Plan is subject to Title IV of ERISA and neither Seller nor any member of Seller’s Controlled Group has, at any time within the last six (6) years, sponsored or contributed to, or has or had any liability or obligation in respect of:  (i) any plan subject to Title IV of ERISA; (ii) a multiemployer plan within the meaning of Section 3(37) of ERISA; or (iii) a multiemployer welfare arrangement within the meaning of Section 3(40) of ERISA.  No liability under Subtitle C or D of Title IV of ERISA has been incurred by Seller with respect to any ongoing, frozen or terminated Employee Pension Benefit Plan currently or formerly maintained by it or any pension plan of any entity which is or has been considered one employer with Seller under Section 4001 of ERISA or Section 414 of the Code, and no such liability will arise as a result of the consummation of the transactions contemplated by this Agreement.

(d)                                 Seller does not have any obligations for retiree health or life insurance benefits for current or former employees of Seller or a Subsidiary of Seller who work primarily for the ITO Business under any Plan, except as required by Part 6 of Title I of ERISA.  Except as set forth on Schedule 3.11(d), no Plan exists that, as a result of the execution of this Agreement, shareholder approval (if any) of this Agreement, or the Transaction (whether alone or in connection with any subsequent event(s)), could result in payments which would not be deductible under Section 280G of the Code.

(e)                                  The Employee Contracts comply with Section 409A of the Code and the regulations and guidance thereunder (“Section 409A”), or to the extent any Employment Contract does not comply with 409A, such contract shall be reformed by Seller prior to Closing in accordance with IRS Notice 2010-6 or other applicable guidance or principles of tax Law.

3.12                                        Taxes.

(a)                                 For each taxable period beginning on or after January 1, 2009, except as set forth on Schedule 3.12(a), Tax Returns required to be filed by Seller or its Subsidiaries with respect to the Purchased Assets or the operations of the ITO Business have been timely filed, and all such Tax Returns are accurate and complete.  Except as disclosed on Schedule 3.12(a), all material Taxes owed by Seller or the Selling Subsidiaries with respect to the Purchased Assets or the operations of the ITO Business (in each case whether or not shown on any Tax Return) have been paid to the proper Governmental Authorities or adequately reserved for in the Financial Statements.

(b)                                 No deficiency with respect to Taxes with respect to the Purchased Assets has been proposed, asserted or assessed and no requests for waivers of the time to assess any such Taxes are pending.

(c)                                  Except for Permitted Encumbrances, there is no Encumbrance affecting the Purchased Assets that arose in connection with any failure or alleged failure to pay any Tax.

(d)                                 Neither Seller nor the Selling Subsidiaries are a party to any tax indemnity, tax allocation or tax sharing agreement with respect to the ITO Business (other than any Tax allocation, Tax indemnity or Tax sharing agreements which will be terminated prior to Closing and with respect to which no post-Closing Liabilities will exist).

(e)                                  With respect to the ITO Business, except in the United Kingdom, Spain, India, Norway and Poland, Seller does not have (and has not had) a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country.

3.13                                        Real Property.

(a)                                 Neither Seller nor any of its Subsidiaries owns, in fee simple or otherwise, any real property or interest in real property that is used in the conduct of the ITO Business.

(b)                                 Schedule 3.13(b) identifies each interest in real property leased, licensed, subleased to, or otherwise used or occupied by, Seller or its Subsidiaries which is maintained, used or held for use in or for the ITO Business (including any amendments thereto, and in each case setting forth the address, landlord and named tenant and/or subtenant, if applicable, for each), other than the private, home office or other locations maintained, used or held for use primarily in or for the ITO Business by employees of the ITO Business which are not leased, licensed, subleased to, or otherwise used or occupied by, Seller or its Subsidiaries in connection with the ITO Business (each individually, a “Real Property Lease”, and collectively, the “Real Property Leases”; and such real property, the “Real Property”), which constitute all the real property that is maintained, used or held for use primarily in or for the ITO Business. Except as set forth on Schedule 3.13(b), (i) the Real Property Leases are in full force and effect, (ii) neither Seller nor the Selling Subsidiaries are in material breach or default under the Real Property Leases, and, to the Knowledge of Seller, (A) no landlord or sublandlord under any of the Real Property Leases is in material breach or default under such landlord or sublandlord’s applicable Real Property Lease and (B) no event has occurred or circumstance exists, which, with the delivery of notice, the passage of time or both, could reasonably be expected to constitute such a breach or default (on behalf of Seller or the Selling Subsidiaries, as applicable, or the applicable landlord or sublandlord) or permit termination, modification or acceleration thereunder, and (iii) Seller or a Subsidiary of Seller is currently in occupancy of the Real Property and holds a good and valid leasehold interest under each Real Property Lease, subject only to Permitted Encumbrances.  Seller has made available to Buyer true, complete and correct copies of the Real Property Leases including any amendments, extensions, assignments or subleases, supplements, side letters or other modifications related thereto, and any notices of uncured defaults related thereto.  To the Knowledge of Seller, there does not exist any actual or threatened condemnation, taking or eminent domain proceedings, lawsuits, administrative actions that affect the Real Property Leases or any part thereof or any other matter that may adversely affect in any material respect, either individually or in the aggregate, the use or occupancy by Seller or the Selling Subsidiaries of any Real Property as provided under the Real Property Leases.

3.14                                        Litigation; Governmental Orders.

(a)                                 Except as set forth on Schedule 3.14(a), (i) there are no pending or, to the Knowledge of Seller, threatened litigation (with respect to threatened litigation, only as received by Seller or the Selling Subsidiaries in writing) before or by any Governmental Authority against Seller or any of its Subsidiaries that is related to the ITO Business; and (ii) to the Knowledge of Seller, there are no investigations by any Governmental Authority pending or threatened against Seller or any of its Subsidiaries that are related to the ITO Business.

(b)                                 Except as set forth on Schedule 3.14(b), as of the date of this Agreement, neither Seller nor any of its Subsidiaries are subject to or bound by any Governmental Order (or any settlement agreement with any Governmental Authority) that is related to the ITO Business.

3.15                                        Compliance with Laws.

(a)                                 Seller and its Affiliates that are involved in the ITO Business are in compliance in all material respects with, and, for the past three (3) years have been in compliance in all material respects with, all Laws and Governmental Orders applicable to the ITO Business.

(b)                                 Without limiting Section 3.15(a) or Section 3.15(c), with respect to the ITO Business, Seller and its Affiliates that are involved in the ITO Business are in compliance, and for the past five (5) have been in compliance, in all material respects with the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), the Export Administration Regulations (15 C.F.R. Parts 730-744), U.S. Foreign Trade Regulations (15 C.F.R. Part 30), the U.S. Treasury Department, Office of Foreign Assets Control Regulations (30 C.F.R. Parts 500-599); and the Anti-boycott laws (15 C.F.R. Part 760 and Section 999 of the U.S. Internal Revenue Code) (collectively, “Export Control Laws”).  With respect to the ITO Business, neither Seller nor any of its Affiliates that are involved in the ITO Business have, in the past five (5) years (i) received written notice or written assertion of, or been threatened in writing to be charged with, any violation in any material respect of any Export Control Laws, (ii) been the recipient of a subpoena, warning letter, finding of violation letter, charging letter, letter of investigation or other document alleging a violation, or possible violation, in any material respect of any applicable Export Control Laws from any Governmental Authority (of competent jurisdiction), (iii) to the Knowledge of Seller, been the subject of a written indictment for a violation or violations of any applicable Law or Governmental Order (including applicable Export Control Laws), (iv) been convicted of violating any applicable Law or Governmental Order (including applicable Export Control Laws), or (v) entered into a settlement, plea agreement, or deferred prosecution agreement with any Governmental Authority for alleged violations of any applicable Law or Governmental Order (including applicable Export Control Laws).

(c)                                  Without limiting Section 3.15(a) or Section 3.15(b), with respect to the ITO Business, Seller and its Affiliates that are involved in the ITO Business are in compliance, and, have been for the past five (5) years in compliance, in all material respects with all applicable legal requirements under (x) the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1, et seq.), (y) applicable local anti-corruption and bribery Laws, and (z) applicable Laws relating to lobbying expenditures and political contributions, in each case, in jurisdictions in which Seller or its Affiliates are operating or have operated the ITO Business (the Laws referred to in clauses (x) through (z) above, collectively, the “Specified Laws”).  Neither Seller nor any of its Affiliates that are involved in the ITO Business have received any written communication from any Governmental Authority (of competent jurisdiction) that alleges that Seller or any of its Affiliates that are involved in the ITO Business or any agent thereof is, or may be, in violation in any material respect of, or in the past five (5) years, has been, or may have any liability in any material respect under, any Specified Laws.

(d)                                 Notwithstanding anything to the contrary contained herein, Buyer agrees that Seller makes no representation or warranty under Section 3.15(a), Section 3.15(b) or Section 3.15(c) with respect to the subject matter of the representation and warranties in Sections 3.9 (Intellectual Property), 3.10 (Labor Matters), 3.11 (Employee Benefit Plans), 3.12 (Taxes) and 3.16 (Environmental Matters); provided, however, that the parties acknowledge and agree that nothing contained in this Section 3.15(d) is intended to modify, qualify, diminish or otherwise affect the subject matter, content, strength or enforceability of the representations and warranties made by Seller (on behalf of itself and the Selling Subsidiaries, as applicable) in Sections 3.9 (Intellectual Property), 3.10 (Labor Matters), 3.11 (Employee Benefit Plans), 3.12 (Taxes) or 3.16 (Environmental Matters).

(e)                                  Schedule 3.15(e) sets forth a list of all material Licenses which are required for the operation of the ITO Business as conducted as of the date of this Agreement (the “Material Licenses”).  Except as otherwise provided on Schedule 3.15(e), the Material Licenses listed on Schedule 3.15(e) have been issued in the name of Seller or the Selling Subsidiaries and there are no other Licenses required to operate the ITO Business in substantially the same manner as it is currently conducted as of the date of this Agreement.  The Material Licenses are in full force and effect, and to the Knowledge of Seller, the ITO Business is being conducted in compliance in all material respects with the terms and conditions of the Material Licenses, and, except as set forth on Schedule 3.15(e), none of the Material Licenses will become terminable, in whole or in part, as a result of the occurrence of the Transaction.  The Material Licenses are not subject to any condition except conditions applicable to such Material Licenses generally or as otherwise disclosed on the face of such Licenses.

3.16                                        Environmental Matters.  Except as disclosed on Schedule 3.16:

(a)                                 The operations of the ITO Business are conducted by Seller and its Affiliates, and for the past three (3) years have been conducted by Seller and its Affiliates, in compliance in all material respects with all Environmental Laws.  Seller and its Affiliates have obtained all material Licenses required under Environmental Law to conduct the operations of the ITO Business, all such Licenses are in full force and effect, and to the Knowledge of Seller, there are no facts or circumstances which would reasonably be expected to lead to any such Licenses being revoked, canceled or modified.

(b)                                 Neither Seller nor any of its Affiliates have received written notice of any actions, claims, complaints, investigations, or other proceedings which would reasonably be expected to result in the ITO Business incurring material Environmental Liabilities.

(c)                                  To the Knowledge of Seller, there has been no Release of Hazardous Substances at, on, under, or from the Real Property Leases or at any facilities that may have received Hazardous Substances generated by the ITO Business, such that Seller or any of its Affiliates would reasonably be expected to incur material Environmental Liabilities.

(d)                                 Except as provided in the Real Property Leases, neither Seller nor any of its Affiliates are subject to any Contract that may require the ITO Business to pay, reimburse, guarantee, pledge, defend, indemnify or hold harmless any Person for or against any Environmental Liabilities.

(e)                                  There are no Environmental Encumbrances on the Purchased Assets.

(f)                                   Seller has disclosed and made available to Buyer all material information, including without limitation all of any material reports, studies, analyses, tests or monitoring results, in the possession, custody or control of Seller and its Affiliates relating to (i) the environmental conditions on, under or about the Real Property, and (ii) Hazardous Substances used, managed, handled, transported, treated, generated, stored or Released by Seller or any other Person at any time on any Real Property, excluding any classified or privileged information.

(g)                                  Notwithstanding any other provision of this Agreement, the representations and warranties contained in this Section 3.16 are the sole and exclusive representations and warranties of Seller, on its behalf and as to the Selling Subsidiaries, in this Agreement that relate to Environmental Laws, Hazardous Substances or other environmental matters.

3.17                                        Insurance. Schedule 3.17 contains a true, correct and complete list of all insurance policies (by policy number, insurer, policy holder, policy period, type, and amount of coverage) held for the benefit of the ITO Business (the “Insurance Policies”).  The Insurance Policies cover the ITO Business and the Purchased Assets against such risks and in such amounts customary for companies of similar size to Seller (taken as a whole), in their geographic regions and in the respective businesses in which the ITO Business operates, which insurance policies or other arrangements are also sufficient for compliance with applicable Law.  Seller and, to the extent applicable, its Subsidiaries, are in material compliance with the terms and provisions of the Insurance Policies and all premiums due and payable with respect thereto have been paid.  Neither Seller nor any of its Subsidiaries have received a written notice of cancellation or termination of any Insurance Policy.  The limits of the Insurance Policies have not been materially eroded, there are no gaps in historical limits, and aggregate limits have not been exhausted.  As of the date of this Agreement, there is no material claim relating to the ITO Business pending under any of the Insurance Policies as to which coverage has been denied or disputed by the underwriters of such policy.

3.18                                        Transactions with Affiliates.  Except as set forth on Schedule 3.18, there are no material Contracts or business arrangements with respect to the ITO Business between Seller or any of its Subsidiaries, on the one hand, and any of Seller’s, or its Subsidiaries’ directors or officers or the ITO Business’ senior managers or, to the Knowledge of Seller, any of the respective Affiliates of any of such directors, officers or managers, on the other hand. To the Knowledge of Seller, none of any such directors, officers or senior managers nor any of their respective Affiliates, has any material interest in any material property used by the ITO Business or any material interest in any Existing Customer or supplier of the ITO Business or any provider of products or services to the ITO Business.

3.19                                        Brokers.  Neither Seller nor its Affiliates has engaged, or incurred any unpaid liability (for any brokerage fees, finders’ fees, commissions or otherwise) to, any broker, finder or agent in connection with the Transaction.

3.20                                        Title to and Sufficiency of Assets.

(a)                                 Seller (or a Selling Subsidiary of Seller, as the case may be) has good and marketable title to, or a valid leasehold interest to, the Purchased Assets, free and clear of all Encumbrances, except for Permitted Encumbrances.

(b)                                 Except for the Excluded Assets, or as set forth on Schedule 3.20, the Purchased Assets and the rights provided to Buyer under the Transition Services Agreement constitute all of the assets, tangible or intangible, of any nature whatsoever, and rights necessary to operate the ITO Business in the manner presently operated by Seller and the Selling Subsidiaries.  The Purchased Assets are, in all material respects, adequate for the purposes for which such assets are currently used or are held for use, and are in reasonably good repair and operating condition (subject to normal wear and tear).  All of the Purchased Assets are located in the United States, the United Kingdom, India, Norway, Poland and Spain.  The Selling Subsidiaries are the only Affiliates of Seller that (i) own or lease any of the Purchased Assets (other than those Purchased Assets owned by Seller) and (ii) are involved with or conduct the ITO Business. Seller is the only Person organized in the United States that owns any of the Purchased Assets.

3.21                                        Existing Customers and Vendors.

(a)                                 Schedule 3.21(a) sets forth the (i) name of each Existing Customer, (ii) amount of revenue recorded for each Existing Customer for each of the year ended December 31, 2011 and the six months ended June 30, 2012 and (iii) the Monthly Recurring Revenue for June 2012 for each Existing Customer.

(b)                                 Schedule 3.21(b) sets forth the (i) name of each vendor of the ITO Business and (ii) the expenditures incurred by Seller (including such expenditures incurred by the Selling Subsidiaries) for each vendor for each of the year ended December 31, 2011 and the six months ended June 30, 2012.

(c)                                  To the Knowledge of Seller, none of the Existing Customers listed on Schedule 3.21(a) or the vendors party to the Vendor Contracts has, since March 31, 2012, notified Seller or any of the Selling Subsidiaries in writing that it has cancelled or materially and adversely altered, or intends to cancel or materially and adversely alter, its business relationship with the ITO Business.

(d)                                 Schedule 3.21(d) sets forth all outstanding Bids as of the date hereof, describing the target customer and material terms of the Bid.  Seller has disclosed and made available to Buyer true, complete and correct copies of all outstanding Bids as of the date hereof.

3.22                                        Solvency.  Seller and the Selling Subsidiaries are solvent, able to pay their debts as they become due, own property that has a fair saleable value greater than the amounts required to pay their debts (including a reasonable estimate of the amount of all contingent liabilities), and have adequate capital to carry on their business (if any).  No transfer of property is being made by Seller and the Selling Subsidiaries, and no obligation is being incurred by Seller and the Selling Subsidiaries, in connection with the Transaction with the intent to hinder, delay or defraud either present or future creditors of Seller and the Selling Subsidiaries, as the case may be.  Neither Seller nor the Selling Subsidiaries will become insolvent as a result of (i) their execution and delivery of this Agreement or any Transaction Agreement to which they are specified to be a party, (ii) their performance of their obligations, as applicable, hereunder or thereunder, or (iii) their consummation of the Transaction.

3.23                                        No Guarantees. None of the obligations or Liabilities of the ITO Business is guaranteed by or subject to a similar contingent obligation of any other Person. There are no outstanding letters of credit, surety bonds or similar instruments of Seller or any of its Affiliates in connection with the ITO Business or the Purchased Assets.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as of the date of this Agreement, and acknowledges and confirms that Seller is relying upon such representations and warranties in connection with the Transaction, as follows:

4.1                                               Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each of the Buying Subsidiaries is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization, and Buyer and each of the Buying Subsidiaries have all requisite corporate or other applicable entity power and authority to execute, deliver and perform this Agreement and the Transaction Agreements to which they are a party and to consummate the Transaction, and to own, operate or lease their assets and properties and to conduct its business as presently conducted by them, as applicable.  Buyer and each of the Buying Subsidiaries are qualified or authorized to do business in each foreign jurisdiction where such qualification is necessary, except where the failure to be so qualified would not, and would not reasonably be expected to, materially impair Buyer and each of the Buying Subsidiaries’ ability to consummate the Transaction in accordance with this Agreement.

4.2                                               Authority.  Buyer and each of the Buying Subsidiaries, as applicable, have all requisite corporate or other applicable entity power and authority to enter into and deliver this Agreement and the Transaction Agreements to which they are a party, to perform their obligations hereunder and thereunder, as applicable, and to consummate the Transaction.  The execution and delivery by Buyer and each of the Buying Subsidiaries, as applicable, of this Agreement and the Transaction Agreements to which each is a party, the performance by Buyer and each of the Buying Subsidiaries of its obligations hereunder and thereunder, as applicable, and the consummation by Buyer and each of the Buying Subsidiaries of the Transaction, have been duly authorized by all necessary corporate action on the part of Buyer and each of the Buying Subsidiaries, as applicable.  This Agreement has been, and, at or prior to the Closing, the Transaction Agreements to which Buyer and each of the Buying Subsidiaries are a party, shall be, duly executed and delivered by Buyer and each of the Buying Subsidiaries, as applicable.  Assuming the due authorization, execution and delivery of this Agreement and the Transaction Agreements by Seller and each of the Selling Subsidiaries, as applicable, this Agreement constitutes, and each of the Transaction Agreements to which Buyer and/or any of the Buying Subsidiaries, as applicable, are a party (when so executed and delivered) will constitute, a legal, valid and binding obligation of Buyer and each of the Buying Subsidiaries, as applicable, enforceable against Buyer and each of the Buying Subsidiaries in accordance with their terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditor’s rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3                                               No Violation; Third Party Consents. Except as set forth on Schedule 4.3 and Schedule 4.4, the execution and delivery by Buyer and each of the Buying Subsidiaries, as applicable, of this Agreement and the Transaction Agreements to which each is a party, the performance by Buyer and each of the Buying Subsidiaries of their obligations hereunder and thereunder, as applicable, and the consummation by Buyer and each of the Buying Subsidiaries of the Transaction, will not conflict with or violate, result in a breach of or constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination or cancellation under the terms or provisions of (a) the Organizational Documents of Buyer or any of the Buying Subsidiaries, (b) any material Contract to which Buyer or any of the Buying Subsidiaries is a party or is bound, or (c) any Law applicable to Buyer and each of the Buying Subsidiaries, or any Governmental Order issued by a Governmental Authority by which Buyer or any of the Buying Subsidiaries are in any way bound or obligated, except in the case of clauses (b) and (c) of this Section 4.3, as would not, and would not reasonably be expected to, materially impair the ability of Buyer and each of the Buying Subsidiaries to perform their obligations under this Agreement and the Transaction Agreements, as applicable, to which they are a party or to consummate the Transaction in accordance with this Agreement.

4.4                                               Governmental Consents.  Except as set forth on Schedule 4.4, no consent, waiver, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of Buyer or any of the Buying Subsidiaries in connection with the execution and delivery by Buyer and each of the Buying Subsidiaries, as applicable, of this Agreement and the Transaction Agreements to which each is a party, the performance by Buyer and the Buying Subsidiaries of their obligations hereunder and thereunder, as applicable, and the consummation by Buyer and each of the Buying Subsidiaries of the Transaction, other than such of the foregoing that, if not obtained or made, would not, and would not reasonably be expected to, materially impair the ability of Buyer and each of the Buying Subsidiaries to perform their obligations under this Agreement and the Transaction Agreements, as applicable, to which each is a party or to consummate the Transaction in accordance with this Agreement.

4.5                                               Litigation.  Except as set forth on Schedule 4.5, there are no pending or, to the Knowledge of Buyer, threatened Actions by any Person or Governmental Authority against or relating to Buyer (or any Affiliate of Buyer) or by which Buyer or its assets or properties are or may be bound which, if adversely determined, would, or would reasonably be expected to, materially impair the ability of Buyer or any of the Buying Subsidiaries to perform their obligations under this Agreement and the Transaction Agreements, as applicable, to which each is a party or to consummate the Transaction in accordance with this Agreement.

4.6                                               Brokers.  Buyer has not engaged, or incurred any unpaid liability (for any brokerage fees, finders’ fees, commissions or otherwise) to, any broker, finder or agent in connection with the Transaction.

4.7                                               Financing.  Buyer and each of the Buying Subsidiaries (a) have sufficient cash, available lines of credit or other sources of immediately available funds to pay in cash, when due, the Purchase Price and any expenses incurred by Buyer and the Buying Subsidiaries in connection with the Transaction, and (b) will have the financial resources and capabilities to perform its obligations hereunder.

4.8                                               Solvency.  Immediately after giving effect to the Transaction contemplated by this Agreement (assuming the satisfaction of the conditions set forth in Section 8.1 and Section 8.2 at the Closing), Buyer and the Buying Subsidiaries will be solvent, be able to pay their debts as they become due, own property that has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities), and have adequate capital to carry on their respective businesses.  No transfer of property is being made by Buyer or its Affiliates, and no obligation is being incurred by Buyer or its Affiliates, in connection with the Transaction with the intent to hinder, delay or defraud either present or future creditors of Seller.

ARTICLE V
PRE-CLOSING COVENANTS AND AGREEMENTS

5.1                                               Conduct of the ITO Business Pending the Closing.

(a)                                 After the execution and delivery of this Agreement and prior to the Closing, except (1) as set forth on Schedule 5.1, (2) as required by applicable Law (which, in the event any such action is taken (or inaction, as the case may be) by Seller or its Affiliates (as applicable) in reliance on this Section 5.1(a)(2), Seller shall promptly give written notice of the same to Buyer), (3) with respect to the Excluded Assets and Excluded Liabilities, or (4) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller (and its Affiliates, as applicable) shall:

(i)                                     conduct the ITO Business only in the Ordinary Course of Business;

(ii)                                  comply (to the extent with respect to the ITO Business), and cause its applicable Subsidiaries to comply, in all material respects, with all Laws applicable to the ITO Business, and as soon as reasonably practicable following receipt thereof, give Buyer copies of any notice received from any Governmental Authority alleging any material violation of any such Law;

(iii)                               (a) preserve intact the legal existence and present business operations of the ITO Business, (b) maintain in effect all Licenses which are necessary for the current conduct of the ITO Business and (c) use its commercially reasonable efforts to preserve intact the relationships of the ITO Business with its customers, suppliers, licensors and employees;

(iv)                              pay accounts payable and other obligations of the ITO Business when they become due and payable in the Ordinary Course of Business;

(v)                                 (a) promptly notify Buyer of awards of any Contract to the ITO Business based on Bids existing as of the date hereof, (b) promptly notify Buyer of the entry by Seller or any of its Subsidiaries into any Contract based on Bids, and (c) other than in the Ordinary Course of Business, not make any Bids to Existing Customers or potential customers of the ITO Business (“Prospective Customers”);

(vi)                              promptly notify Buyer of (a) any increase in the compensation or benefits of any Business Employee, (b) the grant of any severance or termination pay to any person who is, or will be, a Continuing Employee, or (c) the establishment, adoption, entry into, amendment or termination of any Plan or any plan, agreement, program, policy, trust, fund, or other arrangement that would be a Plan if it were in existence as of the date of this Agreement, in each case irrespective of whether any of the foregoing would be solely the obligation of Seller from and after the Closing; provided, however, that in the case of Section 5.1(a)(vi)(a), Seller shall also be required to get the prior written consent of Buyer in the event of any increase in the compensation or benefits of any Business Employee (other than increases which may be mandated by applicable Law) based in or whose primary service to Seller or its Affiliates pertains to the operation of the ITO Business in the Ordinary Course of Business in (1) India, if such increase exceeds 15% of the applicable amounts paid or granted to such India Employee as of the date of this Agreement and (2) the United States, if such increase exceeds 10% of the applicable amounts paid or granted to such Business Employee located in the United States as of the date of this Agreement;

(vii)                           provide copies, promptly after circulation to appropriate members of Seller’s management, of those financial and management reports with respect to the ITO Business listed on Schedule 5.1(a)(vii);

(viii)                        promptly notify Buyer of (a) any actual or threatened (in writing) litigation related to the ITO Business and (b) any termination by the other party thereto of any Material Contracts; and

(ix)                              obtain the prior written consent of Buyer with respect to (a) renewals of Vendor Contracts worth $250,000 or more on an annual basis or that alter or include additional or different terms and conditions of any Vendor Contracts, or (b) any new material Liability (other than an Excluded Liability) incurred by the ITO Business that is not in the Ordinary Course of Business.

(b)                                 After the execution and delivery of this Agreement and prior to the Closing, except (1) as set forth on Schedule 5.1, (2) as required by applicable Law (which, in the event any such action is taken (or inaction, as the case may be) by Seller or its Affiliates (as applicable) in reliance on this Section 5.1(b)(2), Seller shall promptly give written notice of the same to Buyer), (3) as is solely between or among Seller and any of its Selling Subsidiaries, or (4) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall not take any of the actions referred to below (and shall cause its applicable Subsidiaries not to take any of the actions referred to below):

(i)                                     (x) sell, assign, license, transfer, convey, lease, or otherwise dispose of, or create or incur any Encumbrance (other than a Permitted Encumbrance) on, any material Intellectual Property or any material properties or assets of the ITO Business, except in each case in the Ordinary Course of Business or (y) fail to take commercially reasonable efforts to discharge (prior to the Closing), any involuntary Encumbrance of which Seller has Knowledge, against or in respect of any material Purchased Intellectual Property or any material Purchased Assets;

(ii)                                  except with respect to the Excluded Assets and the Excluded Liabilities, cancel, settle or compromise any material Action with respect to the ITO Business, other than in the Ordinary Course of Business;

(iii)                               enter into any commitments for capital expenditures of the ITO Business in excess of Twenty-Five Thousand Dollars ($25,000) in any individual case or in excess of One Hundred Thousand Dollars ($100,000) in the aggregate;

(iv)                              enter into or agree to enter into any merger or consolidation with any Person, or permit the ITO Business (directly or indirectly) to acquire either the securities or equity interests of any other Person (whether a Subsidiary or otherwise) or any assets of a business with a value of more than Fifty Thousand Dollars ($50,000);

(v)                                 to the extent materially affecting the ITO Business, make, revoke, amend or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, enter into any closing agreement, settle any material Tax claim or assessment, file any amended Tax Return, extend or waive the application of any statute of limitations regarding the assessment or collection of any Tax (except with respect to the routine extension of Tax Returns in the Ordinary Course of Business), apply for or pursue any Tax ruling, change any tax identification number or execute any powers of attorney in respect of any Tax matter or take any action to deny the availability of any election in respect of Taxes;

(vi)                              adversely change the limits or terms and conditions of the Insurance Policies covering the ITO Business and the Purchased Assets (including self insurance held by Seller or the ITO Business), including allowing policies to expire without renewing such policies or obtaining comparable replacement coverage, or prejudice rights to insurance payments thereunder;

(vii)                           other than in the Ordinary Course of Business, enter into, amend or terminate, or permit any Subsidiary of Seller to enter into, amend or terminate, or assign or otherwise dispose of, any Material Contract;

(viii)                        (a) increase any compensation or benefits of any management employee of the ITO Business who is, or will be, a Continuing Employee, (b) institute any across-the-board increase in compensation or benefits of any persons who are, or will be, Continuing Employees, (c) increase any compensation or benefits of any non-management employee of the ITO Business who is, or will be, a Continuing Employee, other than (in the case of this Section 5.1(b)(viii)(c)) increases which, individually or taken together, are immaterial, are in the Ordinary Course of Business and are not part of any across-the-board increase, (d) grant any severance or termination pay to any person who is, or will be, a Continuing Employee, or (e) establish, adopt, enter into, amend or terminate any Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement, except, in each case, to the extent any of the foregoing are solely the obligation of Seller from and after the Closing;

(ix)                              make any material change in any method of accounting or accounting practice of the ITO Business, except as required by changes in GAAP or as required by applicable Law;

(x)                                 make or extend (or cause the making or extension of) any loan or other extension of credit to any Existing Customer or Prospective Customer;

(xi)                              implement any plant closing or layoff of employees of the ITO Business that would be reasonably expected to implicate the Worker Adjustment and Retraining Act (or any similar state, local or foreign Law) with respect to the ITO Business;

(xii)                           make any material change in the lines of business in which the ITO Business participates or is engaged; or

(xiii)                        enter into any agreement, whether in writing or otherwise, to do anything prohibited by this Section 5.1.

(c)                                  For the avoidance of doubt, nothing contained in this Section 5.1 shall prohibit any dividends or other distributions of cash (or any cash sweeps or similar treasury functions to transfer cash), to the extent in compliance with applicable Law, from any Subsidiary of Seller.

(d)                                 After the execution and delivery of this Agreement and prior to the Closing, Seller shall not transfer, or permit to be transferred, any personal property of the ITO Business (whether as of the date hereof, or as of any time subsequent to the date hereof but prior to the Closing) to any other business unit or division of Seller and its Affiliates.

5.2                                               Notice; Effect of Notice.  From the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with Section 11.1, Seller shall notify Buyer, and Buyer shall notify Seller, in writing, promptly after becoming aware of any event, transaction or circumstance that causes or would reasonably be expected to cause or constitute a breach in any material respect of any representation, warranty, covenant or agreement of such notifying party in this Agreement; provided, however, that no such notice shall have any adverse effect on Seller’s or Buyer’s, as the case may be, ability to assert the failure of any conditions to its obligation to close set forth in Article VIII hereof or to assert a breach of any representation, warranty, covenant or agreement of the other party in this Agreement.

5.3                                               Control of Business.  Notwithstanding anything in this Agreement to the contrary, but subject to Seller’s compliance with Section 5.1, Buyer acknowledges on behalf of itself and its Affiliates and its and their directors, officers, employees, Affiliates, agents, representatives, successors and assigns, that (a) the operation of the ITO Business remains in the dominion and control of Seller and the Selling Subsidiaries until the Closing and (b) none of the foregoing Persons, shall have, directly or indirectly, the right to control or direct the operations of the ITO Business prior to the Closing.

5.4                                               Access to Information.  Subject to any and all applicable contractual requirements and Seller’s reasonable security requirements, from the date hereof until the Closing or until this Agreement is earlier terminated in accordance with the terms hereof, Seller shall afford to the officers, employees, agents and authorized representatives of Buyer (including independent public accountants, financial advisors and attorneys) reasonable access during normal business hours, upon reasonable advance notice, to the offices, properties and business, tax and accounting records (including computer files, retrieval programs and similar documentation) of the ITO Business and other records and documents relating to the Purchased Assets to the extent reasonably requested and shall furnish to Buyer or its authorized representatives such additional information concerning Seller and its Subsidiaries relating to the Purchased Assets and the ITO Business as shall be reasonably requested; provided, however, that Seller shall not be required to violate any obligation of confidentiality to which Seller or its Affiliates are subject in discharging its obligations pursuant to this Section 5.4.  Buyer agrees that such access shall be conducted in such a manner as not to unreasonably interfere with the operations of Seller and its Affiliates. Prior to the Closing, Buyer and its representatives shall not speak to any of the employees, customers, distributors, and suppliers of the ITO Business (to the extent known to Buyer as such) in connection with the Transaction or regarding the Evaluation Material (as defined in the Confidentiality Agreement) without the prior consent of the Chief Financial Officer or the General Counsel of Seller, and any such permitted communications shall be made in the presence of a designated representative of Seller, provided that, to the extent reasonably requested by Buyer, Seller shall use its commercially reasonable efforts, prior to the Closing, to provide Buyer with reasonable access, during normal business hours and upon reasonable notice, to such employees, customers, distributors and suppliers in the presence of a designated representative of Seller (to the extent such representative is designated by Seller and elects to be present for such access) (with the terms of any such access to be determined by Seller in its reasonable discretion).

5.5                                               Notices and Consents.

(a)                                 Prior to the Closing, (i) Seller shall use its commercially reasonable efforts to give all notices required to be given and to obtain all consents, approvals or authorizations of any third parties (including any Governmental Authority) that are required in connection with the transactions contemplated by this Agreement and (ii) Buyer shall use its commercially reasonable efforts to cooperate and provide Seller assistance in obtaining such consents, approvals or authorizations and hereby acknowledges that that Buyer will be required to play a critical role in obtaining such consents; provided, however, that, except as set forth in the immediately following sentence, “commercially reasonable efforts” shall not be deemed to require Seller or Buyer or any of their respective Affiliates to incur any material fees or material out-of-pocket expenses, or grant any Material Concession (as defined below), in connection therewith.  Notwithstanding the foregoing, except for Seller’s internal costs and outside legal expenses, Buyer shall be responsible for any costs, fees and expenses associated with the assignment of the Purchased Business Intellectual Property to Buyer.  Without limitation of the foregoing, prior to the Closing, Seller will use commercially reasonable efforts to assist Buyer, at Buyer’s request, in Buyer obtaining license agreements from third parties for their Other Business Licensed Intellectual Property on terms which are substantially similar to those on which Seller has licensed such Intellectual Property from such third parties, provided, that, in no event shall Seller or any its Affiliates be required to incur any material fees or material out-of-pocket expenses, or grant any Material Concession (as defined below), in connection therewith. With respect to those contracts listed on Schedule 5.5(a) (which Buyer acknowledges are used by Seller in its other businesses other than the ITO Business and shall, notwithstanding any other provision of this Agreement, remain contracts of Seller after the Closing) (the “Shared Contracts”), prior to the Closing, Seller shall undertake the same efforts as listed in clause (i) of this Section to, rather than assigning such Shared Contracts to Buyer,  cause the other party to each such Shared Contract to create new contracts containing substantially similar terms as those relevant to the ITO Business in the name of Buyer.  Buyer shall undertake the same efforts as listed in clause (ii) of this Section to cooperate with Seller with respect to the foregoing, and in no event shall Buyer or any of its Affiliates, on the one hand, or Seller or any its Affiliates, on the other hand, be required to incur any material fees or material out-of-pocket expenses, or grant any Material Concession (as defined below), in connection therewith.

(b)                                 Notwithstanding anything contained in this Agreement to the contrary, Buyer shall not be required to undertake any action or desist from taking any action (or cause any of its Affiliates to undertake any such actions or to desist from taking any such actions) pursuant to this Article V or Article VI if such action or inaction (a) would require Buyer or any of its Affiliates to enter into any agreement, consent decree or other commitment requiring Buyer or any of its Affiliates to divest or hold separate or license all or any portion of the assets or business of, or to limit or modify the conduct of all or any portion of the business of, Buyer or any of its Affiliates (including, after the Closing, the Purchased Assets), (b) would have, or would be reasonably expected to have, a material adverse effect on the business of Buyer or any of its Subsidiaries (including, after the Closing, the Purchased Assets, taken as a whole (the actions referred to in clause (a) or (b) above, a “Material Concession”), or (c) would require

Buyer or any of its Affiliates to litigate, pursue or defend any Action challenging any portion of the Transaction as violative of any antitrust laws.

(c)                                  Prior to the Closing, Buyer and Seller shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority, is required or reasonably appropriate, in connection with the consummation of the transactions contemplated by this Agreement.  Subject to the terms and conditions of this Agreement and the Confidentiality Agreement, in taking such actions or making any such filings, prior to the Closing, Buyer and Seller shall use commercially reasonable efforts to furnish information required of any Governmental Authority in connection therewith (subject to confidential treatment in the case of any information provided by Buyer to the extent reasonably requested by Buyer); provided, however, that, in no case whatsoever shall Buyer or any of its Affiliates be required to incur any material fees or material out-of-pocket expenses, or grant any Material Concession (as defined below), in connection therewith.

5.6                                               Indebtedness and Encumbrances, etc.

(a)                                 Schedule 5.6(a) sets forth all Indebtedness of the ITO Business.  Seller shall cause, effective as of the Closing, (i) all Indebtedness of the ITO Business as of the Closing to be paid in full, or otherwise satisfied or discharged in full (or shall be repaid in full upon the payment by Buyer, pursuant to the irrevocable written payment instructions given by Seller to Buyer in accordance with Section 1.5, of a portion of the Closing Date Purchase Price directly to the holders of such Indebtedness in an amount sufficient to repay in full all of such Indebtedness), and (ii) the release of (x) all Encumbrances (other than Permitted Encumbrances) on the Purchased Assets, including any involuntary Encumbrance (other than a Permitted Encumbrance) of which Seller has Knowledge, against any Purchased Business Intellectual Property or any Purchased Asset, and (y) all Encumbrances on the Purchased Assets arising pursuant to, or in connection with, any Indebtedness of Seller; and, at the Closing, Seller shall provide to Buyer written evidence pertaining to (a)(i) — (ii)(y) above (which shall be reasonably satisfactory to Buyer).

(b)                                 Except as set forth on Schedule 5.6(b), Seller shall cause, effective as of the Closing, (i) each Contract (to the extent that it would constitute a Purchased Contract but for this Section 5.6(b)) between Seller, on the one hand, and an Affiliate thereof, on the other hand, to be terminated, without any further liability or obligation of Seller or such Affiliate thereunder.

5.7                                               Business Employees.

(a)                                 No fewer than forty (40) days after the date of this Agreement, Buyer shall deliver to Seller a list of such Business Employees to whom Buyer will not offer employment as of the Closing subject to applicable Law (the “Non-Continuing Employees”).  Notwithstanding the foregoing and for the avoidance of doubt, in no event shall a Business Employee be deemed a Non-Continuing Employee to the extent it would contravene applicable foreign Law.  At this time, Buyer shall also deliver to Seller copies of the employment packages to be offered to each Business Employee (except the Non-Continuing Employees), including identification of the salary, bonus, compensation, benefits and other terms and conditions of employment to be offered to such employees.

(b)                                 Subject to Section 1.6(e), Buyer shall reimburse Seller for the costs of any severance or pay in lieu of notice associated with the Non-Continuing Employees, whether such severance or pay is due to such employees pursuant to applicable Law, including the Worker Adjustment and Retraining Notification Act or any analogous state law (collectively, the “WARN Act”), pursuant to Seller’s customary practices and policies, or under Contract.  Buyer shall reimburse Seller for such costs as follows:

(i)                                     No fewer than five (5) Business days prior to the anticipated Closing Date, Seller shall provide an estimate of such costs associated with the Non-Continuing Employees (the “Estimated Severance Amount”), along with reasonable documentation supporting the calculation of the Estimated Severance Amount (subject to compliance with applicable privacy or similar Laws) and Buyer shall pay such Estimated Severance to Seller at the Closing by wire transfer of immediately available funds in accordance with the written payment instructions delivered by Seller to Buyer pursuant to Section 1.5(c).

(ii)                                  No fewer than ninety (90) days following the Closing, Buyer shall notify Seller of any terminations of any Continuing Employees within such ninety (90) day period).  Within fifteen (15) days thereafter, Seller shall notify Buyer of the final costs associated with the Non-Continuing Employees (the “Final Severance Amount”), which shall include any WARN Act liability for Non-Continuing Employees that may be triggered by Buyer’s termination of Continuing Employees within the ninety (90) period immediately following the Closing, if any, and within five (5) Business days following such notification, (x) Buyer shall pay to Seller, by wire transfer of immediately available funds in accordance with Seller’s written payment instructions, the amount, if any, by which the Final Severance Amount exceeds the Estimated Severance Amount or (y) Seller shall pay to Buyer, by wire transfer of immediately available funds in accordance with Buyer’s written payment instructions, the amount, if any, by which the Estimated Severance Amount exceeds the Final Severance Amount.  If requested by Buyer, Seller shall provide reasonable documentation supporting the calculation of the Final Severance Amount, subject to compliance with applicable privacy or similar Laws.

(c)                                  The provisions of this Section 5.7 shall not apply to Business Employees located in foreign jurisdictions.  The provisions of the relevant Selling Subsidiary Acquisition Agreement shall govern with respect to matters relating to Business Employees located in such foreign jurisdictions.

5.8                                               Employment Laws and Regulations.  Buyer and Seller shall comply in all respects with, any applicable Law that requires notice to and consultation with employees of the ITO Business in connection with the Transaction.  The parties shall use best efforts to cooperate with each other with respect to such compliance.

5.9                                               Financial Statements. From the date hereof until the Closing, on or before the 21st day of each month, Seller shall deliver to Buyer unaudited consolidated financial statements of the ITO Business as at and for the monthly period ending the last day of the preceding month (the “Subsequent Monthly Financial Statements”), which shall include a balance sheet and statement of income.

5.10                                        No Solicitation. From the date hereof until the Closing or until this Agreement is terminated in accordance with the terms hereof, neither Seller nor any of its Affiliates or any Person acting on their behalf shall, directly or indirectly (i) solicit, initiate, entertain or encourage any inquiries or proposals for, or enter into any discussions with respect to, the acquisition of the ITO Business or the Purchased Assets or (ii) furnish or cause to be furnished any non-public information concerning the ITO Business to any Person (other than Buyer and its agents and representatives), each as other than in the Ordinary Course of Business or pursuant to applicable Law and after prior written notice to Buyer.

5.11                                        Monthly Recurring Revenue Report.  At least five (5) days before the Closing Date, Seller shall deliver to Buyer the report required by Section 2.2(f) of this Agreement indicating the Monthly Recurring Revenue under each Customer Contract from (A) the month that is two (2) months prior to the Closing Date if the Closing Date is within the first seventeen (17) calendar days of the month, or (B) the month that is one (1) month prior to the Closing Date if the Closing Date is after the first seventeen (17) calendar days of the month, (e.g., if the Closing Date is October 3, 2012, Seller shall deliver such report indicating the Monthly Recurring Revenue from the month ending August 31, 2012; if the Closing Date is October 18, 2012, Seller shall deliver such report indicating the Monthly Recurring Revenue from the month ending September 30, 2012).  To the extent Buyer has reasonable objections to such report, Buyer shall have forty-eight (48) hours from delivery of such report to Buyer to deliver a written report to Seller setting forth in detail such reasonable objections to the calculations or figures contained therein.  In the event Buyer delivers such written report to Seller, Buyer and Seller agree to use best efforts to resolve any calculations or figures contested in such report as soon as possible.

5.12                                        Physical Location of Assets. Between the date of this Agreement and the Closing Date, Seller shall (i) notify the Buyer in writing of any changes in the locations of the Physical Purchased Assets (or the Persons in control of the facilities at which they are located), (ii) maintain custody over the Physical Purchased Assets until the Buyer directs otherwise, (iii) make available to Buyer and its Representatives reasonable access, during normal business hours, to each Physical Purchased Asset (whether at Seller’s facilities or otherwise) for inspection and/or planned removal and/or shipment by Buyer and its Representatives, and (iv) at Buyer’s expense, cooperate with Buyer’s reasonable requests in connection therewith (including requests for the planned removal and shipment thereof in accordance with the instructions of Buyer).

ARTICLE VI
ADDITIONAL COVENANTS

6.1                                               Publicity.  Seller and Buyer shall cooperate with each other in the preparation and distribution of all public news releases and other public disclosures relating to the Transaction.  Neither Seller nor Buyer shall issue or make, or allow their respective Affiliates to issue or make, any press release or public announcement concerning the Transaction without the consent of the other party hereto, except as otherwise required by applicable Law, but in any event only after giving the other party hereto a reasonable opportunity to comment on such release or announcement in advance, consistent with such applicable legal requirements.

6.2                                               Post-Closing Consents; Nonassignable Assets.

(a)                                 After the Closing (i) Seller shall use commercially reasonable efforts to obtain all consents, approvals or authorizations of any third parties with respect to the Purchased Assets that are not obtained prior to the Closing and that are required in connection with the Transaction and (ii) Buyer shall use commercially reasonable efforts to cooperate and provide Seller assistance in obtaining such consents, approvals or authorizations and hereby acknowledges that Buyer will be required to play a critical role in obtaining such consents; provided that in no case shall such “commercially reasonable efforts” require Seller or Buyer or any of their respective Affiliates to incur any material fees or any material out-of-pocket expenses in connection with such activities (other than with respect to Purchased Business Intellectual Property, as set forth in Section 5.5(a)).  In connection with obtaining the consents contemplated by this Section 6.2, Seller shall not consent to any material modification of any Purchased Contract without the prior written consent of Buyer.

(b)                                 Notwithstanding anything contained in this Agreement to the contrary, to the extent that any Purchased Asset is not capable of being transferred by Seller to Buyer pursuant to this Agreement without the consent, approval or authorization of a third party, and such consent, approval or authorization is not obtained prior to Closing, or if such transfer or attempted transfer would constitute a breach or a violation of the terms thereof or applicable Law, nothing in this Agreement will constitute a transfer or an attempted transfer thereof.

(c)                                  In the event that any such required consent, approval or authorization with respect to any Purchased Asset is not obtained on or prior to the Closing, Seller will (but without any required payment of money or other transfer of value by Seller to any third party) (i) provide to Buyer the benefits, from and after the Closing, of the applicable Purchased Asset (it being understood that Buyer shall be responsible for performing the obligations arising thereunder, to the extent set forth in Section 6.2(d) below), (ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits to Buyer (including through Seller’s entry into a subcontracting, sublicensing or subleasing arrangement with Buyer), and (iii) enforce, at the request and expense of Buyer and for the account of Buyer, any rights of Seller arising from any such Purchased Asset; provided that Seller will not incur any Liability in connection with any such activities described in clauses (i) through (iii) above (other than the expense of salary or the cost of fringe benefits or similar expenses pertaining to employees of Seller, or the incurrence of out-of-pocket expenses in connection with the performance of such activities, or as may be reflected in any agreement entered into by and among Seller, Buyer and any third party in connection therewith). As soon as any such required consent, approval or authorization for the sale, assignment, transfer, conveyance, delivery or assumption of any such Purchased Asset is obtained, Seller shall, if reasonably requested by Buyer for better assigning, transferring, granting, conveying, assuring and conferring right, title and interest to Buyer of such Purchased Assets and for the better assumption by Buyer of the Assumed Liabilities related to such Purchased Assets, execute, acknowledge and deliver to Buyer an assignment and assumption agreement with respect to such Purchased Assets in the form of the Assignment and Assumption Agreement.

(d)                                 To the extent that Buyer is provided the benefits of any Purchased Contract referred to in Section 6.2(c) above, Buyer will perform the obligations arising, from and after the Closing, under such Purchased Contract on behalf of Seller and its Affiliates (to the extent parties thereto), except for any obligation under such Purchased Contract that constitutes an Excluded Liability.

(e)                                  Except as set forth in this Section 6.2, Buyer agrees that Seller will not have any liability or other obligation whatsoever to Buyer to the extent arising out of the failure of Seller to obtain any consents with respect to any Purchased Contract that were required in connection with the Transaction or because of the default, acceleration or termination of such Purchased Contract as a result of the failure to obtain any such consent, so long as (i) Seller did not breach a representation or warranty elsewhere in this Agreement as to whether such consent was required in connection with the Transaction or whether such default, acceleration or termination would arise as a result of the failure to obtain any such consent and (ii) Seller complied with its covenants or agreements elsewhere in this Agreement regarding the use of its commercially reasonable efforts to obtain such consents (subject to such limitations or exceptions as may be set forth in such covenants or agreements).

6.3                                               Employees and Employee Benefit Matters.

(a)                                 Continuing Employees.  No fewer than forty-five (45) days after the date of this Agreement, Buyer shall, or shall cause an Affiliate of Buyer to, offer employment, effective on the Closing Date (or, if thereafter, the date such employee is scheduled to return to work), to all Business Employees employed by Seller immediately prior to the Closing Date, excluding the Non-Continuing Employees (the employees who accept such employment and commence employment on the Closing Date, the “Continuing Employees”), and Buyer shall maintain (or cause another Affiliate of Buyer to maintain), for a period following the Closing through December 31, 2012, for such Continuing Employees compensation and employee benefits comparable (other than with respect to equity incentives), in the aggregate, to the compensation and employee benefits such Continuing Employees were receiving as of immediately prior to the Closing Date.  Nothing express or implied in this Agreement will confer upon any of the Continuing Employees any right to employment or continued employment for any specified period by reason of this Agreement.  On the Closing Date, the Continuing Employees shall cease participating in all Plans (without regard to whether they are material Plans).  For the avoidance of doubt, Buyer is responsible for any severance payments owed to the Continuing Employees after the Closing Date resulting from the termination of any Continuing Employees by Buyer.

(b)                                 Service Credit. Subject to Section 6.3(d), to the extent service is relevant for any purpose, including eligibility, eligibility waiting periods, vesting, benefit accrual (other than for any defined benefit pension plan or entitlement to equity incentives), determination of benefits, or the amount of any paid-time-off, vacation, sick days, flexible spending, severance, layoff, or similar benefits, under any Employee Welfare Benefit Plan or Employee Pension Benefit Plan established, continued, or maintained by Buyer or any of its Affiliates for the benefit of Continuing Employees, such Employee Welfare Benefit Plan or Employee Pension Benefit Plan shall credit Continuing Employees for service earned on and prior to the Closing Date with Seller and its predecessors, in addition to service earned with Buyer or any of Buyer’s Affiliates after the Closing Date. Notwithstanding anything in the previous sentence to the contrary, service will not be credited for purposes of benefit accrual or early retirement subsidies under any defined benefit pension plan or equity incentive plans sponsored by Buyer or its Affiliates.

(c)                                  Pre-Existing Conditions.  With respect to any “employee welfare plan,” as defined in Section 3(1) of ERISA, sponsored, maintained, or contributed to for the benefit of Continuing Employees after the Closing Date (except supplemental or voluntary plans), Buyer shall or shall cause one of its Affiliates to waive all limitations to pre-existing conditions or evidence of insurability and shall provide credit to Continuing Employees (or their spouses or dependents) for any co-payments, deductibles, or out-of-pocket expenses paid by such Continuing Employees under any similar plan of Seller or an Affiliate of Seller during the portion of the relevant plan year preceding the Closing Date.

(d)                                 Accrued Paid Time Off.  Buyer shall allow each Continuing Employee who completes an election to transfer paid time off from Seller to Buyer (in form and substance reasonably satisfactory to Buyer), to use accrued but unused paid-time-off (as set forth on the general ledger of the ITO Business as of the Closing) following the Closing in accordance with the paid-time-off policies of Buyer.

(e)                                  401(k) Plan.  Prior to the Closing, Buyer or one of its affiliates shall maintain or cause to be maintained a defined contribution plan that (i) meets the requirements of Section 401(a) of the Code, and (ii) includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code.  Effective as of the Closing, all Continuing Employees who were eligible to participate in Seller’s 401(k) Plan immediately prior to the Closing shall be eligible to participate in Buyer’s (or one of its Affiliate’s) 401(k) Plan.  Each Continuing Employee who has an account under Seller’s 401(k) Plan shall be eligible to receive an immediate distribution from such Seller 401(k) Plan following the Closing.  Buyer’s (its Affiliate’s) 401(k) Plan shall accept (and Seller’s 401(k) Plan shall be amended, prior to the Closing, to the extent necessary to allow) the rollover of any “eligible rollover distribution” (within the meaning of Section 402(c)(4) of the Code) from Seller’s 401(k) Plan, including plan loans.

(f)                                   Nothing within this Agreement shall constitute an amendment to a Plan or any employee benefit plan of Buyer or its Affiliates, and all such plans of Seller, Buyer, and their Affiliates are subject to their terms and conditions and may only be amended in accordance with their terms and conditions.

(g)                                  The provisions of this Section 6.3 shall not apply to Business Employees located in foreign jurisdictions.  The provisions of the relevant Selling Subsidiary Acquisition Agreement shall govern with respect to matters relating to Business Employees located in such foreign jurisdictions.

(h)                                 Seller and Buyer shall, pursuant to Treasury Regulation section 1.409A-1(h)(4), treat all Continuing Employees as not having experienced a separation from service for purposes of Treasury Regulation section 1.409A-1(h). For the avoidance of doubt, each of Seller and Buyer shall for purposes of any Plan subject to the requirements of Section 409A treat the Continuing Employees as not having terminated employment as a result of the transactions contemplated herein.

6.4                                               Retention of Records and Access to Records and Employees.

(a)                                 From and after the Closing Date, for a period of six (6) years or as otherwise required under applicable Law, (i) Buyer shall preserve all Books and Records of the ITO Business transferred to Buyer pursuant to this Agreement and (ii) subject to Section 1.9, Seller shall preserve all originals or copies of any Books and Records of the ITO Business (if any) which remain in its possession or control as of the Closing.  Upon the expiration of such six (6) year period, each party shall provide the other party a reasonable opportunity to obtain copies, at the requesting party’s expense, of any of such Books and Records, other than classified information to which the requesting party is not authorized to have access, and except to the extent prohibited by applicable Law or to the extent that access thereto would reasonably be expected to jeopardize the attorney-client or work product privilege of the party being requested to provide such access (or an Affiliate thereof).  Following the Closing, Buyer shall, at Seller’s expense (and with Seller’s reasonable assistance and cooperation (at Seller’s expense) as may be reasonably requested by Buyer), prepare and deliver to Seller (i) the unaudited financial statements of the ITO Business relating to periods ending on or prior to the Closing Date (but only to the extent such financial statements were not already prepared by or on behalf of Seller before the Closing) and (ii) other information regarding the ITO Business that is reasonably requested by Seller to prepare Tax Returns of Seller and financial statements of Seller’s Affiliates relating to periods ending on or prior to the Closing Date (but only to the extent such information was not already in the possession or control of Seller before the Closing) (it being understood and agreed by Seller that the financial statements or information furnished by Buyer pursuant to clause (i) or (ii) above may be based on the Books and Records existing prior to Closing, that Buyer shall have no obligation to audit or otherwise review the Books and Records existing prior to Closing for accuracy or make corrections thereto, and that Buyer makes no representation or warranty as to the accuracy of the financial statements or information related to pre-Closing periods furnished by it pursuant to this Section 6.4 or to the suitability of the financial statements or information furnished by Buyer for the intended uses thereof by Seller).  In addition to the foregoing, for a period of six (6) years from and after the Closing, each of Buyer and Seller shall afford to the other, and to the other’s counsel, accountants, auditors and other authorized agents and representatives, during normal business hours, reasonable access to the employees, books, records and other data relating to the ITO Business in its (or its Affiliates’) possession (but only, in the case of such books, records and other data, to the extent related to pre-Closing periods) and reasonably required by the other party, other than classified information to which such requesting party is not authorized to have access, and except to the extent prohibited by applicable Law or to the extent that access thereto would reasonably be expected to jeopardize the attorney-client or work product privilege of the party being requested to provide such access (or an Affiliate thereof), and the right to make copies and extracts, at its expense, therefrom and engage the cooperation of such employees, to the extent that such access, cooperation or copying may be reasonably required by the requesting party (a) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made against Seller or its Affiliates (or against Buyer or its Affiliates) with respect to the ITO Business, (b) to facilitate the investigation, litigation, and final disposition of matters with respect to, and recovery of amounts due to Seller under, the Excluded Assets and the Excluded Contracts, or due to Buyer under, the Purchased Assets and the Purchased Contracts, (c) for the preparation of Tax Returns and related to third-party audits related to the ITO Business with respect to pre-Closing periods, (d) to facilitate any investigation, litigation or other claims with respect to Seller’s operation of the ITO Business prior to the Closing, (e) to relating to the preparation of financial statements in order to satisfy financial reporting obligations of it or its Affiliates or securities Law or exchange filing and compliance obligations of it or its Affiliates, to the extent related to the ITO Business with respect to pre-Closing periods, and (f) for any other reasonable and proper business purpose, provided that, in each of the above cases, such access, cooperation and copying does not unreasonably disrupt the business and operations of the party furnishing such access or cooperation, or making such materials available for copying, or any of its Affiliates.

(b)                                 The party requesting or seeking access or cooperation under this Section 6.4 shall reimburse the providing party for any reasonable, documented, out-of-pocket fees and expenses incurred by the providing party or its Affiliates as a result of preparing and delivering financial statements or other information, or otherwise providing access or cooperation, as set forth in this Section 6.4 (including all reasonable, documented, out-of-pocket fees and expenses incurred by the providing party or its Affiliates in respect of engaging or hiring accounting firms, legal counsel, contractors or other vendors to prepare and deliver such financial statements or to provide such access and cooperation, or to otherwise assist with any of the foregoing), provided, that, for avoidance of doubt, the party requesting or seeking access or cooperation shall be required to bear the expense of employees of the providing party or its Affiliates providing such access or cooperation; provided, however, that Buyer shall not be required to reimburse Seller for the expenses described in the third sentence of Section 6.4(a).

6.5                                               Termination of Rights to the Seller Names and Marks.  Buyer acknowledges and agrees that as between Buyer, on the one hand, and Seller and its Affiliates, on the other hand, all right, title and interest in and to the Seller Names and Marks are owned exclusively by Seller and its Affiliates.  Buyer and its Affiliates shall not have any rights in or to any Seller Names and Marks (except as set forth in the proviso below) and neither Buyer nor any of its Affiliates shall contest the ownership or validity of any rights of Seller or any of its Affiliates in or to any of the Seller Names and Marks.  After the Closing Date, except as set forth in the proviso below, Buyer and its Affiliates will not expressly, or by implication, do business as or represent themselves as having any affiliation, connection or other association with Seller.  Furthermore, Buyer acknowledges and hereby agrees that except as permitted by this Agreement or any Transaction Agreement, as soon as reasonably practicable following the Closing Date, but in no event later than ninety (90) days following the Closing Date, Buyer and its Affiliates shall cease and discontinue all uses of the Seller Names and Marks, either alone or in combination with other words, and all service marks, trademarks, and trade names similar to the Seller Names and Marks or embodying any of the foregoing alone or in combination with other words, on any and all items and materials of the ITO Business, including any websites, internet domain names, vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, work sheets, operating procedures, computer software and other business documents and materials (“Materials”); provided that, (i) if Buyer and its Affiliates are unable to comply with the foregoing requirements of this Section 6.5 for reasons outside of their reasonable control, Buyer may request Seller to grant an extension of time beyond such 90-day period within which to cease all uses of the Seller Names and Marks, as reasonably necessary for Buyer and its Affiliates to cease all such uses, and Seller agrees not to unreasonably withhold the granting of any such extension; and (ii) Buyer and its Affiliates shall have the right (w) to retain records and other historical or archived documents containing or referencing Seller Names and Marks, (x) when advisable or necessary, to refer to the historical relationship between the ITO

Business, on the one hand, and Seller and its Affiliates, on the other hand, (whether in documents or correspondence with third parties concerning Purchased Contracts, regulatory matters, or otherwise), (y) to indicate, when advisable or necessary, the ITO Business’s historical names, regardless of whether such names include any of the Seller Names and Marks, and (z) as may be required under applicable Law or pursuant to any disclosure requirements of any Governmental Authority.

6.6                                               Further Assurances.  Subject to the terms and conditions herein provided, each of Buyer and Seller shall use commercially reasonable efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable, and execute and deliver such documents as may be required to carry out, consistent with applicable Law, the provisions of this Agreement and consummate and make effective the Transaction.  Without limiting the generality of the foregoing, each of the parties hereto agrees that it shall from time to time on or after the Closing promptly do, execute, acknowledge and deliver and shall cause to be done, executed, acknowledged and delivered, all such further acts, deeds, certificates, bills of sales, assignments, transfers, conveyances, powers of attorney, assurances, and other documents as may be reasonably requested by any of the other parties hereto for better assigning, transferring, granting, conveying, assuring and conferring right, title and interest to Buyer of the Purchased Assets and for the better assumption by Buyer of the Assumed Liabilities.

6.7                                               Mail and Other Communications.  From and after the Closing, (a) Buyer shall be entitled to open all mail and other deliveries received at any office location or post office address acquired by it pursuant to this Agreement even though addressed to Seller; provided, however, to the extent such item addressed to Seller relates in whole or in part to an Excluded Asset or a Excluded Liability, Buyer shall promptly, and in no event later than seven (7) days following receipt, remit to Seller such item (or a copy thereof, to the extent is not clear whether such item addressed to Seller so relates or such item relates in part to the ITO Business) and (b) Seller shall promptly, and in no event later than seven (7) days following receipt, remit to Buyer any mail or other communications (to the extent related to the ownership or operation of the ITO Business) received by Seller from third parties, including without limitation, any payments or other deliveries received in the name of Seller with respect to the Purchased Assets after the Closing Date, and any checks, drafts or other instruments reflecting such payments will, when so delivered, bear all endorsements required to effectuate the transfer thereof to Buyer.

6.8                                               Payroll.  Notwithstanding Article 1 of this Agreement, following the Closing, Seller shall, at its sole cost and expense, provide, or cause to be provided through its payroll services provider(s), payroll services (including tax reporting) for the payment to the Continuing Employees of all of their accrued wages and salary as of the Closing in accordance with the normal payroll practices of the ITO Business, and Seller will furnish sufficient funds to its payroll provider(s) to enable all of such accrued wages and salary, together with all payroll tax liabilities related thereto (e.g., FICA, Medicare and unemployment taxes), to be paid, through such payroll services, to the Continuing Employees in accordance with such normal payroll practices.

6.9                                               Proration.  Following the Closing, the following Liabilities that call for periodic payments shall be prorated between Seller and Buyer: (i) telephone and utility charges (which shall include water, sewer, electricity, gas and other utility charges) with respect to the Real

Property; (ii) rental charges, including common area maintenance and other charges, for the Real Property; (iii) payroll, benefits and employer’s share of statutory taxes and programs; and (iv) trade payables, if any, for non-inventory items of goods and services in the Ordinary Course of Business.  With respect to measurement periods during which the Closing Date occurs (all such periods of time being hereinafter called “Proration Periods”), the liabilities described in clauses (i), (ii), and (iii) of the preceding sentence shall be apportioned between Seller and Buyer as of the Closing Date, with Buyer bearing only the expense thereof in the proportion that the number of days remaining in the applicable Proration Period including and after the Closing Date bears to the total number of days covered by such Proration Period. The prorations called for by this Section 6.9 shall be settled between Buyer and Seller within (60) days following the Closing.

6.10                                        Quarterly Reporting Requirements.  During the Earn-Out Period, Buyer shall provide Seller with quarterly reports provided by the seventh day after the end of each applicable quarter (provided, however, that the last such report is to be provided by and include December 31, 2013) that shall identify and describe the progress of Buyer with respect to (a) renewals of, replacements of, and amendments to any Customer Contracts; (b) a description of any dispute with any Existing Customer in which such Existing Customer alleges Losses that could result in an indemnification of Buyer by Seller pursuant to Article X and (c) Monthly Recurring Revenue as of the last day of such quarter.  To the extent the Special Indemnification Survival Period with respect to a particular Customer Contract is longer than the Earn-Out Period, Buyer shall continue to provide Seller with such quarterly reports relating to the information in clauses (a) and (b) of this Section 6.10. Upon request, Buyer shall provide Seller with supporting documentation reasonably sufficient to verify the reported information and will participate in discussions with Seller regarding the reported information.

6.11                                        Selling Subsidiary Acquisitions. At the Closing, Seller will cause the respective Selling Subsidiaries to, and Buyer will or will cause one or more of its Affiliates to, enter into the Selling Subsidiary Acquisition Agreements, providing for the sale, transfer, assignment or other direct or indirect conveyance of the Selling Subsidiary Assets to be transferred by the respective Selling Subsidiaries to one or more of Buyer or its Affiliates.

6.12                                        Non-Solicitation of Employees.  For a period of two (2) years after the Closing Date, Seller agrees that it and its Affiliates will not directly or indirectly solicit or hire any Continuing Employee who is then currently employed by Buyer and Buyer agrees that it will not directly or indirectly solicit or hire any employee of Seller or its Affiliates to whom Buyer was introduced as a result of the Transaction; provided, however, that this paragraph will not prohibit any general advertising or general solicitation not targeted to the Continuing Employees or the employees of Seller or its Affiliates, as the case may be, or hiring employees who respond to such a solicitation with no other action by the other party or its representatives in violation of this paragraph.

6.13                                        Non-Solicitation of Existing Customers; Right of First Offer.

(a)                                 Certain Definitions.  As used in this Section 6.13:

(i)                                     “Restricted Services” means the provision of collocation services, or dedicated or shared managed hosting services (up to and including operating system),

storage, back-up and network services, and managed application support services for the scope of applications provided by the ITO Business as of the Closing.

(ii)                                  “Unrestricted Services” means the provision of any application development or maintenance services.

(iii)                               “Covered Providers” means Seller or any Affiliate of Seller.

(iv)                              “Other Provider” means any provider of Restricted Services, Unrestricted Services, or other services, other than Buyer or the Covered Providers.

(v)                                 “Remaining Customer” means an Existing Customer that shall nonetheless remain a customer of Seller following the Closing with respect to one of CIBER’s lines of business, other than the ITO Business.

(b)                                 Restriction.  Except as otherwise provided in Sections 6.13(c) and (d) below, for a period of two (2) years after the Closing Date (the “Restrictive Period”), the Covered Providers shall not, either directly on their own or in combination with any Other Provider, solicit Existing Customers to:

(i)                                     terminate their relationship with Buyer;

(ii)                                  reduce their expenditures with Buyer; or

(iii)                               purchase Restricted Services from a Covered Provider or any Other Provider without first providing Buyer with written notice of its proposed solicitation to such Existing Customer, and providing Buyer the first opportunity to provide such services on Seller’s behalf (pursuant to the MSRA or otherwise) by presenting a full proposal (including pricing) to Seller with respect to such Existing Customer (a “Buyer Services Proposal”); provided, however, (A) that Buyer shall have a period of ten (10) Business Days from receipt of Seller’s written notice to reply with its Buyer Services Proposal, after which time, if no Buyer Services Proposal has been received, Seller shall be permitted to provide such Restricted Services to such Existing Customer in any way it so chooses, including either alone or with any Other Provider; and (B) that, except as set forth in Section 6.13(b)(iv), Seller shall be under no obligation to accept the terms of any such Buyer Services Proposal, and that following evaluation of such Buyer Services Proposal by Seller, Seller shall be permitted to provide such Restricted Services to such Existing Customer in any way it so chooses, including either alone or with any Other Provider.

(iv)                              Notwithstanding anything contained in Section 6.13(b)(iii) to the contrary, in the event that Buyer timely provides Seller with a Buyer Services Proposal (as provided therein) and Seller reasonably determines that such Buyer Services Proposal is a Qualifying Offer (as defined below), then Seller shall accept the Buyer Services Proposal.  As used herein, the term “Qualifying Offer” means a Buyer Services Proposal that, with respect to the applicable opportunity for the applicable Existing Customer, adequately addresses to the satisfaction of such Existing Customer:  (A) the full scope of services for such opportunity; (B) the contractual terms and conditions for such opportunity; and (C) the pricing for such opportunity.

(c)                                  Exceptions.  For the avoidance of doubt, and notwithstanding Section 6.13(b)(iii) above or Section 4.1 of the MSRA, nothing in this Agreement or the MSRA shall limit, prohibit, require a right of first opportunity with respect to, or otherwise restrict the Covered Providers from:

(i)                                     providing, marketing, or selling, either alone or in combination with any Other Provider any Unrestricted Services to any Existing Customer;

(ii)                                  providing, either alone or in combination with any applicable existing Other Provider, any Restricted Services provided to any Remaining Customer as of the Closing through the existing term of any applicable service agreements; or

(iii)                               providing, marketing or selling (either alone or in combination with any applicable existing Other Provider), solely on a renewal basis, all or substantially all the Restricted Services provided to any Remaining Customer as of the Closing Date provided that the annual revenue attributable to the Restricted Services portion of any such renewal shall be no greater than 110% of the annual revenue attributable to the Restricted Services portion of the services provided to such Remaining Customer as of the Closing Date. For the avoidance of doubt, with respect to such renewals, nothing herein shall limit the revenue that may be received by Seller that is attributable to any Remaining Customer with respect to any services that do not constitute Restricted Services.

(d)                                 Acquisition of Seller.  Notwithstanding the above, in the event that during the Restrictive Period, Seller is transferred (whether by way of merger, consolidation, sale of substantially all assets, sale or exchange of stock representing a majority in voting power for the Board of Directors of Seller, or otherwise) to a Person (other than an Affiliate of Seller) that, either directly or through one or more of its Affiliates, provides Restricted Services, then from and after such transfer, Seller and its Affiliates (or any applicable successor entities) shall no longer be subject to the restrictions set forth in this Section 6.13.  In the event that any Affiliate of Seller ceases to be an Affiliate of Seller, then such Affiliate shall no longer be a Covered Provider or otherwise subject to the restrictions set forth in this Section 16.3.

6.14                                        Accounts Receivable.  All Accounts Receivable of the ITO Business outstanding and uncollected for the period prior to Closing shall remain the property of Seller (the “Pre-Closing Accounts Receivable”).  In the event any of the Pre-Closing Accounts Receivable are paid to, or collected by, Buyer, Buyer shall immediately remit such Pre-Closing Accounts Receivable amount to Seller, and in any case, within fifteen (15) days after receipt thereof.  Any monies collected or received by Buyer from any Existing Customer or other payor after the Closing Date who then owes amounts both on a Pre-Closing Accounts Receivable and on an account with Buyer accruing after Closing (a “Current Account”), shall be applied to the invoices specified by the payor, without any consultation or discussions with Buyer or Buyer’s representatives to such effect, or to which such payment (by the amount thereof or other indicia) plainly applies, and, if the payor makes such payment without reference to a specific invoice and the applicable invoice is not otherwise obvious, then such payment shall be allocated to the Pre-Closing Accounts Receivable first and thereafter to the Current Accounts.  Buyer shall have no right to set-off any amounts collected for Pre-Closing Accounts Receivable for any amounts owed to Buyer by Seller or any of Seller’s Affiliates hereunder, under any Transaction Document or otherwise.

ARTICLE VII
TAX MATTERS

7.1                                               Responsibility for Taxes.  Seller shall be responsible for and entitled to all refunds of, and shall indemnify Buyer from and against, all Taxes with respect to the Purchased Assets for any Pre-Closing Tax Period and for that portion of any Straddle Period that ends on the Closing Date. Buyer shall be responsible for the remaining Straddle Period Taxes that begins on the day after the Closing and ends on the last day of the Straddle Period and for all Taxes attributable to the Purchased Assets for all other Tax periods after the Closing. For this purpose, Straddle Period Taxes shall be prorated on a daily basis to the Closing Date and thereafter to the end of the applicable Straddle Period. Without limiting the generality of the foregoing, (i) Taxes attributable to a specific transaction (subject to Section 7.4) shall be allocated based on the date of such transaction; (ii) each party shall be responsible for the payment (and shall be entitled to all related refunds) of its own income, net profits, and similar Taxes; and (iii) any ad valorem or property Taxes paid or payable with respect to the Purchased Assets shall be allocated to the Tax period applicable to the ownership of the Purchased Assets regardless of when such Taxes are assessed.

7.2                                               Post-Closing Assistance.  Seller and Buyer will each provide the other such reasonable assistance, at the sole cost and expense of the requesting party, as may reasonably be requested in connection with the preparation of any Tax Return with respect to the Purchased Assets or the ITO Business, or any audit or other examination by any Governmental Authority or any judicial or administrative proceedings relating to Taxes with respect to the Purchased Assets or the ITO Business, and each will retain and provide the requesting party with any records or information that may be reasonably relevant to such return, audit or examination, proceedings or determination. Notwithstanding the foregoing provisions of this Section 7.2, neither party shall be required to provide any consolidated, combined or unitary Tax Returns of the consolidated, combined or unitary group reporting group of which such party is a member; provided, however, that either party shall, upon the other party’s request, provide pro-forma returns and similar information which excludes items unrelated to the ITO Business or the Purchased Assets.  The party requesting assistance will reimburse the other party for reasonable out-of-pocket expenses (other than salaries or wages of any employees of the parties) incurred in providing such assistance.

7.3                                               Post-Closing Tax Matters.

(a)                                 From and after the Closing, each of Buyer and Seller (a “Tax Indemnified Person”), shall notify the other party in writing within thirty (30) days of receipt by the Tax Indemnified Person of written notice of any pending or threatened audits, adjustments, claims, examinations, assessments or other proceedings (a “Tax Audit”) which may affect the liability for Taxes of such other party under this Agreement.  If the Tax Indemnified Person fails to give such timely notice to the other party, it shall not be entitled to indemnification for any Taxes arising in connection with such Tax Audit to the extent that such failure to give notice materially and adversely affects the other party’s right to participate in or meaningfully defend the Tax Audit.

(b)                                 If a Tax Audit relates to Taxes for which only Seller would be liable to indemnify Buyer under this Agreement, Seller shall have the option, at its expense, to control the defense and settlement of such Tax Audit.  If Seller does not elect to control the defense and settlement of such Tax Audit by giving written notice to Buyer within thirty (30) days of the receipt of the first notice of such audit (and failure to give such timely notice shall constitute a waiver of Seller’s right to elect to control and defend the audit), Buyer may, at Buyer’s expense, control the defense and settlement of such Tax Audit, provided that Seller shall pay any Tax for which it is otherwise liable under Section 7.1.  If such Tax Audit relates solely to Taxes for which only Buyer would be liable under this Agreement, Buyer shall, at its expense, control the defense and settlement of such Tax Audit to the extent that such Tax Audit relates to Taxes for which Buyer is liable to indemnify Seller under Section 7.1.

(c)                                  If a Tax Audit relates to Taxes for which both Seller and Buyer could be liable under this Agreement, to the extent practicable, the items of income, gain, loss, deduction and credit or other item required to be reported on or otherwise reported on the applicable Tax Return (“Tax Items”) with respect to such Tax Audit will be distinguished and each party will have the option to control the defense and settlement of those Taxes for which it is so liable.  If such Tax Audit relates to a Straddle Period and any Tax Item cannot be identified as being a liability of only one party or cannot be separated from a Tax Item for which the other party is liable, Buyer, at its expense, shall have the option to control the defense and settlement of the Tax Audit.

7.4                                               Transfer Taxes.  All transfer, documentary, excise, sales, use, stamp, filing, recordation, registration and other such Taxes and fees (including any penalties and interest with respect thereto and excluding all Taxes on or measured by net or gross income or proceeds) incurred or payable, if any, resulting directly from the Transaction and the Transaction Agreements (the “Transfer Taxes”), shall be paid equally by Seller and by Buyer when due, and the party primarily or customarily responsible under applicable local Law for filing such Tax Returns shall file all necessary Tax Returns and other documentation when due with respect to all such Transfer Taxes, and such party shall use its commercially reasonable efforts to provide such Tax Returns to the other party at least ten (10) calendar days prior to the due date for such Tax Returns.  If required by applicable Law, the other party or parties shall join in the execution of any such Tax Returns and other documentation (the expense of which shall be borne equally by Seller and Buyer).

7.5                                               Tax Refunds.  If, following the Closing, a refund of Taxes is received by or credited to the account of the Buyer with respect to the Purchased Assets or the ITO Business in respect of any Pre-Closing Tax Period or portion of a Straddle Period ended on the Closing Date (determined pursuant to the principles set forth in Section 7.1), Buyer will promptly pay (or cause to be paid) the amount of such refund to Seller.  If, following the Closing, a refund of Taxes is received by or credited to the account of Seller with respect to the Purchased Assets or the ITO Business in respect of any Tax period ending after the Closing Date or portion of a

Straddle Period beginning the day after the Closing Date (determined pursuant to the principles set forth in Section 7.1), Seller will promptly pay (or cause to be paid) the amount of such refund to Buyer.

ARTICLE VIII
CLOSING CONDITIONS

8.1                                               Conditions Precedent to Obligation of the Parties.  The respective obligation of each party hereto to consummate the Transaction is subject to the satisfaction or waiver, in writing, on or prior to the Closing Date of the following condition: there shall not be in effect any order by a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transaction.

8.2                                               Conditions Precedent to Obligation of Buyer.  The obligation of Buyer to consummate the Transaction is further subject to the satisfaction or waiver, in writing, on or prior to the Closing Date of the following conditions:

(a)                                 the representations and warranties of Seller set forth in this Agreement (and in any certificates delivered by Seller pursuant to this Agreement), disregarding all materiality or Material Adverse Effect qualifications and exceptions to statements, phrases or concepts contained in this Agreement (or in such certificates), shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (or, if given as of a particular date, only as of such particular date), except (x) in all cases where the failure of such representations and warranties to be so true and correct, taken as a whole, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided, however, that (y) the Fundamental Seller Representations shall be true and correct in all material respects (or in the case of any Fundamental Seller Representation that is qualified by, or subject to an exception for, materiality or Material Adverse Effect, in all respects) as of the applicable dates referred to above (without regard to the exception reflected in Section 8.2(a)(x) above); and, at the Closing, Buyer shall have received a certificate signed by an authorized executive officer of Seller, dated as of the Closing Date, to the foregoing effect;

(b)                                 Seller shall have performed in all respects its agreements and covenants under Section 5.6(a) and Section 5.6(b), and Seller shall have performed and complied in all material respects with all of its other agreements and covenants required by this Agreement to be performed or complied with by Seller at or prior to the Closing; and, at the Closing, Buyer shall have received a certificate signed by an authorized executive officer of Seller, dated as of the Closing Date, to the foregoing effect;

(c)                                  No Action brought by any Governmental Authority shall be pending that seeks to restrain, enjoin or otherwise prohibit the consummation of the Transaction, and no other Action brought by any Person (other than an Action brought by Buyer or any Affiliate thereof) shall be pending that would be reasonably expected to result in a Governmental Authority of competent jurisdiction issuing an order restraining, enjoining or otherwise prohibiting the consummation of the Transaction;

(d)                                 (i) All of the Existing Customers as of the date hereof, except those Existing Customers whose Customer Contracts are up for renewal between the date hereof and the Closing Date, shall continue to be current Existing Customers at and as of the Closing Date, and shall be reflected as such on any amendment to Schedule 1.1(c)(i) in accordance with Section 2.3(g) and (ii) Seller shall have renewed those contracts for the Existing Customers whose Customer Contracts are up for renewal between the date hereof and the Closing Date listed on Schedule 8.2(d).

(e)                                  (i) All of the Key Employees shall continue to be Business Employees as of the Closing, (ii) a number of employees equal to Eighty percent (80%) of the Business Employees indicated in Schedule 8.2(e)(ii) as of the date hereof shall be Business Employees as of the Closing, (iii) a number of employees equal to Eighty percent (80%) of the Business Employees indicated in Schedule 8.2(e)(iii) as of the date hereof shall be Business Employees as of the Closing, (iv) a number equal to Eighty percent (80%) of the AMS Employees as of the date hereof shall (A) be AMS Employees as of the Closing to the extent they are not located in the United States or (B) accept offers of employment as of Closing with Buyer to the extent they are located in the United States; provided that, for purposes of clause (iv)(B), any such AMS Employee to whom Buyer chooses not to offer employment pursuant to Section 5.7(a) shall be counted as though he or she accepted an offer of employment with Buyer for purposes of the closing condition set forth in this Section 8.2(e).

(f)                                   Seller shall have (i) delivered to Buyer the Subsequent Monthly Income Statement and Balance Sheet from (A) the month that is two (2) months prior to the Closing Date if the Closing Date is within the first seventeen (17) calendar days of the month, or (B) the month that is one (1) month prior to the Closing Date if the Closing Date is after the first seventeen (17) calendar days of the month, (e.g., if the Closing Date is October 3, 2012, Seller shall deliver such required financial statements from the month ending August 31, 2012; if the Closing Date is October 18, 2012, Seller shall deliver such required financial statements from the month ending September 30, 2012) (such Subsequent Monthly Income Statement and Balance Sheet delivered pursuant to (i)(A) or (B), the “Closing Financial Statements”), and (ii) provided Buyer at Closing with a certificate signed by an authorized executive officer of Seller that (A) the average of the monthly services revenue of the ITO Business reflected in the statements of income contained in each of the Subsequent Monthly Financial Statements, as compared to the monthly average services revenue reflected in the statement of income for the three months ended June 30, 2012, did not decrease by 10% or more, (B) the average of the monthly EBITDA of the ITO Business reflected in the statements of income contained in each of the Subsequent Monthly Financial Statements, as compared to the average monthly EBITDA for the three months ended June 30, 2012, did not decrease by 15% or more and (C) the Closing Financial Statements do not reflect any material Liabilities other than Liabilities incurred in the Ordinary Course of Business and Liabilities reflected in the Applicable Balance Sheet; provided that, the Buyer and Seller acknowledge and agree that the foregoing clause (ii) shall not be deemed, construed or otherwise interpreted to be a guarantee of results, performance or achievements of the ITO Business or the success or profitability of the ITO Business.  For the purposes of (B) above, EBITDA shall exclude any costs related to implementing this Transaction, including any retention and severance costs.

(g)                                  The Selling Subsidiaries shall have, concurrently with the Closing, consummated the transactions contemplated by the Selling Subsidiary Acquisition Agreements; and

(h)                                 Since the date of this Agreement, there shall not have been any Material Adverse Effect, and Buyer shall have received a certificate signed by an authorized executive officer of Seller, dated as of the Closing Date, to the foregoing effect; and

(i)                                     Seller shall have delivered or caused to be delivered to Buyer the closing deliveries as provided in Section 2.2.

8.3                                               Conditions Precedent to Obligation of Seller.  The obligation of Seller to consummate the Transaction is further subject to the satisfaction or waiver, in writing, on or prior to the Closing Date of the following conditions:

(a)                                 the representations and warranties of Buyer set forth in this Agreement (and in any certificates delivered by Buyer pursuant to this Agreement), disregarding all materiality or Material Adverse Effect qualifications and exceptions to statements, phrases or concepts contained in this Agreement (or in such certificates), shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (or, if given as of a particular date, only as of such particular date), except (x) in each case where the failure of such representations and warranties to be so true and correct, taken as a whole, would not, individually or in the aggregate, reasonably be expected to materially impair Buyer’s ability to consummate the Transaction; provided, however, that (y) the Fundamental Buyer Representations shall be true and correct in all material respects (or in the case of any Fundamental Buyer Representation that is qualified by, or subject to an exception for, materiality or material adverse effect, in all respects) as of the applicable dates referred to above (without regard to the exception reflected in Section 8.2(a)(x) above); and, at the Closing, Seller shall have received a certificate signed by an authorized executive officer of Buyer, dated as of the Closing Date, to the foregoing effect;

(b)                                 Buyer shall have performed and complied in all material respects with all of its covenants and agreements required by this Agreement to be performed or complied with by Buyer at or prior to the Closing, and, at the Closing, Seller shall have received a certificate signed by an authorized executive officer of Buyer, dated as of the Closing Date, to the foregoing effect;

(c)                                  No Action brought by any Governmental Authority shall be pending that seeks to restrain, enjoin or otherwise prohibit the consummation of the Transaction, and no other Action brought by any Person (other than an Action brought by Seller or any Affiliate thereof) shall be pending that would be reasonably expected to result in a Governmental Authority of competent jurisdiction issuing an order restraining, enjoining or otherwise prohibiting the consummation of the Transaction;

(d)                                 The Buying Subsidiaries shall have, concurrently with the Closing, consummated the transactions contemplated by the Selling Subsidiary Acquisition Agreements; and

(e)                                  Buyer shall have delivered or caused to be delivered to Seller the closing deliveries as provided in Section 2.3.

ARTICLE IX
INDEMNIFICATION

9.1                                               Survival.  The representations and warranties of the parties set forth in Sections 3.12 (Taxes), 3.19 (Brokers), and 4.6 (Brokers) shall survive the Closing until 90 days following the expiration of the applicable statute of limitations period in respect of the matter or matters which are the subject of said representations and warranties (taking into account any extension of any such statute of limitations). The representations and warranties of the parties set forth in Sections 3.10 (Labor Matters), solely to the extent related to any Actions for compensation or wages of any kind (including overtime), denial of rest or meal breaks, or any associated Actions for penalties, cost, interest, fees, taxes or other remedies for uncompensated work under any statutory or common-law theory, including but not limited to the Fair Labor Standards Act of 1938, as amended, and 3.20(a) (Title to Assets) shall survive the Closing until the three (3) year anniversary of the Closing Date. The representations and warranties of the parties set forth in Section 3.20(b) (Sufficiency of Assets) shall survive the Closing until the twenty-seven (27) month anniversary of the Closing Date.  All other representations and warranties of the parties contained in this Agreement (or in any certificate delivered pursuant to this Agreement) shall survive the execution and delivery of this Agreement and the Closing until the eighteen (18) month anniversary of the Closing Date. Notwithstanding the foregoing, if a written claim or written notice is given under this Article IX with respect to the breach of any representation or warranty set forth in this Agreement (or in any certificate delivered pursuant to this Agreement) prior to the expiration of the applicable survival period, the claim with respect to such representation or warranty shall continue indefinitely until such claim is finally resolved pursuant to this Article IX.  The pre-Closing and post-Closing covenants identified on Annex III shall survive until eighteen (18) months after the Closing Date; provided, however, that to the extent any such pre-Closing or post-Closing covenant has a specified term, including Sections 6.12 (Non-Solicitation of Employees) and 6.13 (Non-Solicitation of Existing Employees; Right of First Offer), such pre-Closing or post-Closing covenant shall continue in full force and effect after the Closing until fully performed.

9.2                                               Indemnification.

(a)                                 From and after the Closing and subject to the provisions of this Article IX, Seller shall defend, indemnify and hold harmless Buyer, its Affiliates and each of their respective officers, directors, employees and agents (collectively, “Buyer Indemnified Parties”) from and against, and will compensate and reimburse the Buyer Indemnified Parties for, any and all Losses, incurred, resulting or arising from (regardless of whether or not such Losses are related to any Third Party Claim) (i) any breach of or inaccuracy in any of the representations or warranties made by Seller or the Selling Subsidiaries, as the case may be, in this Agreement (or in any Transaction Agreement, other than the Transition Services Agreement, delivered by Seller pursuant to this Agreement), irrespective of whether or not any Buyer Indemnified Party relied thereon, (ii) any breach or nonperformance of any covenant made by Seller or the Selling Subsidiaries, as the case may be, in this Agreement (or in any Transaction Agreement, other than the Transition Services Agreement, delivered by Seller pursuant to this Agreement) or (iii) any

Excluded Liability; provided, however, that indemnification for any Losses incurred by the Buyer Indemnified Parties resulting or arising from liability or indemnification obligations of Buyer to the applicable Existing Customer under the Customer Contracts shall be governed by Article X.

(b)                                 From and after the Closing and subject to the provisions of this Article IX, Buyer shall defend, indemnify and hold harmless Seller, its Affiliates and each of their respective officers, directors, employees and agents (collectively, “Seller Indemnified Parties”) from and against, and will compensate and reimburse the Seller Indemnified Parties for, any and all Losses incurred, resulting or arising from (regardless of whether or not such Losses are related to any Third Party Claim) (i) any breach or inaccuracy in of any of the representations or warranties made by Buyer or any of its Affiliates, as the case may be, in this Agreement (or in any Transaction Agreement, other than the Transition Services Agreement, delivered by Buyer pursuant to this Agreement), irrespective of whether or not any Seller Indemnified Party relied thereon, (ii) any breach or nonperformance of any covenant made by Buyer or any of its Affiliates, as the case may be, in this Agreement (or in any Transaction Agreement, other than the Transition Services Agreement, delivered by Buyer pursuant to this Agreement), or (iii) any Assumed Liability (other than as specified in Article X).

(c)                                  Certain Limitations.

(i)                                     Notwithstanding anything contained herein to the contrary, (x) Seller shall have no liability to the Buyer Indemnified Parties pursuant to Section 9.2(a)(i) or 9.2(a)(ii) with respect to any Action or series of related Actions thereunder unless and until all Losses with respect to such Action or series of related Actions exceed on a cumulative basis an amount equal to Ten Thousand Dollars ($10,000) (such amount, the “Claims-Specific Threshold”), in which case the Buyer Indemnified Parties shall be entitled to indemnification pursuant to such provision, subject to the further limitations set forth in this Article IX, with respect to such Action or series of related Actions, (y) Seller shall have no liability to the Buyer Indemnified Parties pursuant to Section 9.2(a)(i) or 9.2(a)(ii) with respect to any Actions thereunder unless and until the total amount of all Losses of the Buyer Indemnified Parties with respect to such Actions under such provisions (excluding Actions that, in accordance with clause (x) above, do not satisfy the Claims-Specific Threshold (to the extent applicable to such Actions)) exceed on a cumulative basis One-Hundred Thousand Dollars ($100,000) (the “Basket”), in which event Seller shall be liable for all Losses irrespective of the Basket; provided, however, that even in the event the Basket is exceeded (and thereby rendered inapplicable for purposes of this Section 9.2(c)(i) thereafter) in accordance with the foregoing, all subsequent Actions or series of related Actions for Losses shall remain subject to the Claims-Specific Threshold in the manner set forth in this Section 9.2(c)(i), and (z) except as reflected in the last sentence of this Section 9.2(c)(i), the aggregate liability of Seller with respect to Actions by the Buyer Indemnified Parties under Sections 9.2(a)(i) and 9.2(a)(ii) shall not exceed Two Million Dollars ($2,000.000) (the “Cap”). Notwithstanding anything to the contrary herein, the limitations contained in the first sentence of this Section 9.2(c)(i) shall not apply with respect to Actions relating to or arising from (I) fraud, (II) the Excluded Liabilities, (III) any breach by Seller or the

Selling Subsidiaries of any Fundamental Seller Representation, or (IV) any breach by Seller or the Selling Subsidiaries of any pre-Closing covenant identified on Annex III.

(ii)                                  Notwithstanding anything contained herein to the contrary, (x) Buyer shall have no liability to the Seller Indemnified Parties pursuant to Section 9.2(b)(i) or 9.2(b)(ii) with respect to any Action or series of related Actions thereunder unless and until all Losses with respect to such Action or series of related Actions exceed on a cumulative basis an amount equal the Claims-Specific Threshold, in which case the Seller Indemnified Parties shall be entitled to indemnification pursuant to such provision, subject to the further limitations set forth in this Article IX, with respect to such Action or series of related Actions, (y) Buyer shall have no liability to the Seller Indemnified Parties pursuant to Section 9.2(b)(i) or 9.2(b)(ii) with respect to any Actions thereunder unless and until the total amount of all Losses of the Seller Indemnified Parties with respect to such Actions (excluding Actions that, in accordance with clause (x) above, do not satisfy the Claims-Specific Threshold (to the extent applicable to such Actions)) exceed on a cumulative basis the Basket, in which event Buyer shall be liable for all Losses irrespective of the Basket; provided, however, that even in the event the Basket is exceeded (and thereby rendered inapplicable for purposes of Section 9.2(c)(i) thereafter), all subsequent Actions or series of related Actions for Losses shall remain subject to the Claims-Specific Threshold in the manner set forth in this Section 9.2(c)(ii), and (z) except as reflected in the last sentence of this Section 9.2(c)(ii), the aggregate liability of Buyer with respect to Actions by the Seller Indemnified Parties under Sections 9.2(b)(i) and 9.2(b)(ii) shall not exceed the Cap.  Notwithstanding anything to the contrary herein, the limitations contained in the first sentence of this Section 9.2(c)(ii) shall not apply with respect to Actions relating to or arising from (I) fraud, (II) any breach by Buyer or its Affiliates of any Fundamental Buyer Representation, or (III) any breach by Buyer or its Affiliates of any pre-Closing covenant identified on Annex III.

(d)                                 “Material Adverse Effect” and other materiality qualifications or any similar standard or qualifications contained in any representation, warranty, covenant or undertaking contained in this Agreement shall be disregarded for purposes of determining the amount of any Losses for which an Indemnified Party shall be entitled to indemnification hereunder by reason of any breach of such representation, warranty, covenant or undertaking and shall be disregarded for purposes of determining whether any such representation, warranty, covenant or undertaking has been breached when determining whether an Indemnified Party shall be entitled to indemnification hereunder.  Illustrative examples of the application of this Section 9.2(d) are attached hereto as Annex IV (the “Indemnity Examples”).

9.3                                               Indemnification Procedures.

(a)                                 Except for Tax matters (which shall be governed by Section 7.3 and not by this Section 9.3), in the event that (i) the Buyer Indemnified Party or Seller Indemnified Party (the “Indemnified Party”) becomes aware of the institution of any Actions, or the assertion of any Action, by any Person not party to this Agreement in respect of which an Indemnification Claim may be made under this Article IX (a “Third Party Claim”), the Indemnified Party shall promptly cause written notice thereof (a “Claim Notice”) to be delivered to the party from whom indemnification is sought (the “Indemnifying Party”); provided, that, so long as such notice is given within the applicable time period described in Section 9.1, no delay on the part of the Indemnified Party in giving any such notice shall relieve the Indemnifying Party of any indemnification obligation hereunder unless (and then solely to the extent that) the Indemnifying Party is materially prejudiced by such delay.  In addition, except for Tax matters (which shall be governed by Section 7.3 and not by this Section 9.3), in the event that an Indemnified Party seeks to make an Indemnification Claim (other than in respect of a Third Party Claim), the Indemnified Party shall give a Claim Notice to the applicable Indemnifying Party. Each Claim Notice shall be in writing and (x) shall specify the basis for indemnification claimed by the Indemnified Party, (y) if such Claim Notice is being given with respect to a Third Party Claim, shall describe in reasonable detail (to the extent known to the Indemnified Party) such Third Party Claim and shall be accompanied by copies of all relevant pleadings, demands and other papers served on the Indemnifying Party as part of such Third Party Claim, and (z) shall specify the amount of (or if not finally determined, a good faith estimate of) the Losses being incurred by, or imposed upon, the Indemnified Party on account of the basis for the Indemnified Party’s claim for indemnification set forth in the Claim Notice.

(b)                                 If a Third Party Claim is made against an Indemnified Party in respect of which a Claim Notice has been submitted pursuant to Section 9.3(a), the Indemnifying Party shall be entitled to participate in the defense thereof at the Indemnifying Party’s sole cost and expense, and, if it so chooses (and its sole cost and expense), to assume and control the defense thereof, with reputable counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense, and, if the Indemnifying Party so chooses to assume and control the defense thereof, it shall diligently and in good faith prosecute such Third Party Claim to a final conclusion or settlement (subject to the applicable limitations on settlement or compromise set forth in this Section 9.3).  As soon as reasonably practicable (but no later than fifteen (15) days after the Indemnifying Party’s receipt of notice from the Indemnified Party of such Third Party Claim), the Indemnifying Party shall notify the Indemnified Party (i) whether the Indemnifying Party desires, at its sole cost and expense, to participate in, or, at its election, assume and control, the defense of such Third Party Claim, (ii) whether the Indemnifying Party acknowledges its liability hereunder to the Indemnified Party with respect to such Third Party Claim (provided, that if the Indemnifying Party does not provide such acknowledgment, or does provide such acknowledgment but reserves its rights hereunder, it shall not be entitled to assume and control the defense of such Third Party Claim but shall be entitled to participate therein), (iii) if the Indemnifying Party is Seller and desires to assume and control the defense of such Third Party Claim, demonstrates that it has the financial ability to so satisfy such liabilities, and (iv) if the Indemnifying Party is Buyer and desires to assume and control the defense of such Third Party Claim, demonstrates that it has the financial ability to so satisfy such liabilities. Notwithstanding the foregoing, in the event that the Indemnifying Party is Seller, it shall not have the right to assume and control of the defense of any Third Party Claim to the extent (and only to the extent) such Third Party Claim (x) constitutes an Action for non-monetary, equitable or injunctive relief against the Indemnified Party which, if awarded, would be reasonably expected to have a material and adverse impact on the business of the Indemnified Party (after giving effect to the Transaction) or (y) involves the pursuit of Actions on behalf of the Buyer Indemnified Parties against any Existing Customer under a Purchased Contract material to the ITO Business (as conducted by Buyer, after giving effect to the Transaction), which Existing Customer is material to the ITO Business (as conducted by Buyer, after giving effect to the Transaction), to the extent that the pursuit of such

Actions would be reasonably expected to materially jeopardize the continuation of the business relationship of Buyer with such Existing Customer.

(c)                                  If the Indemnifying Party assumes and controls the defense of a Third Party Claim in accordance with Section 9.3(b) and satisfies the applicable requirements for its control of such defense described in Section 9.3(b), the Indemnified Party (i) shall be permitted to participate in the defense thereof and to employ separate legal counsel of its choice for such purpose, at its own expense (except as otherwise provided for in the next sentence), and (ii) shall have the right to pay or settle such Third Party Claim at any time, in which event (except as otherwise set forth in this Section 9.3(c)), the Indemnified Party shall be deemed to have waived any right to indemnification therefor by the Indemnifying Party, provided that, the Indemnifying Party is released by the Indemnified Party from any liability or obligation in respect thereof pursuant to this Article IX and, to the extent such payment or settlement involves a Third Party Claim asserting any wrongdoing or liability on the part of the Indemnifying Party, by the Person asserting such Third Party Claim against the Indemnified Party.  The Indemnifying Party shall be liable for the reasonable fees and expenses of legal counsel employed by the Indemnified Party in the defense of such Third Party Claim (i) for any period during which the Indemnifying Party has failed to assume the defense thereof (other than during the period prior to the time the Indemnified Party shall have given notice of the Third Party Claim as provided above) and (ii) if, in the Indemnified Party’s good faith judgment, it is advisable, based on the advice of legal counsel, for the Indemnified Party to be represented by separate legal counsel because of an actual or potential conflict between the Indemnifying Party and the Indemnified Party; provided, further, that the Indemnifying Party shall not be so required to pay for more than one such legal counsel for the Indemnified Party.

(d)                                 If the Indemnifying Party assumes and controls the defense of a Third Party Claim in accordance with Section 9.3(b) and satisfies the applicable requirements for its control of such defense described in Section 9.3(b), the Indemnified Party shall reasonably cooperate with the Indemnifying Party in the defense or prosecution thereof. Such cooperation shall include (upon the Indemnifying Party’s written request) making available to the Indemnifying Party records and information, in each case to the extent reasonably relevant to such Third Party Claim, and making employees available (during normal business hours and upon reasonable prior notice) on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, provided that the reasonable out-of-pocket costs incurred by the Indemnified Party in connection therewith (but, for avoidance of doubt, excluding any allocable overhead costs) shall be at the sole cost and expense of, and promptly paid by, the Indemnifying Party.

(e)                                  If the Indemnifying Party does not assume and control the defense of a Third Party Claim in accordance with Section 9.3(b) or does not satisfy the applicable requirements for its control of such defense described in Section 9.3(b), (i) the Indemnified Party shall be entitled to participate in the defense thereof, and, if it so chooses, to assume and control the defense thereof, (ii) the Indemnifying Party shall reasonably cooperate with the Indemnified Party in the defense or prosecution thereof, (iii) the Indemnified Party will not consent to the entry of any judgment, or enter into any settlement, compromise or discharge, with respect to such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not unreasonably be withheld or delayed, unless such judgment, settlement, compromise or discharge includes as an unconditional term thereof the giving by each claimant or plaintiff in such Third Party Claim to the Indemnifying Party of an unconditional release from all liability in respect of such Third Party Claim, in which case such consent shall not be required, and (iv) the Indemnifying Party shall not be liable under this Article IX for any judgment, settlement, compromise or discharge of such Third Party Claim made by the Indemnified Party not made in accordance with clause (i) above.

(f)                                   If the Indemnifying Party does assume and control the defense of a Third Party Claim in accordance with Section 9.3(b) and satisfies the applicable requirements for its control of such defense described in Section 9.3(b), the Indemnifying Party shall be entitled, in its sole discretion, to consent to the entry of any judgment, or enter into any settlement, compromise or discharge, with respect to such Third Party Claim; provided, however, that the Indemnifying Party shall obtain the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, before approving any judgment with respect to such Third Party Claim, or entering into any settlement, compromise or discharge of such Third Party Claim, if (i) pursuant to, or as a result of, such judgment, settlement or compromise, injunctive or other equitable relief or non-monetary provisions will be imposed against the Indemnified Party or any of its Affiliates, (ii) such judgment, settlement or compromise does not include an unconditional release of the Indemnified Party from all liabilities with respect to such Third Party Claim (other than solely with respect to the Indemnifying Party’s Deductible (to the extent such liabilities would constitute Losses to which the Indemnifying Party’s Deductible would be applicable in accordance with the applicable provisions of Section 9.2) in which case the amount thereof shall be deemed applied to the satisfaction of such Deductible), (iii) such judgment, settlement, compromise or discharge contains or involves an admission or statement providing for or acknowledging any criminal wrongdoing or liability on behalf of the Indemnified Party or any of its Affiliates or the debarment or suspension of the Indemnified Party or any of its Affiliates from bidding on any Government Contract or similar determinations, or (iv) the Indemnifying Party does not have the financial ability to satisfy any liability arising under such judgment, settlement, compromise or discharge.

9.4                                               Limitations on Indemnification.

(a)                                 Any Indemnification Claim with respect to the breach of any representation, warranty, covenant or agreement set forth in this Agreement (or in any Transaction Agreement, other than the Transition Services Agreement) required to be made by a Seller Indemnified Party or a Buyer Indemnified Party, as the case may be, on or prior to the expiration of the applicable survival period set forth in Section 9.1, and not so made, shall, with respect to such breach of such representation, warranty, covenant or agreement, be irrevocably and unconditionally released and waived by such party; provided, however, in the event the failure of an Indemnified Party to make such Indemnification Claim within the applicable survival period is due to fraud by the Indemnifying Party, the limitation set forth in this Section 9.4(a) shall not apply.

(b)                                 The calculation of the amount of any Losses for which indemnification is payable under this Article IX (including for purposes of determining whether the Claims-Specific Threshold, the Deductible or the Cap has been met) shall be net of any amounts actually recovered by the Indemnified Party or any of such Indemnified Party’s Affiliates under or pursuant to any insurance policy, title insurance policy, indemnity, reimbursement arrangement or contract with a third party pursuant to which or under which such Indemnified Party or any of such Indemnified Party’s Affiliates is a party or has rights (collectively, “Alternative Arrangements”) with respect to such Losses. If, after an Indemnification Claim by a Buyer Indemnified Party is paid hereunder, (x) such Buyer Indemnified Party recovers amounts under such Alternative Arrangement with respect to the Losses previously paid in respect of such Indemnification Claim pursuant to this Article IX and (y) the amounts so recovered would have reduced the aggregate amount of the Losses for which such Buyer Indemnified Party would have been indemnified under this Article IX had such recovery occurred before such Indemnification Claim was paid hereunder (after giving effect to the applicable provisions of this Article IX regarding the application of the Claims-Specific Threshold, the Deductible or the Cap), Buyer and Seller hereby agree that Buyer (on behalf of such Buyer Indemnified Party) shall refund to Seller an amount (net of collection costs for the amounts so recovered under such Alternative Arrangement) equal to the least of (i) the amount of such reduction that would have occurred, (ii) the amounts so recovered under such Alternative Arrangement, and (iii) the Losses previously paid in respect of such Indemnification Claim pursuant to this Article IX. After the Closing, the Indemnified Party shall, in good faith, make a claim under the applicable insurance policy (if any) in connection with any Indemnification Claim brought by it hereunder and shall use commercially reasonable efforts to pursue such claim, provided that no Indemnified Party shall be required to initiate or threaten to initiate any Action against any insurance carrier in connection herewith.

(c)                                  The calculation of the amount of any Losses for which indemnification is payable under this Article IX (including for purposes of determining whether the Claims-Specific Threshold, the Deductible or the Cap has been met) shall be net of the amount of any Tax benefit that has actually been realized (whether in cash, credits against Taxes, Tax deductions, or similar amounts which have actually reduced Taxes otherwise payable) by the party claiming such Losses or by its Affiliates claiming a Tax loss or Tax credit as a result of such Losses.  The amount of any such Tax benefit shall reflect the present value of such Tax benefit actually realized in or prior to the year in which the indemnification payment is made.

(d)                                 Notwithstanding anything to the contrary in this Agreement, (i) no party shall, in any event, be liable to any other Person for any consequential, incidental, indirect, special or punitive damages of such other Person, including loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to the breach or alleged breach hereof and (ii) in particular, no “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Losses, except, in the case of each of clauses (i) and (ii) above, to the extent such amounts are paid or payable to a third party in respect of a Third Party Claim and an Indemnified Party seeks, following the Closing, indemnification in respect thereof under this Agreement.

(e)                                  Following the Closing, in the event of any breach giving rise to an indemnification obligation under this Article IX, an Indemnified Party shall take and shall use commercially reasonable efforts to cause its Affiliates to take, or shall use commercially reasonable efforts to cooperate with the applicable Indemnifying Party if such cooperation is reasonably requested by the Indemnifying Party in order to take, commercially reasonable measures to mitigate the consequences of the related breach.

(f)                                   Notwithstanding anything in this Agreement, any amounts payable pursuant to the indemnification obligations under this Article IX shall be paid without duplication and in no event shall any party hereto be indemnified under different provisions of this Agreement or the Transaction Agreements for the same Losses.  Notwithstanding anything in this Agreement, in no event shall any amounts payable pursuant to the indemnification obligations under this Article IX by Seller (other than pursuant to Section 9.2(a)(iii) and Actions for fraud by Seller) exceed the Purchase Price paid to Seller, or at its direction, pursuant to the terms hereof.

(g)                                  Set Off.

(i)                                     Notwithstanding anything in this Agreement Buyer may set off any amounts due to Seller pursuant to Section 1.5, Section 1.6 or Section 5.7 against any amounts finally determined to be owed by Seller to the Buyer Indemnified Parties in respect of any Action for indemnification under this Article IX.  For purposes of this Section 9.4(g), “finally determined” shall mean either by the written agreement of the parties or pursuant to the procedures set forth in this Article IX.

(ii)                                  To the extent Buyer has made a claim for indemnification under this Article IX that is not so finally determined, but Buyer intends to set off any amounts due to Seller pursuant to Section 1.5, Section 1.6 or Section 5.7 against the amount with respect to such claim, if any, that is subsequently finally determined to be owed by Seller to the Buyer Indemnified Parties, Buyer shall deposit such amount to be set off in an escrow account with [JP Morgan Chase], pursuant to an escrow agreement in the form mutually agreed by the parties prior to Closing, until such amount is finally determined.

9.5                                               No Other Representations or Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III AND ARTICLE IV (AS MODIFIED BY THE DISCLOSURE SCHEDULES (AS DETERMINED IN ACCORDANCE WITH SECTION 12.12)), OR SET FORTH IN ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT) AND IN THE TRANSACTION AGREEMENTS, EXCEPT IN THE CASE OF FRAUD, (I) NEITHER SELLER NOR BUYER, NOR ANY OTHER PERSON, AS APPLICABLE, MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SELLER, SELLER’S AFFILIATES, BUYER, BUYER’S AFFILIATES, THE ITO BUSINESS, THE PURCHASED ASSETS OR THE TRANSACTION, AS APPLICABLE, (II) EACH OF SELLER AND BUYER DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SELLER OR ANY OF ITS AFFILIATES OR BUYER OR ANY OF ITS AFFILIATES, AS APPLICABLE, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES AND (III) EACH OF SELLER AND BUYER, AS APPLICABLE, HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO BUYER OR SELLER, AS APPLICABLE, OR

THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER OR SELLER, AS APPLICABLE, BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF SELLER OR BUYER, AS APPLICABLE, OR ANY OF THEIR AFFILIATES) NOT EXPRESSLY SET FORTH IN THIS AGREEMENT.  SELLER MAKES NO REPRESENTATIONS OR WARRANTIES TO BUYER REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE ITO BUSINESS (IT BEING UNDERSTOOD THAT THIS LIMITATION SHALL NOT PREVENT OR OTHERWISE AFFECT AN ACTION FOR BREACH OF REPRESENTATION OR WARRANTY, WITH RESPECT TO THE UNDERLYING CAUSE OF ANY FAILURE TO ACHIEVE SUCH SUCCESS OR PROFITABILITY, CONTAINED IN ARTICLE III AND ARTICLE IV (AS MODIFIED BY THE DISCLOSURE SCHEDULES (AS DETERMINED IN ACCORDANCE WITH SECTION 12.12)), OR SET FORTH IN ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT OR ANY TRANSACTION AGREEMENT).

9.6                                               Exclusive Remedy; Nature of Representations and Warranties. Following the Closing Date, except with respect to (a) any Action based on fraud, (b) any Action asserted pursuant to Section 1.6 (which Actions will be resolved pursuant to such Section 1.6), and (c) Actions based on breaches of representations, covenants or agreements contained in the Transaction Agreements (which Actions will be resolved in accordance with the terms of the Transaction Agreements, unless such Transaction Agreement does not provide for a separate and independent process for the resolution of such Actions, in which case any such Action shall be resolved in accordance with the terms of this Agreement), (i) the sole and exclusive remedy for any inaccuracy or breach of any representation, warranty, covenant or other agreement contained in this Agreement or otherwise relating to the Transaction shall be indemnification in accordance with Article VII and this Article IX, and (y) no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, with respect to any such inaccuracy or breach or otherwise relating to the Transaction, it being agreed that all of such other entitlements and remedies and other instances of recourse are expressly waived and released by the parties, to the fullest extent permitted by Law.  Notwithstanding the foregoing, this Section 9.6 shall not operate to limit the rights of the parties to seek equitable remedies (including specific performance or injunctive relief).

9.7                                               Tax Treatment of Indemnity Payment.  Buyer and Seller agree to treat any indemnity payment made pursuant to this Article IX or Article X as an adjustment to the Purchase Price, for all Tax purposes unless otherwise required by law.

9.8                                               Waiver of Subrogation Rights.  Each party hereby waives any subrogation rights that its insurer may have with respect to any Losses subject to indemnification under Article VII or this Article IX, to the extent necessary to preclude such insurer from asserting an indemnification claim for such Losses under Article VII or this Article IX, as applicable, against such party.

9.9                                               Satisfaction of Claims.  Any Losses for which any Indemnified Party shall be entitled to indemnification or payment pursuant to Article VII or this Article IX (in each case to the extent finally determined) shall be satisfied (subject, in each case, to the applicable limitations of this Agreement, including any applicable time and monetary limits set forth in this Agreement) by prompt payment of such amount by Seller or Buyer, as the case may be, by wire transfer of immediately available funds in accordance the written payment instructions provided by the Indemnified Party to the Seller or Buyer, as the case may be, in writing (and the Indemnified Party shall be entitled to exercise all of its rights and remedies at law or in equity in connection therewith).

ARTICLE X
SPECIAL INDEMNIFICATION

10.1                                        Special Indemnification.  From and after the Closing and subject to the limitations and other provisions of this Article X, Seller shall indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Losses resulting or arising from liability or indemnification obligations of Buyer to the applicable Existing Customer under the Customer Contracts which Losses are incurred by the Buyer Indemnified Parties during the applicable Special Indemnification Survival Period (such Losses, the “Special Losses”).

10.2                                        Limitations on Special Indemnification.

(a)                                 Seller’s indemnification obligations under Section 10.1 with respect to a particular Customer Contract shall survive until the end of the Special Indemnification Survival Period with respect to such Customer Contract.  Notwithstanding the foregoing, if a written Action or written notice is given to Seller with respect to an Action under Section 10.1 prior to the expiration of the applicable Special Indemnification Survival Period, such Action shall continue indefinitely until such Action is finally resolved in accordance with this Article X; provided, for the avoidance of doubt, that Seller shall not have any indemnification obligation for any such Losses incurred by the Buyer Indemnified Parties after the expiration of Special Indemnification Survival Period with respect to such Action.

(b)                                 Notwithstanding anything contained herein to the contrary, Seller shall have no liability to the Buyer Indemnified Parties pursuant to Section 10.1 with respect to any Customer Contract unless and until the amount of such Special Losses of the Buyer Indemnified Parities with respect to such Customer Contract exceeds the Special Indemnification Deductible with respect to such Customer Contract, in which case the Buyer Indemnified Parties shall be entitled to indemnification pursuant to Section 10.1, subject to the further limitations set forth in this Article X, with respect to such Actions only for those Special Losses in excess of the Special Indemnification Deductible.

(c)                                  Seller shall have no indemnification obligation to Buyer under this Article X to the extent:  (i) the Special Losses for which indemnification is sought pursuant to Section 10.1 result from the fraud, gross negligence or willful misconduct of Buyer, any Buyer Indemnified Party or any of Buyer’s contractors; (ii) such Special Losses for which indemnification is sought pursuant to Section 10.1 are actually recovered by Buyer from a vendor, supplier or service provider of Buyer (provided, however, that Buyer shall be required to seek any such recovery from any applicable vendor, supplier or service provider prior to seeking recovery from Seller hereunder); or (iii) Buyer fails to take commercially reasonable efforts to mitigate its Special Losses once any problem related to such Customer Contract is identified.

(d)           Set Off.

(i)            Notwithstanding anything in this Agreement Buyer may set off any amounts due to Seller pursuant to Section 1.5, Section 1.6 or Section 5.7 against any amounts finally determined to be owed by Seller to the Buyer Indemnified Parties in respect of any Action for indemnification under this Article X.  For purposes of this Section 10.2(d), “finally determined” shall mean either by the written agreement of the parties or pursuant to the procedures set forth in this Article X.

(ii)           To the extent Buyer has made a claim for indemnification under this Article X that is not so finally determined, but Buyer intends to set off any amounts due to Seller pursuant to Section 1.5, Section 1.6 or Section 5.7 against the amount with respect to such claim, if any, that is subsequently finally determined to be owed by Seller to the Buyer Indemnified Parties, Buyer shall deposit such amount to be set off in an escrow account with JP Morgan Chase & Co., pursuant to an escrow agreement in the form mutually agreed by the parties prior to Closing, until such amount is finally determined.

10.3             Special Indemnification Procedures.

(a)           For all Special Losses, the actual performance of any applicable defense obligations to Existing Customers shall reside solely with Buyer, and Seller’s sole obligation to Buyer shall be for indemnification under the terms and conditions described in this Article X.  For any Special Loss for which Buyer seeks recovery from Seller, Buyer shall provide Seller with prompt written notice of such Special Loss, and such notice shall include specific information regarding the scope of the claim, the alleged damages, and the applicable provisions of the applicable Customer Contract.  Upon request, Buyer shall provide Seller with all reasonable, applicable information related to such Special Loss in Buyer’s possession.  Buyer shall not settle any Special Losses for which Seller has any indemnification obligation hereunder without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed.

(b)           To the extent that any dispute arises between the Buyer and Seller with respect to the indemnification obligations under this Article X, the parties shall attempt to resolve such dispute expeditiously by first referring such dispute to the Senior Vice President, General Counsel and Secretary of Seller and the Vice President, Legal - Enterprise Markets Group of Buyer, who shall confer with each other and attempt in good faith to resolve such dispute.  If, after fifteen (15) Business Days of referring the dispute to the Senior Vice President, General Counsel and Secretary of Seller and the Vice President, Legal - Enterprise Markets Group of Buyer,   the parties are still unable to resolve the dispute, the dispute shall then be referred to the respective Chief Executive Officers of Buyer and Seller, who shall confer with each other and attempt in good faith to resolve such dispute.  If, after thirty (30) Business Days of referring the dispute to the respective Chief Executive Officers of Buyer and Seller, the parties are still unable to resolve the dispute they shall be free to seek any available remedies at law or in equity subject to the provisions of Article XII.

10.4             Exclusive Remedy.  Notwithstanding Article IX, following the Closing Date, the sole and exclusive remedy of the Buyer Indemnified Parties with respect to any Actions for Losses resulting or arising from liability or indemnification obligations of Buyer to the applicable Existing Customer under the Customer Contracts shall be indemnification in accordance with this Article X.  Notwithstanding the foregoing, this Section 10.4 shall not operate to limit the rights of the parties to seek equitable remedies (including specific performance or injunctive relief).

ARTICLE XI
TERMINATION

11.1             Termination.  This Agreement may be terminated prior to the Closing as follows:

(a)           by mutual written consent of Seller and Buyer;

(b)           at the election of Seller or Buyer after the Outside Date, if the Closing shall not have occurred by the close of business on such date, provided that the right to terminate this Agreement under this Section 11.1(b) shall not be available to a party if such party is in material breach of any of its covenants or agreements under this Agreement;

(c)           by Seller or Buyer, if there shall be in effect a final, nonappealable order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transaction; provided, however, that the right to terminate this Agreement under this Section 11.1(c) shall not be available to a party if such order, writ, judgment, injunction, decree, stipulation, determination or award was primarily due to the failure of such party to perform any of its covenants or agreements under this Agreement;

(d)           by Buyer, in the event of a failure of any of the conditions set forth in Section 8.2 hereof, which has not been cured by the Outside Date or waived by Buyer; provided, however, that the right to terminate this Agreement under this Section 11.1(d) shall not be available to Buyer if Buyer is in material breach of any representation, warranty, covenant or other agreement contained in this Agreement; or

(e)           by Seller, in the event of a failure of any of the conditions set forth in Section 8.3 hereof, which has not been cured by the Outside Date or waived by Seller, it being agreed that a failure by Buyer to pay the Purchase Price when due and payable hereunder shall not be a breach capable of being cured and Seller shall have a right to terminate this Agreement immediately upon such failure to pay the Purchase Price; provided that, the right to terminate this Agreement under this Section 11.1(e) shall not be available to Seller if Seller is in material breach of any representation, warranty, covenant or other agreement contained in this Agreement.

11.2             Termination Procedure.  In the event of the termination of this Agreement by Seller, Buyer, or Seller and Buyer pursuant to Section 11.1 hereof, written notice thereof shall forthwith be given to the other party.

11.3             Effect of Termination.  If this Agreement is validly terminated pursuant to Section 11.1 hereof, this Agreement shall immediately become void and of no further force and effect, and all further obligations of the parties under this Agreement shall terminate and such termination shall be without liability or obligation to any party hereunder, except (i) that the obligations of the parties under the Confidentiality Agreement and under Section 6.1 (Publicity), this Article XI, and Article XII (Miscellaneous) of this Agreement shall survive such termination and not be affected thereby, and (ii) that no such termination shall relieve any party from liability for fraud or any intentional and material breach of any representation, warranty or covenant contained in this Agreement.

ARTICLE XII
MISCELLANEOUS

12.1             Expenses.  Except as otherwise specifically provided in this Agreement or the Transaction Agreements, each party shall pay all transaction costs and expenses (including legal, accounting and other professional fees and expenses) incurred by it in connection with the negotiation, execution and performance of this Agreement and the Transaction Agreements and the consummation of the Transaction.

12.2             Notices.  All notices, requests, demands, claims and other communications that are required or may be given by a party pursuant to this Agreement must be in writing and delivered in accordance with the terms below to the other party at the following address (or to the attention of such other Person or such other address as such other party may provide by notice in accordance with this Section 12.2):

if to Buyer, to:

Savvis Communications Corporation

1 Savvis Parkway

St. Louis, MO 63017

Attn: Vice President — Legal, EMG

with a copy (which shall not constitute notice) to:

Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P.
201 St. Charles Avenue
New Orleans, LA 70170-5100
Attn: Asher J. Friend
Facsimile: (504) 589-8362

if to Seller, to:

CIBER, Inc.

6363 South Fiddlers Green Circle, Suite 1400

Greenwood Village, CO 80111

Attention: General Counsel

Facsimile: (303) 224-4125

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

7930 Jones Branch Drive

Ninth Floor

McLean, VA 22102

Attention: Richard T. Horan, Jr.

Facsimile:  (703) 610-6200

and

Hogan Lovells US LLP

1200 Seventeenth Street, Suite 1500

Denver, CO 80202

Attention: Paul Hilton

Facsimile: (303) 899 7333

Any such notice or other communication will be deemed to have been given (i) if personally delivered, when so delivered, against written receipt, (ii) if sent by a nationally recognized overnight delivery service which guarantees next day delivery, one (1) Business Day after being so sent, (iii) if delivered by certified mail, three (3) Business Days following deposit in the United States mail, postage prepaid, (iv) if delivered by telecopier, once such notice or other communication is transmitted to the facsimile number specified above and the appropriate answer back or telephonic confirmation is received, provided that such notice or other communication is promptly thereafter delivered in accordance with the provisions of clauses (i), (ii) or (iii) hereof.  Any notice, request, demand, claim or other communication given hereunder using any other means (including ordinary mail or electronic mail) shall not be deemed to have been duly given unless and until such notice, request, demand, claim or other communication actually is received by the individual for whom it is intended.

12.3             Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party hereto without the prior written consent of the other parties and any purported assignment or delegation in violation hereof shall be null and void except for assignments and transfers by operation of Law.  Notwithstanding the foregoing, Buyer shall have the right to assign all or certain provisions of this Agreement, or any right or interest herein, and may delegate any obligation hereunder, without the consent of Seller, to any Affiliate of Buyer, provided that, no such assignment or delegation shall relieve Buyer of any of its obligations hereunder.

12.4             Bulk Sale and Bulk Transfer Compliance.  Buyer hereby waives compliance by Seller with any applicable bulk sale or bulk transfer Laws of any jurisdiction in connection with the Transaction.

12.5             Amendments and Waiver.  This Agreement may not be modified or amended except in writing signed by the parties hereto, and the terms of this Agreement may be waived only by a written instrument signed by the party or parties waiving compliance.  No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise provided.  No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

12.6             Entire Agreement.  This Agreement (including the Transaction Agreements and the other documents and instruments contained as Annexes, Exhibits and Schedules hereto or thereto expressly contemplated hereby or thereby) contain the entire understanding of the parties relating to the subject matter hereof and thereof supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof and thereof.  The Annexes, Exhibits and Schedules to this Agreement are hereby incorporated by reference into and made a part of this Agreement as if fully set forth in the text hereof.

12.7             Specific Performance.  Each party hereto acknowledges and agrees that money damages would not be a sufficient remedy for any breach of this Agreement by the other party, that the non-breaching party hereto would suffer irreparable harm as a result of any such breach, and that, in addition to all other remedies available under this Agreement or at law or in equity, the non-breaching party hereto shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach or threatened breach, without posting any bond, security or other undertaking and without providing that monetary damages would be inadequate.  In the event of any action by any party to enforce this Agreement, the other party hereto hereby waives the defense that there is an adequate remedy at law.

12.8             No Third Party Beneficiaries.  This Agreement is made for the sole benefit of the parties hereto, and their respective successors and permitted assigns, and for the benefit of the Persons provided for in Article IX and Article X (to the extent specified therein), and, except for the provisions of Article IX and Article X (which are intended to be for the benefit of the Persons provided for therein), nothing contained herein, express or implied, is intended to or shall confer upon any other Person or other any third party any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

12.9             Governing Law.  This Agreement will be governed by and construed and interpreted in accordance with the substantive Laws of the State of Delaware, without giving effect to any conflicts of Law, rule or principle that might require the application of the Laws of another jurisdiction.

12.10           Neutral Construction.  The parties to this Agreement agree that this Agreement was negotiated fairly between them at arm’s length and that the final terms of this Agreement are the product of the parties’ negotiations.  Each party acknowledges and agrees that it has sought and received legal counsel of its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby.  The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against a party or parties on the grounds that the party or parties drafted or was more responsible for drafting the provision(s).

12.11           Severability.  In the event that any one or more of the provisions or parts of a provision contained in this Agreement shall for any reason be held by a court of competent jurisdiction or other Governmental Authority to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement in any other jurisdiction, but this Agreement shall be reformed and construed in such jurisdiction as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction, provided that any such reform or construction does not affect the economic or legal substance of the Transaction in a manner adverse to any party.

12.12           Heading; Interpretation; Schedules and Exhibits.  The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.  References to Sections or Articles, unless otherwise indicated, are references to Sections and Articles of this Agreement.  The words “include,” “includes,” and “including” when used herein are deemed in each case to be followed by the words “without limitation.”  Words (including defined terms) in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires.  The terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement unless otherwise specified.  It is understood and agreed that neither the specifications of any dollar amount nor the inclusion of any specific item in this Agreement, the Schedules or Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no party shall use the fact of setting of such amounts or the fact of the inclusion of such item in the Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes hereof. The Disclosure Schedules may include items or information that Seller or Buyer, as the case may be, is not required to disclose under this Agreement.  Disclosure of information included on any Disclosure Schedule (or portion of any Schedule) shall be considered disclosure for all other Disclosure Schedules (or other portions of other Disclosure Schedules) (other than the Disclosure Schedule corresponding to Section 3.6 (or any portions of such Schedule)) to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other Disclosure Schedules (or such other portions of other Disclosure Schedules).  In addition, the fact that any disclosure on any Schedule is not required to be disclosed in order to render the applicable representation or warranty to which it relates true, or the fact that the absence of disclosure on any Schedule would not constitute a breach of the applicable representation or warranty, shall not be deemed or construed to expand the scope of any representation or warranty hereunder or to establish a standard of disclosure in respect of any representation or warranty.

12.13           Consent to Jurisdiction and Service of Process.  EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN SECTION 1.6 EACH PARTY HERETO IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR IN EQUITY, IN CONTRACT OR IN TORT OR OTHERWISE, RELATING TO THIS AGREEMENT, THE TRANSACTION AGREEMENTS, THE RIGHTS AND OBLIGATIONS OF THE PARTIES ARISING HEREUNDER OR THEREUNDER OR

THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BROUGHT AGAINST A PARTY HERETO OR ANY OF ITS AFFILIATES OR REPRESENTATIVES SHALL BE BROUGHT AND DETERMINED EXCLUSIVELY IN THE DELAWARE COURT OF CHANCERY AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE DELAWARE COURT OF CHANCERY DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE).  SUBJECT TO THE PROVISIONS OF SECTION 1.6 (WHICH SHALL GOVERN ANY DISPUTE ARISING THEREUNDER), EACH PARTY HERETO (I) ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE PERSONAL JURISDICTION OF THE AFORESAID COURTS WITH RESPECT TO ANY SUCH ACTION OR PROCEEDING SPECIFIED IN THE FOREGOING SENTENCE TO BE BROUGHT AND DETERMINED EXCLUSIVELY IN SUCH COURTS (SUCH COURTS, WITH RESPECT TO SUCH ACTION OR PROCEEDING, THE “APPLICABLE COURTS”), (II) IRREVOCABLY AGREES THAT, EXCEPT FOR THE ENFORCEMENT OF ANY JUDGMENT ENTERED BY ANY APPLICABLE COURTS ARISING FROM ANY SUCH ACTION OR PROCEEDING, IT WILL NOT BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS, THE RIGHTS AND OBLIGATIONS OF THE PARTIES ARISING HEREUNDER OR THEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IN ANY COURT OTHER THAN THE APPLICABLE COURTS, (III) IRREVOCABLY WAIVES ANY DEFENSE OF FORUM NON CONVENIENS WITH RESPECT TO ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY OF THE APPLICABLE COURTS, AND (IV) IRREVOCABLY AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY OF THE APPLICABLE COURTS AFTER THE EXPIRATION OF ANY PERIOD PERMITTED FOR APPEAL AND SUBJECT TO ANY STAY DURING APPEAL SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFORESAID COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY IN THE MANNER PROVIDED IN SECTION 12.2. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF ANY PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

12.14           Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION AGREEMENTS, THE RIGHTS AND OBLIGATIONS OF THE PARTIES ARISING HEREUNDER OR THEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS

REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.14. IN THE EVENT OF ANY SUCH LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

12.15           Counterparts.  This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument.  Facsimile and pdf signatures shall be treated as original signatures for all purposes hereunder.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the parties hereto. Until and unless each party has received a counterpart hereof signed by all parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

12.16           Non-Recourse.  Except for fraud, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of the Buyer or Seller or their respective Affiliates shall have any personal Liability for any obligations or liabilities of Seller under this Agreement, any other Transaction Agreement or any claim based on, in respect of, or by reason of, the Transaction.

12.17           Inconsistencies with Other Agreements.  In the event of any inconsistency between the provisions in the body of this Agreement and those in the Transaction Agreements referred to herein, the provisions in the body of this Agreement will prevail and govern.  The indemnification provisions contained in Article IX and Article X of this Agreement shall govern the indemnification rights, procedures and limitations of the parties with respect to indemnification under the Selling Subsidiary Acquisition Agreements.

12.18           Obligations of Seller and Buyer.  Whenever this Agreement requires a Subsidiary or other Affiliate of Seller to take any action, that requirement shall be deemed to include an undertaking on the part of Seller to cause that Subsidiary or other Affiliate of Seller to take that action. Whenever this Agreement requires a Subsidiary or other Affiliate of Buyer to take any action, that requirement shall be deemed to include an undertaking on the part of Buyer to cause that Subsidiary or other Affiliate of Buyer to take that action.

12.19           Confidentiality Agreement.  Buyer acknowledges that all information provided to it or its Affiliates or its or their respective Representatives by or on behalf of Seller is subject to the terms of the applicable provisions of the Confidentiality Agreement, provided, that (a) the limitations on disclosure specified therein shall not be applicable to any disclosures by Buyer or its Affiliates or any of their respective Representatives to the extent that such disclosures are express exceptions in this Agreement to the limitations on disclosure set forth in this Agreement and (b) in the event of a conflict between provisions of the Confidentiality Agreement and provisions of this Agreement, the provisions of this Agreement shall govern.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed by a duly authorized officer as of the date first above written.

CIBER, INC.

By:	/s/ David C. Peterschmidt
Name:	David C. Peterschmidt

Title:	President & CEO

SAVVIS COMMUNICATIONS CORPORATION

By:	/s/ James E. Ousley
Name:	James E. Ousley

Title:	Chief Executive Officer

ANNEX I

DEFINITIONS

1.             Certain Definitions.  For all purposes of and under this Agreement, the following terms shall have the respective meanings set forth below:

“Accounts Receivable” means all accounts receivable as of a certain date, including accounts receivable for (1) amounts billed but unpaid as of such certain date; and (2) unbilled amounts including (i) for goods and services clearly identified with the period prior to such certain date, and (ii) for services rendered that overlap that certain date, an equitable proration of accounts receivable related to such services.

“Action” means any claim (including a third-party claim), action, cause of action, suit or proceeding, arbitral action, governmental inquiry, criminal prosecution or other investigation.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, that Person.  For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities, by contract or otherwise.

“AMS Employees” means those Business Employees who are primarily dedicated to supporting Application Managed Services on behalf of the ITO Business, irrespective of wherever such Business Employees may be physically located.

“Bid” means any final quotation, bid or proposal, solicited or unsolicited, made by Seller that if accepted or awarded to Seller would lead to a Contract (a) with respect to an Existing Customer as of the date of this Agreement, with additional or different terms and conditions as those reflected in the Contract with such Existing Customer, (b) with any Prospective Customer for the sale of products or services by the ITO Business, or (c) worth more than $250,000 on an annual basis with any Prospective Customer or Existing Customer for the sale of products or services by the ITO Business.

“Bill of Sale and Assignment and Assumption Agreement” means that certain Bill of Sale and Assignment and Assumption Agreement, dated as of the Closing Date, between Buyer and Seller, in substantially the form of Exhibit A hereto.

“Business Day” means any weekday (Monday through Friday) on which commercial banks in New York, New York are open for business.

“Business Employee Liabilities” means all obligations, liabilities, commitments and rights with respect to the Continuing Employees and the Non-Continuing Employees that Buyer is obligated to assume, honor or purchase pursuant to Section 1.1(c)(v), Section 5.7 and Section 6.3, in addition to all retention bonuses in connection with Seller’s key employee retention bonus program described on Schedule 1.3(c), accrued bonuses, severance obligations and accrued base salary and/or wages through the Closing Date (excluding any payroll taxes related thereto (including FICA, Medicare and unemployment taxes)) with respect to the Continuing Employees.

“Business Excluded Intellectual Property” means the Intellectual Property set forth on Schedule 1.9, which Intellectual Property is used with the ITO Business, but, except as expressly provided otherwise, is excluded from the applicability of this Agreement.

“Buying Subsidiaries” means the subsidiaries of Buyer listed on Schedule I.1 hereto.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Confidentiality Agreement” means the Confidentiality Agreement dated September 27, 2011, between Buyer and Seller.

“Contract” means any contract, agreement, non-governmental license, sales and purchase orders, indenture, note, bond, instrument, lease, conditional sales contract, mortgage, license, franchise agreement, concession agreement, guaranty, binding commitment or other agreement.

“Controlled Group” means any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

“Customer Intellectual Property” means the Intellectual Property owned, used or licensed by customers of the ITO Business or of Seller that is stored on Seller’s Hardware or IT Systems or that is otherwise held or used by the ITO Business on behalf of such customers.

“Credit Agreement” means that certain Credit Agreement, dated May 7, 2012, by and among Seller and certain of its Affiliates and the Lenders.

“Earn-Out Amount” means the earn-out amount to be paid by Buyer to Seller based on the total Monthly Recurring Revenue as described in Section 1.6(a) as of January 31, 2014, listed on the Final Earn-Out Determination Report, as indicated on Annex II hereto.

“Earn-Out Period” means the period beginning on the Closing Date and ending on December 31, 2013.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, adverse claim of ownership or use, restriction on transfer (such as a right of first refusal or other similar right), defect of title, or other encumbrance of any kind or character.

“Environmental Encumbrance” means any Encumbrance in favor of any Governmental Authority for Environmental Liabilities.

“Environmental Law” means any applicable Law, order, regulation, decree, permit, license, ordinance, or other federal, state, county, provincial, local or foreign governmental requirements in effect prior to and as of the Closing Date relating to pollution, the protection of human health and the environment, or the Release of any Hazardous Substance into the environment, including the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. 9601 et seq., as amended; the Resource Conservation and

Recovery Act (“RCRA”), 42 U.S.C. 6901 et seq., as amended; the Clean Air Act (“CAA”), 42 U.S.C. 7401 et seq., as amended; the Clean Water Act (“CWA”), 33 U.S.C. 1251 et seq., as amended; the Occupational Safety and Health Act (“OSHA”), 29 U.S.C. 655 et seq.

“Environmental Liability” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, natural resource damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions an d interest incurred as a result of any claim or demand by any governmental authority or any third party, and which relate to any environmental condition, violation or alleged violation of Environmental Laws or Releases of Hazardous Substances at, onto, from, beneath or otherwise relating to (i) any of the Real Property or any other properties or facilities currently or formerly owned, leased, operated or otherwise used by the ITO Business or a predecessor in interest; (ii) adjoining properties or businesses; or (iii) any facilities which received Hazardous Substances generated by the ITO Business or a predecessor in interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

“FIRPTA Certificate” means an affidavit of Seller dated as of the Closing Date, sworn under penalty of perjury and in form and substance as required under the Treasury Regulations issued pursuant to Sections 897 and 1445 of the Code stating that at no time during the five years preceding the Closing Date were any of the Purchased Assets “United States real property interests” as defined in Section 897 of the Code or that Seller is not a “foreign person” as defined in Section 1445 of the Code.

“Fundamental Buyer Representations” means the representations and warranties of Buyer set forth in Sections 4.1 (Organization), 4.2 (Authority) and 4.6 (Brokers).

“Fundamental Seller Representations” means the representations and warranties of Seller set forth in Sections 3.1 (Organization), 3.2 (Authority), 3.12 (Taxes), 3.19 (Brokers) and 3.20 (Title and Sufficiency of Assets).

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time and consistently applied.

“Governmental Authority” means any federal, state, municipal, local or foreign government and any court, tribunal, arbitral body, administrative agency, department, subdivision, entity, commission or other governmental, government appointed, quasi-governmental or regulatory authority, reporting entity or agency, domestic, foreign or supranational.

“Governmental Order” means any Law, order, judgment, injunction, decree, stipulation or determination issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction.

“Hardware” means any computer hardware, equipment and peripherals of any kind and of any platform, including desktop and laptop personal computers, handheld computerized devices, servers, mid-range and mainframe computers, process control and distributed control systems, and all network and other communications and telecommunications equipment.

“Hazardous Substance” means petroleum, friable or damaged asbestos containing materials, petroleum by-products, polychlorinated biphenyls and any other chemicals, materials, substances or wastes which are currently defined or regulated as toxic or hazardous to human health or the environment under any Environmental Law, including those defined or regulated as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “toxic air pollutants,” “hazardous air pollutants,” “pollutants,” or “contaminants”.

“HIPAA” means the Health Insurance Portability and Accountability Act, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

“HITECH” means the Health Information Technology for Economic and Clinical Health Act, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

“Indebtedness” with respect to any Person, means, at any time without duplication, (i) all indebtedness of such Person for borrowed money (whether current or funded, or secured or unsecured); (ii) all obligations of such Person for the deferred purchase price of property or services including as an “earn-out” or other consideration for the acquisition of a business or assets and whether contingent or otherwise (other than trade payables incurred in the ordinary course of such Person’s business); (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (iv) all obligations of such Person as lessee (or in respect of synthetic leases) which are required to be capitalized in accordance with GAAP; (v) all obligations in respect of letters of credit, to the extent drawn, surety bonds, to the extent drawn, and bankers’ acceptances issued for the account of such Person; (vi) all obligations secured by an Encumbrance on the assets or properties of such Person; (vii) all obligations of such Person for interest, fees and other expenses, prepayment penalties, and breakage costs, or any of them, owed with respect to any indebtedness or obligations referred to above; and (viii) all indebtedness or obligations referred to above which are directly or indirectly guaranteed by any such Person or which any such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it is liable (contingently or otherwise) or has otherwise assured a creditor against loss; provided, however, that Indebtedness does not include any deferred Taxes shown on the Financial Statements.

“Indemnification Claim” means any Action in respect of which payment may be sought under Article IX of this Agreement.

“Intellectual Property” means all foreign and domestic (i) registered and unregistered trademarks, service marks, trade names, logos, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, symbols, trade dress, assumed names, fictitious names, and other indicia of origin, and all goodwill associated therewith and symbolized thereby; (ii) inventions, discoveries and ideas, whether patentable or not, and all patents and patent applications therefor (collectively, “Patents”); (iii)  trade secrets and confidential or proprietary business or technical information and know-how, including processes, schematics, databases, data, formulae, drawings, prototypes, models, designs and customer lists; (iv) published and unpublished works of authorship, registered and unregistered copyrights in all works, including Software, “moral” rights and mask work rights and applications for copyright registrations; (v) electronic data processing, information, recordkeeping, communications, telecommunications, account management, inventory management and other such Hardware and Software (including all databases, firmware, hardware and related documentation) and web sites (including the content and underlying architecture) (collectively, “IT Systems”); (vi) applications, divisions, continuations, continuations-in-part, renewals, reissuances, extensions, restorations, reversions, and modifications of the foregoing (as applicable); and (vii) all other intellectual property or proprietary rights and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including rights to recover for past, present and future violations thereof.

“IRCA” means the Immigration Reform and Control Act of 1986, as amended.

“Key Employees” means those Business Employees listed on Schedule 8.2(e).

“Knowledge of Buyer,” “Buyer’s Knowledge,” and phrases of similar import mean, with respect to any matter in question relating to Buyer, the actual knowledge of such matter by any of Jens Teagan and Pete Bazil, in each case after (and assuming) reasonable inquiry.

“Knowledge of Seller,” “Seller’s Knowledge,” and phrases of similar import mean, with respect to any matter in question relating to Seller or the ITO Business, the actual knowledge of such matter by any of Cynthia Boucher, Jeffrey Edelman, Rick Gaisser, George Maroulakos and Gerald Tywoniuk, in each case after (and assuming) reasonable inquiry it being understood that, for purposes of Section 3.16, “reasonable inquiry” does not require environmental testing or sampling of any kind.

“Law” means any supranational, federal, state, country, provincial, local or foreign statute, law, ordinance, regulation, directive, rule, code or rule of common law.

“Liability” means any indebtedness, obligation and other liability (whether absolute, accrued, matured, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due), including, any fine, penalty, judgment, award or settlement respecting any judicial, administrative or arbitration proceeding, damage, loss, claim or demand with respect to any Law.

“Lenders” means Wells Fargo Bank, N.A. and the other lenders party to the Credit Agreement.

“License” means any franchise, approval, permit, order, authorization, consent, license, registration or filing, certificate, variance and any other similar right obtained from or filed with any Governmental Authority.

“Losses” (and “Loss” in the singular) means all damages, losses, Actions, liabilities, demands, charges, suits, penalties, costs and expenses (including reasonable attorneys’ fees and expenses and reasonable out-of-pocket costs of investigating, preparing or defending any such claim).

“Material Adverse Effect” means any event, change, effect or development that, either individually or in the aggregate with all other events, changes, effects or developments, (x) has had, or would be reasonably expected to have, a material adverse effect on the financial condition, assets, or results of operations of the ITO Business, taken as a whole or (y) has, or would be reasonably expected to, materially impair the ability of Seller to consummate the Transaction; provided, however, that, for purposes of clause (x) above, no events, changes, effects or developments directly or indirectly resulting from or arising out of the following shall be considered in determining whether a Material Adverse Effect has occurred or would be reasonably expected to occur: (i) conditions in the United States or foreign economies or securities or financial markets in general (so long as the foregoing do not adversely affect the ITO Business in a materially disproportionate manner relative to the other participants in the industry in which the ITO Business participates); (ii) conditions affecting the industry in which the ITO Business participates (so long as the foregoing do not adversely affect the ITO Business in a materially disproportionate manner relative to the other participants in the industry in which the ITO Business participates); (iii) earthquakes or other natural disasters, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions (so long as the foregoing do not adversely affect the ITO Business in a materially disproportionate manner relative to the other participants in the industry in which the ITO Business participates); (iv) the announcement or performance of this Agreement, except, in each case, to the extent such events, changes, effects or developments arise out of (x) material breaches by Seller of its contractual obligations hereunder or (y) material breaches by Seller of its contractual obligations under other Contracts to which it is a party which arise out of the performance by Seller of this Agreement; (v) any action taken or not taken by Seller either required or contemplated to be taken or not taken, as applicable, by (A) the terms of this Agreement or (B) with the prior written consent of Buyer, except, in the case of clause (v)(A) above, to the extent such events, changes, effects or developments arise out of (x) material breaches by Seller of its contractual obligations hereunder or (y) material breaches by Seller of its contractual obligations under other Contracts to which it is a party which arise out of the performance by Seller of this Agreement; (vi) changes in applicable Laws (so long as the foregoing do not materially disproportionately affect the ITO Business relative to the other participants in the industry in which the ITO Business participates); or (vii) any failure, in and of itself, by Seller to meet internal projections or forecasts or revenue or earnings predictions with respect to the ITO Business for any period ending on or after the date of this Agreement (it being understood that the exception set forth in this clause (vii) shall not prevent or otherwise affect a determination that the underlying cause of any failure referred to in this clause (vii) (if not otherwise falling within any of the exceptions set forth in this proviso) is a Material Adverse Effect).

“Material Contract” means any Purchased Contract, except those Purchased Contracts set forth on Appendix I, the Real Property Leases and the Contracts listed on Schedule 5.5(a).  Those Purchased Contracts that are Purchased Contracts by operation of Section 1.1(c)(v) shall be deemed “Material Contracts” only for purposes of representations and warranties made as of the Closing Date.

“Monthly Recurring Revenue” means for a particular month, (a) with respect to Article X and Section 1.6(a)(i), the sum of monthly services revenue generated by Buyer or any of its Affiliates from an Existing Customer pursuant to the terms of the applicable Customer

Contract(s) associated with such Existing Customer, (b) with respect to Section 1.6(a)(ii), the sum of monthly services revenue generated by Buyer or any of its Affiliates pursuant to a direct written Contract between Seller or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, for the purchase of such services, (c) with respect to Section 1.6(a)(iii), the sum of monthly recurring charges due to Buyer or any of its Affiliates under the MSRA (and in each of (a), (b) and (c) above, such revenue or charges, as the case may be, as determined and recognized in accordance with GAAP consistently applied with the past practices of Seller). Monthly Recurring Revenue shall (i) include revenue generated in the applicable month from an Existing Customer even if such Existing Customer has given a notification of future cancellation, (ii) include deferred revenue previously recorded by the Buyer now recognized in that particular month, (iii) exclude revenue to be recorded in future months for future services for an Existing Customer that has signed a contract in that month for service expansion in the future (unless revenue is realized in that month), (iv) exclude revenue related to set-up fees, project work not contracted to extend through the remaining months of the contract or work that is short term in nature, (v) exclude non-recurring revenue and service credit adjustments, and (vi) exclude any payments made by Seller or any of its Affiliates to Buyer or any of its Affiliates under the Transition Services Agreement.  Calculations of Monthly Recurring Revenue shall be consistent with the example calculation set forth in Annex V hereto.

“Ordinary Course of Business” means, except with respect to Purchased Contracts noted below, the ordinary course of business of the ITO Business consistent with its past practice.  With respect to Purchased Contracts, “Ordinary Course of Business” includes entry into purchase orders, change orders, statements of work and similar documents or modifications (other than those purchase orders, change orders, statements of work and similar documents or modifications that have revenue equal to or greater than $250,000 on an annual basis (“Material Orders”), in which case such purchase orders, change orders, statements of work and similar documents or modifications shall be deemed, for purposes of this Agreement, not to be in the Ordinary Course of Business) entered into under existing service agreements, except for those changes (irrespective of whether such changes are also Material Orders) that alter or include additional or different terms and conditions to a master services agreement other than extensions of the term thereunder or such changes as required by Law.

“Organizational Documents” means, with respect to any Person (other than an individual), the articles or certificate of incorporation, bylaws, certificate of formation, limited liability company operating agreement, or other similar organizational documents of such Person.

“Other Business Intellectual Property” means the Other Business Licensed Intellectual Property and the Other Business Owned Intellectual Property.

“Other Business Licensed Intellectual Property” means Intellectual Property used in connection with the ITO Business that is licensed to Seller or any of its Affiliates by any Person and that is not Purchased Licensed Intellectual Property, Business Excluded Intellectual Property or Customer Intellectual Property.

“Other Business Owned Intellectual Property” means Intellectual Property that is owned by Seller or any of its Affiliates and used in connection with the ITO Business and that is not

Purchased Business Owned Intellectual Property, Business Excluded Intellectual Property or Customer Intellectual Property.

“Outside Date” means November 25, 2012.

“Permitted Encumbrances” means (i) Encumbrances arising pursuant to any Indebtedness of Seller that will be released effective as of the Closing; (ii) statutory encumbrances incurred or deposits made in the Ordinary Course of Business in connection with workers compensation, employment insurance and other social security legislation (and for which there are adequate accruals or reserves specifically set forth on the Applicable Balance Sheet); (iii) Encumbrances for current Taxes not yet due and payable or which are being contested in good faith and, as a result thereof, are not currently payable (and, in either case, for which there are adequate accruals or reserves specifically set forth on the Applicable Balance Sheet); (iv) builder, mechanic, warehousemen, materialmen, contractor, workmen, repairmen, carrier or other similar Encumbrances arising and continuing in the Ordinary Course of Business for obligations that are not yet due and payable (and for which there are adequate accruals or reserves specifically set forth on the Applicable Balance Sheet); (v) Encumbrances securing rental payments under capital lease arrangements of Seller, provided that such Encumbrances will be released effective as of the Closing; (vi) Encumbrances (and the affected assets or properties) specifically disclosed in the notes to the Applicable Balance Sheet; (vii) as to any parcel of Real Property, (x) all matters of record prior to the date hereof (excluding, however, any mortgage, deed to secure debt, deed of trust, security agreement, judgment lien or statutory claim of lien or any other title exception or defect that is monetary in nature, other than those in favor of Buyer) and (y) any other easement, encroachment, encumbrance or other condition on such Real Property that does not adversely affect in any material respect, either individually or in the aggregate, the use or occupancy of such Real Property as currently used by Seller in the Ordinary Course of Business or render title thereto uninsurable; (viii) as to any Intellectual Property of Seller relating to the ITO Business, customary customer license rights under Customer Contracts; and (ix) Encumbrances as of the date hereof set forth on Schedule 1.5.

“Person” means any individual, general or limited partnership, firm, corporation, limited liability company, association, trust, joint venture, unincorporated organization or other entity or Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing.

“Purchased Business Intellectual Property” means the Purchased Business Owned Intellectual Property and the Purchased Business Licensed Intellectual Property.

“Purchased Business Licensed Intellectual Property” means Intellectual Property used primarily with the ITO Business that is licensed to Seller or any of its Affiliates by any Person, as set forth on Schedule 1.1(f). The Purchased Business Licensed Intellectual Property shall not include any Customer Intellectual Property.

“Purchased Business Owned Intellectual Property” means Intellectual Property that is owned by Seller or any of its Affiliates and used primarily with the ITO Business, as set forth on

Schedule 1.1(f). The Purchased Business Owned Intellectual Property shall not include any Customer Intellectual Property.

“Real Property Lease Transfer Documents” shall mean transfer documents in appropriate form for recordation with the applicable Governmental Authorities, in order to effectuate the Real Property Lease related transactions contemplated by Article I, which are mutually satisfactory to the parties.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Substance into the environment.

“Remedial Action” means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Substances in the indoor or outdoor environment; (ii) prevent or minimize a Release of Hazardous Substances so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; (iv) comply with or address violations of Environmental Laws; or (v) any other actions required by any Environmental Law or Governmental Authority.

“Representatives” means, with respect to a Person, such Person’s Affiliates, and such Person’s and such Person’s Affiliates respective officers, directors, employees, accountants, counsel, advisors, agents, and representatives.

“Seller Names and Marks” means the name “CIBER” together with all variations and acronyms thereof and all trade names, trademarks, service marks, brands, logos, emblems, identifying symbols, and Internet domain names related thereto or containing, incorporating, associated with, or comprising any of the foregoing, including any transliterations thereof or any name or mark confusingly similar thereto.

“Selling Subsidiaries” means the subsidiaries of Seller listed on Schedule I.2 hereto.

“Selling Subsidiary Assets” means those Purchased Assets owned or held for use by a Selling Subsidiary.

“Selling Subsidiary Acquisition Agreements” means definitive transfer agreements relating to the transfer to Buyer or an Affiliate of Buyer of the portion of the ITO Business held or operated by the Selling Subsidiaries, (i) in the form of Exhibit D1 and Exhibit D2, (ii) in substantially the form of Exhibit D3, and (iii) with respect to Exhibit D4, in a form to be agreed to by the parties prior to Closing.

“Severance Deduction” means the Final Severance Amount, up to a maximum of One Million Five Hundred Thousand Dollars ($1,500,000).

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; (iv) all documentation, including user manuals and other training documentation related to any of the foregoing; and (v) any of the foregoing that is installed on Hardware, in any and all forms and media, whether recorded on paper, magnetic media or other electronic or non-electronic media.

“Special Indemnification Deductible” means with respect to a particular Customer Contract, (a) for Customer Contracts with a Monthly Recurring Revenue as of the Closing Date of less than or equal to $25,000: $600,000; (b) for Customer Contracts with a Monthly Recurring Revenue as of the Closing Date between $25,001 and $50,000: $1,200,000; (c) for Customer Contracts with a Monthly Recurring Revenue as of the Closing Date between $50,001 and $100,000: $2,400,000; and (d) for Customer Contracts with a Monthly Recurring Revenue as of the Closing Date of more than $100,000: an amount equal to two (2) multiplied by the Annual Recurring Revenue with respect to such Customer Contract.  For purposes of this definition, “Annual Recurring Revenue” shall mean the Monthly Recurring Revenue of a particular Customer Contract as of the Closing Date multiplied by twelve (12).

“Special Indemnification Survival Period” means, with respect to a particular Customer Contract, the period beginning on the Closing Date and ending on the earlier of:  (i) the expiration of the then current term (as of the Closing Date) and any applicable periods of continuing post-contract service obligations such as transition assistance of such Customer Contract that exist as of the Closing Date; (ii) the replacement of such Customer Contract by a new contract between Buyer and the applicable Existing Customer or an Affiliate thereof; or (iii) the execution by Buyer and the applicable Existing Customer or an Affiliate thereof of any amendment (other than changes to entity names, notice addresses, or similar administrative changes) with respect to the applicable Customer Contract.

“Straddle Period” means any Tax period that begins before the Closing and ends after the Closing.

“Subcontract” means a subcontract to be entered as of the Closing between Buyer (or an Affiliate thereof) and CIBER Europe Limited in a form mutually agreed by the parties whereby CIBER Europe Limited shall subcontract to Buyer (or an Affiliate thereof) the performance of CIBER Europe Limited’s obligations under that certain International SAP Managed Services Contract dated as of May 11, 2009 between Marks and Spencer PLC and CIBER Europe Limited.

“Subsidiary” means, with respect to any Person, any entity of which (i) securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) 50% or more of the equity interests are at the time directly or indirectly owned by such Person. For purposes of this Agreement, the Subsidiaries of Seller shall be deemed to include only those Subsidiaries which have right, title and interest in or to the Purchased Assets or otherwise participate in the ITO Business.

“Tax” means any federal, state, local or foreign income, gross receipts, sales, value added, stamp duty, stamp duty land, national insurance contribution, use, ad valorem, employment, severance, transfer, gains, profits, excise, franchise, property, capital stock, premium, minimum and alternative minimum or other taxes, fees, levies, duties, assessments or charges of any kind or nature whatsoever imposed by any Governmental Authority (whether payable directly or by withholding), together with any interest, penalties (civil or criminal), additions to, or additional amounts imposed by, any Governmental Authority with respect thereto, and any expenses incurred in connection with the determination, settlement or litigation of any Liability therefore.

“Tax Accountant” means an accounting firm of international reputation mutually agreeable to Buyer and Seller.

“Tax Return” means a report, return or other information required to be supplied to a Governmental Authority with respect to any Tax.

“Transaction” means the transactions contemplated hereby and by the Transaction Agreements.

“Transaction Agreements” means (i) the Real Property Lease Transfer Documents, (ii) the Transition Services Agreement, (iii) the Bill of Sale and Assignment and Assumption Agreement, (iv) the Selling Subsidiary Acquisition Agreements, (v) the Subcontract and (vi) any other agreement, document, certificate or instrument executed and delivered by a party in connection with the transactions contemplated by this Agreement (including any certificates delivered by a party pursuant to Article II or Article VIII of this Agreement).

“Transition Services Agreement” means that Transition Services Agreement, dated as of the Closing Date, between Buyer and Seller, in a form to be agreed to by the parties prior to Closing.

“Vendor Contracts” means those Contracts with third-party vendors set forth on Schedule 1.1(c)(iv).

2.             Certain Additional Definitions.  For all purposes of and under this Agreement, the following terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each such term below:

Term	Section

Agreement	Preamble
Allocation Schedule	1.7
Alternative Arrangements	9.4(b)
Applicable Balance Sheet	3.5(a)
Applicable Courts	12.13
Assumed Liabilities	1.3
Balance Sheet Date	3.6
Basket	9.2(c)(i)
Books and Records	1.1(g)
Business Employee	3.10(d)
Buyer	Preamble
Buyer Indemnified Parties	9.2(a)
Buyer Services Proposal	6.13(b)(iii)

Cap	9.2(c)(i)
Claim Notice	9.3(a)
Claims-Specific Threshold	9.2(c)(i)
Closing	2.1
Closing Date	2.1
Closing Date Purchase Price	1.5(b)
Closing Financial Statements	8.2(f)
Continuing Employees	6.3(a)
Covered Providers	6.13(a)(iii)
Customer Information	3.9(i)
Customer Contracts	1.1(c)
Disclosure Schedules	Article III
Disputed Item	1.1(c)
Employee Contracts	1.6(b)
Employee Pension Benefit Plan	3.11(a)
Employee Welfare Benefit Plan	3.11(a)
Estimated Severance Amount	5.7(b)(i)
Excluded Assets	1.2
Excluded Contracts	1.2(d)
Excluded Liabilities	1.4
Existing Customers	1.6(a)
Export Control Laws	3.15(b)
Final Earn-Out Determination Report	1.6(c), (d)(viii)
Final Severance Amount	5.7(b)(ii)
Financial Statements	3.5(a)
Indemnified Party	9.3(a)
Indemnifying Party	9.3(a)
Indemnity Examples	9.2(d)
Independent Accountant	1.6(b)(ii)
Insurance Policies	3.17
IT Systems	Annex I
ITO Business	Recitals
Limited Updated Schedules	2.2(g)
Material Concession	5.5(b)
Material Licenses	3.15(e)
Materials	6.5
Monthly Unaudited Financial Statements	3.5(a)
MSRA	1.6(a)
Non-Continuing Employees	5.7(a)
Objection Notice	1.6(b)
Other Provider	6.13(a)(v)
Patents	Annex I
Physical Purchased Assets	1.1
Plans	3.11(a)
Privacy Policies	3.9(i)
Proposed Earn-Out Determination Report	1.6(a)

Prospective Customers	5.1(a)(v)
Purchase Price	1.5(b)
Purchased Assets	1.1
Purchased Contracts	1.1(c)
Real Property	3.13(b)
Real Property Lease	3.13(b)
Remaining Customer	6.13(a)(i)
Restricted Services	6.13(a)(vi)
Restrictive Period	6.13(b)
Review Period	1.6(b)
Schedule	Article III
Section 409A	3.11(e)
Seller	Preamble
Seller Indemnified Parties	9.2(b)
Special Losses	10.1
Specified Laws	3.15(c)
Subsequent Monthly Financial Statements	5.9
Suit	3.9(b)
Tax Audit	7.3(a)
Tax Indemnified Person	7.3(a)
Tax Items	7.3(c)
Third Party Claim	9.3(a)
Transfer Taxes	7.4
Unaudited Financial Statements	3.5(a)
Unrestricted Services	6.13(a)(ii)
WARN Act	5.7(b)

ANNEX II

EARN-OUT CALCULATION

Total Monthly Recurring Revenue, as of December 31, 2013,	Earn-Out Amount
$6,000,000 – 6,500,000	$4,000,000
$6,500,001 – 7,000,000	$5,000,000
$7,000,001 – 7,500,000	$6,000,000
$7,500,001 – 8,000,000	$7,000,000
$8,000,001 – 8,500,000	$8,000,000
$8,500,001 – 9,000,000	$9,000,000
$9,000,001 – 9,500,000	$10,000,000
$9,500,001 – 10,000,000	$11,000,000
$10,000,001 – 10,500,000	$12,000,000
$10,500,001 and up	$13,000,000

ANNEX III

COVENANTS

Pre-Closing:

•                                          Section 5.1

•                                          Section 5.2

•                                          Section 5.4

•                                          Section 5.5

•                                          Section 5.6

•                                          Section 5.7

•                                          Section 5.8

•                                          Section 5.9

•                                          Section 5.10

•                                          Section 5.11

•                                          Section 5.12

•                                          Section 5.13

Post-Closing/Ongoing:

•                                          Section 1.6

•                                          Section 6.1

•                                          Section 6.2

•                                          Section 6.3

•                                          Section 6.4

•                                          Section 6.5

•                                          Section 6.6

•                                          Section 6.7

•                                          Section 6.8

•                                          Section 6.9

•                                          Section 6.10

•                                          Section 6.11

•                                          Article VII

ANNEX IV

INDEMNITY EXAMPLES(1)

Example

Six months after the Closing Date, Buyer makes a claim against Seller for a breach of its representations and warranties made in each of Sections 3.3 (No Violation; Third Party Consents), 3.6 (Undisclosed Liabilities) and 3.7 (Absence of Material Adverse Effect and Certain Changes).

1.              Buyer makes a claim for indemnification with respect to Section 3.3(b) for Losses in the aggregate amount of $12,000, based principally on the allegation that Seller failed to disclose two Material Contracts, the first of which terminated as a result of the Transaction and the second of which resulted in a breach that requires Buyer to pay liquidated damages. Specifically, Buyer’s alleged Loss of $12,000 is aggregated from three related Actions pursuant to which Seller’s breach of Section 3.3(b) caused Buyer to suffer Losses of (i) $4,000 related to reasonable attorneys’ fees incurred in connection with Buyer’s efforts to enforce the terminated contract, (ii) $5,000 related to expenses incurred in securing a contract with a different party to replace the terminated contract, and (iii) $3,000 related to the liquidated damages payment made by Buyer under the terms of the separate contract which was breached.

2.              Buyer makes a claim for indemnification with respect to Section 3.6 for Losses in the amount of $99,000 based on the allegation that Seller failed to disclose a liability assumed by Buyer that was required to be reserved against and described on the Applicable Balance Sheet, which Buyer now has to satisfy with a third party within 10 days or risk being in default.(2)

3.              Buyer makes a claim for indemnification with respect to Section 3.7 for Losses in the amount of $9,000 based on the allegation that Seller failed to disclose the transfer to a third party of a license under the Purchased Business Intellectual Property, which $9,000 amount reflects the cost incurred by Buyer to replace the services provided under the transferred license.

Buyer may assert a claim for indemnification for total Losses in the amount of $111,000, representing Buyer’s (i) $12,000 Loss as a result of Seller’s breach of Section 3.3(b) and (ii) $99,000 Loss as a result of Seller’s breach of Section 3.6. Each of the $12,000 Loss (due to the

(1) The purpose of this Annex IV and the example are to guide a potential trier of fact with respect to analyzing the Claims-Specific Threshold and the Basket contained in Article IX and an application of the “materiality scrape” provided in Section 9.2(d)).

(2) In the event the liability referenced herein was not assumed by Buyer, it would constitute an Excluded Liability and Buyer’s ability to recover any Losses with respect to this claim would not be subject to the Claims-Specific Threshold, Basket or Cap.

ability of Buyer to aggregate the Losses of $4,000, $5,000 and $3,000 resulting from related Actions) and $99,000 Loss exceed the Claims-Specific Threshold. In the aggregate, these Losses also exceed the Basket.  Buyer may not assert a claim for indemnification for Losses related to Seller’s breach of Section 3.7(f) because the Loss of $9,000 does not exceed the Claims-Specific Threshold and, as a result, cannot be counted towards the Basket or further towards the Cap.

Assuming Buyer and Seller are unable to mutually resolve Buyer’s claims for indemnification, litigation ensues.

The trier of fact, when making his assessment as to the existence of a breach or the amount of Losses suffered by Buyer shall take into account Section 9.2(d) of the Agreement and disregard any Material Adverse Effect and materiality qualifications contained in Sections 3.3(b), 3.6 and 3.7(f) as follows:

3.3       No Violation; Third Party Consents.  Except as set forth on Schedule 3.3 and Section 3.4, the execution and delivery by Seller of this Agreement and the Transaction Agreements to which Seller and each of the Selling Subsidiaries is a party, the performance by Seller and each of the Selling Subsidiaries of their obligations hereunder and thereunder, as applicable, and the consummation by Seller and each of the Selling Subsidiaries of the Transaction, will not conflict with, contravene or violate, result in a breach of, constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, acceleration or cancellation under, the terms and provisions of (a) Seller or any of the Selling Subsidiaries’ Organizational Documents, (b) any Material Contract, (c) any Law applicable to the ITO Business or any Governmental Order issued by a Governmental Authority by which Seller or any of the Selling Subsidiaries are bound or obligated, (d) result in the creation or imposition of any Encumbrances (other than Permitted Encumbrances) on any assets or properties of Seller and the Selling Subsidiaries (including the Purchased Assets) related~~material~~ to the ITO Business, or (e) except as set forth on Schedule 3.3(e), require a consent, waiver, approval, order or authorization of, or registration, qualification, designation, declaration or filing with respect to the transfer of the Purchased Assets; ~~except, in the case of clauses (b) and (c) of this Section 3.3, as would not have a Material Adverse Effect.~~

3.6       Undisclosed Liabilities.  Except as set forth on Schedule 3.6, Seller and its Affiliates do not have any Liabilities related to the ITO Business that would have been required to be reflected in, reserved against or otherwise described on the Applicable Balance Sheet or in the notes thereto, and were not so reflected, reserved against or described, other than ~~(i)~~ those incurred in the Ordinary Course of Business since the date of the Applicable Balance Sheet (the “Balance Sheet Date”) that have not arisen from any breach of contract, breach of warranty, tort, infringement claim, violation of applicable Law, or any Action ~~and (ii) those that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.~~

3.7       Absence of Material Adverse Effect and Certain Events.  Except as set forth on Schedule 3.7, since June 30, 2011, (i) the ITO Business has been conducted in the Ordinary Course of Business and (ii) there has not been:

(f)               any transfer or grant of any ~~material~~ rights or ~~material~~ licenses under, or entrance into any settlement regarding the breach or infringement of, any Purchased Business Intellectual Property, or any ~~material~~ modification of any existing rights with respect thereto;

After considering Buyer’s claims and reading out any Material Adverse Effect or materiality qualifiers in each of Sections 3.3(b), 3.6 and 3.7(f), since Buyer’s claim, after taking into account the Claims-Specific Threshold, exceed the Basket, Buyer shall be entitled to seek to recover damages for all Losses irrespective of the Basket, but subject to the terms and conditions of the Agreement and applicable law.(3)

(3) For the avoidance of doubt, assuming in this example that Buyer is successful in its claims for Losses in excess of the Basket, Buyer’s right to seek indemnification for future Actions against Seller after giving effect to the example above shall (i) not be subject to the Basket and (ii) remain subject to the Claims-Specific Threshold.

ANNEX V

SAMPLE MONTHLY RECURRING REVENUE CALCULATION

Total revenue from                     attributable to the ITO Business for June 2012 was $                . In order to determine Monthly Recurring Revenue, the following revenue elements (included in the $               ) are deducted as they do not meet the definition:

(1)                                 Product sales of $             , captured by unique project codes within PeopleSoft and booked to the product revenue account within the income statement; and

(2)                                 Non recurring revenue of $           , captured by unique project codes within PeopleSoft that have been manually identified to be short term or project oriented in nature (i.e. revenue that is not charged for each month of the remainder of the term of the relevant purchase order, change order, statement of work or similar contract).

Finally, a manual review of the remaining client project codes within PeopleSoft is undertaken for other adjustments required by the definition of Monthly Recurring Revenue, which in the case of June 2012 totaled $             . This adjustment amount could be positive or negative. For example, a service credit reducing revenue in the month would need to be added back to revenue in order to determine Monthly Recurring Revenue.

Therefore, Monthly Recurring Revenue for                            in June 2012 is $              ($              -$              - $              +/- $             ).